Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to any aspect of this Composite Document or as to the action to be taken, you should consult a licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or otherwise transferred all your securities in ERA Mining Machinery Limited, you should at once hand this Composite Document and the accompanying Forms of Acceptance to the purchaser(s) or transferee(s), licensed securities dealer or registered institution in securities or other agent through whom the sale or transfer was effected for transmission to the purchaser(s) or transferee(s).

This Composite Document should be read in conjunction with the accompanying Forms of Acceptance, the contents of which form part of the terms and conditions of the Offers.

The Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited and Hong Kong Securities Clearing Company Limited take no responsibility for the contents of this Composite Document and the accompanying Forms of Acceptance, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Composite Document and the accompanying Forms of Acceptance.

Caterpillar (Luxembourg) Investment Co. S.A. (Incorporated in Luxembourg with limited liability)

(formerly known as “ERA Holdings Global Limited ”)

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 8043)

COMPOSITE OFFER AND RESPONSE DOCUMENT
VOLUNTARY CONDITIONAL OFFER BY

CITIGROUP GLOBAL MARKETS ASIA LIMITED ON BEHALF OF
CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.,
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CATERPILLAR INC.,
TO ACQUIRE ALL THE ISSUED SHARES IN THE SHARE CAPITAL OF

ERA MINING MACHINERY LIMITED
AND

FOR THE CANCELLATION OF ALL THE OUTSTANDING
SHARE OPTIONS OF ERA MINING MACHINERY LIMITED

Financial Adviser to the Offeror and Caterpillar	Joint Financial Advisers to ERA

Independent Financial Adviser to the Independent Board Committee

Holders of Shares and Options should inform themselves of and observe any applicable legal or regulatory requirements. See “Important Notice” beginning on page 3 of this Composite Document and “General Information – General matters relating to the Offers – Availability of the Offers” beginning on page 32 of this Composite Document.

Capitalised terms used in this cover page have the same meaning as those defined in the section headed “Definitions” in this Composite Document. A letter from Citigroup containing, among other things, the details of the terms and conditions of the Offers is set out on pages 14 to 35 of this Composite Document. A letter from the board of ERA is set out on pages 36 to 44 of this Composite Document. A letter from the Independent Board Committee containing its recommendation to the ERA Shareholders and ERA Optionholders in respect of the Offers is set out on pages 45 to 46 of this Composite Document. A letter from the Independent Financial Adviser containing its advice to the Independent Board Committee in respect of the Offers is set out on pages 47 to 88 of this Composite Document.

The procedures for acceptance and settlement of the Offers are set out in Appendix I to this Composite Document and in the accompanying Forms of Acceptance. Acceptances of the Share Offer and the Option Offer contained herein should be received by the Registrar and the Company Secretary, respectively, by no later than 4:00 p.m. on 21 May 2012 or such later time or date as the Offeror may determine and announce, with the consent of the Executive and in accordance with the Takeovers Code.

Any persons including, without limitation, custodians, nominees and trustees, who would, or otherwise intend to, forward this Composite Document and/or the Forms of Acceptance to any jurisdiction outside of Hong Kong should read the details in this regard which are contained in the section headed “General Information – General matters relating to the Offers – Availability of the Offers” of the letter from Citigroup in this Composite Document before taking any action. It is the responsibility of each overseas ERA Shareholder and overseas ERA Optionholder wishing to accept the Offers to satisfy himself, herself or itself as to full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required and the compliance with other necessary formalities or legal requirements. Overseas ERA Shareholders and overseas ERA Optionholders are advised to seek professional advice on deciding whether to accept the Offers.

30 April 2012

CHARACTERISTICS OF GEM

GEM has been positioned as a market designed to accommodate companies to which a higher investment risk may be attached than other companies listed on the Stock Exchange. Prospective investors should be aware of the potential risks of investing in such companies and should make the decision to invest only after due and careful consideration. The greater risk profile and other characteristics of GEM mean that it is a market more suited to professional and other sophisticated investors.

Given the emerging nature of companies listed on GEM, there is a risk that securities traded on GEM may be more susceptible to high market volatility than securities traded on the Main Board of the Stock Exchange and no assurance is given that there will be a liquid market in the securities traded on GEM.

i

ii

EXPECTED TIMETABLE

The timetable set out below is indicative only and any changes to the timetable will be announced by the Offeror and ERA.

Despatch date of the Composite Document	30 April 2012

Opening date of the Share Offer and the Option Offer	30 April 2012

First Closing Date (Note 1)	21 May 2012

Latest time for acceptance of the Share Offer and the Option Offer on the first Closing Date (Note 2)	4:00 p.m. on 21 May 2012

Announcement of the results of the Share Offer and the Option Offer as at the first Closing Date, on the website of the Stock Exchange	7:00 p.m. on 21 May 2012

Latest date for posting of remittances to ERA Shareholders and ERA Optionholders in respect of valid acceptances received by the first Closing Date, assuming the Share Offer and the Option Offer become, or are declared, unconditional on such date (Note 3)

30 May 2012

Latest time and date by which the Share Offer can become or be declared unconditional as to acceptances (Note 4)	7:00 p.m. on 29 June 2012

Latest time and date by which the Share Offer and the Option Offer can become or be declared unconditional in all respects (Note 4)	7:00 p.m. on 20 July 2012

Notes:

(1)                       The Share Offer and the Option Offer will close for acceptances at 4.00 p.m. on 21 May 2012 unless the Offeror revises or extends the Offers in accordance with the Takeovers Code. The Offeror has the right under the Takeovers Code to extend the Offers until such date as it may determine in accordance with the Takeovers Code (or as permitted by the Executive in accordance with the Takeovers Code). The Offeror will issue an announcement in relation to any extension of the Offers, which announcement will state either the next Closing Date or, if the Share Offer is at that time unconditional as to acceptances, a statement that the Offers will remain open until further notice. In the latter case, at least 14 days’ notice in writing must be given before the Share Offer and the Option Offer are closed to those ERA Shareholders and those ERA Optionholders who have not accepted the Share Offer and the Option Offer, respectively.

(2)                       Beneficial owners of Shares who hold their Shares in CCASS directly as an investor participant or indirectly via a broker or custodian participant should note the timing requirements (set out in Appendix I) for causing instructions to be made to CCASS in accordance with the General Rules of CCASS and CCASS Operational Procedures.

(3)                       Remittances in respect of the consideration for the Shares tendered under the Share Offer will be posted to those ERA Shareholders accepting the Share Offer as soon as possible, but in any event within seven Business Days from the later of the date of receipt by the Registrar of all the relevant documents to render the acceptance under the Share Offer complete and valid, and the date on which the Offers become or are declared unconditional in all respects.

Remittances in respect of consideration for the Options tendered under the Option Offer will be posted to those ERA Optionholders accepting the Option Offer as soon as possible, but in any event within seven Business Days from the later of the date of receipt by the Company Secretary of all relevant documents to render the acceptance under the Option Offer complete and valid, and the date on which the Offers become or are declared unconditional in all respects.

(4)                       In accordance with the Takeovers Code, when the Share Offer and the Option Offer become or are declared unconditional in all respects, at least 14 days’ notice in writing must be given before the Share Offer and the Option Offer are closed to those ERA Shareholders and ERA Optionholders who have not accepted the Share Offer and Option Offer, respectively. In accordance with the Takeovers Code, except with the consent of the Executive, the Share Offer may not become or be declared unconditional as to acceptances after 7.00 p.m. on the 60th day after the day this Composite Document was posted. Accordingly, unless the Share Offer has previously become unconditional as to acceptances, the Share Offer and the Option Offer will lapse on 29 June 2012 unless extended with the consent of the Executive. If the Share Offer becomes or is declared unconditional as to acceptances, the Offeror may declare the Share Offer and the Option Offer open for acceptances (i) up to the date four months from the day this Composite Document was posted or (ii) if the Offeror has by that time become entitled to exercise compulsory acquisition rights, until any such later date as the Offeror may choose to close the Share Offer and the Option Offer in accordance with the Takeovers Code.

All time references contained in this Composite Document are to Hong Kong time.

IMPORTANT NOTICE

Both the Cash Alternative and the Loan Note Alternative will be conditional on the Share Offer becoming or being declared unconditional in all respects and will remain open for so long as the Share Offer remains open for acceptance.

The Loan Notes and the related guarantee have not been, and absent the filing of a registration statement or the availability of an applicable exemption from registration or other waiver, will not be, offered, sold or delivered, directly or indirectly into any jurisdiction where to do so would constitute a violation thereof or a violation of any other relevant laws of such jurisdiction.

Notice to US holders of Shares:

The Offers will not be submitted to the review or registration procedures of any regulator outside of Hong Kong and have not been approved or recommended by any governmental securities regulator. The Offers, including the Loan Note Alternative in respect of the Share Offer, will be made in the United States pursuant to the Tier 1 exemption (i) from the US tender offer rules provided by Rule 14d-1(c) under the US Exchange Act and (ii) from the registration requirements of the US Securities Act provided by Rule 802 thereunder. Accordingly, the Offers will be governed by disclosure requirements and other regulations and procedures of a non-US country, including with respect to withdrawal rights and offer timetable, that are different from those of the US. To the extent that the Offers are subject to the US securities laws, such laws only apply to holders of Shares and Options in the US and no other person has any claims under such laws.

The Share Offer will be made for the securities of a Cayman company and is subject to Hong Kong disclosure requirements, which are different from those of the United States. Other than the financial information of the Caterpillar Group, which has been prepared in accordance with US GAAP, the financial information included in this Composite Document has been prepared in accordance with the accounting principles of the Hong Kong Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US GAAP.

The receipt of cash and/or Loan Notes pursuant to the Share Offer and the receipt of cash pursuant to the Option Offer by a US holder of Shares or Options, respectively, may be a taxable transaction for US federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each holder of Shares or Options is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Share Offer and the Option Offer, respectively.

It may be difficult for US holders of Shares or Options to enforce their rights and claims arising out of the US federal securities laws, since the Offeror and ERA are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. US holders of Shares or Options may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with normal Hong Kong practice and pursuant to Rule 14e-5(b) of the US Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Shares outside of the United States, other than pursuant to the Offers, before or during the period in which the Offers remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

NOTICE TO HOLDERS OUTSIDE OF HONG KONG AND THE US

The making and implementation of the Share Offer to holders of Shares and the Option Offer to the holders of Options who are not resident in Hong Kong or the US may be subject to the laws of the relevant jurisdictions in which such holders are located. Such holders should inform themselves about and observe any applicable legal or regulatory requirements.

For further discussion, see, the section headed “General Information – General matters relating to the Offers – Availability of the Offers” of the letter from Citigroup in this Composite Document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Composite Document contains forward-looking statements, which may be identified by words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “seek”, “estimate”, “will”, “would” or words of similar meaning, that involve risks and uncertainties, as well as assumptions, that, if they were to materialise or prove incorrect, could cause the results of the Offeror, Caterpillar and ERA and their respective consolidated subsidiaries to differ materially from those express or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Each of the Offeror, Caterpillar and ERA assumes no obligation and does not intend to update these forward-looking statements, except as required pursuant to applicable law. Nothing in this Composite Document is intended to be a profit forecast or be interpreted to mean that earnings per share of the Offeror, Caterpillar or ERA for the current or future financial years would necessarily match or exceed the historical published earnings per share of the Offeror, Caterpillar or ERA.

DEFINITIONS

In this Composite Document, unless the context requires otherwise, the following expressions have the meanings set out below:

“2013 Redemption Date”	means 30 April 2013;

“2013 Redemption Amount”	means the amount payable in respect of each HK$1.00 of Loan Notes on the 2013 Redemption Date;

“2014 Redemption Date”	means 30 April 2014;

“2014 Redemption Amount”	means the amount payable in respect of each HK$1.00 of Loan Notes on the 2014 Redemption Date;

“Announcement”	means the joint announcement issued by the Offeror, Caterpillar and ERA on 10 November 2011 in relation to the Offers;

“Aggregate Redemption Amount”	means the aggregate of the 2013 Redemption Amount and the 2014 Redemption Amount;

“associate”	has the meaning ascribed to that term in the Listing Rules;

“Board”	means the board of directors of ERA from time to time;

“Business Days”	means a day on which securities listed on the Stock Exchange are traded;

“Cash Alternative”

means the option of an ERA Shareholder to receive HK$0.88 per Share payable in cash under the Share Offer, as set out in the section headed “The Share Offer and the Option Offer – Consideration for the Share Offer – the Cash Alternative” of the letter from Citigroup in this Composite Document;

“Caterpillar”	means Caterpillar Inc., a Delaware corporation whose shares are listed on the New York Stock Exchange;

“Caterpillar Directors”	means the directors of Caterpillar from time to time;

“Caterpillar Group”	means Caterpillar and its subsidiaries from time to time;

“Cayman Islands Companies Law”	means the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands;

“CCASS”	means the Central Clearing and Settlement System established and operated by HKSCC;

“Citigroup”

means Citigroup Global Markets Asia Limited, a registered institution under the SFO, licensed to conduct Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts) and Type 6 (advising on corporate finance) regulated activities under the SFO, and a licensed bank under the Banking Ordinance (Cap. 155 of the Laws of Hong Kong);

“Closing Date”

means the first closing date of the Share Offer and the Option Offer, being the 21st day after the date on which this Composite Document is posted, or any subsequent closing date as may be announced by the Offeror and approved by the Executive;

“Company Secretary”	means the company secretary of ERA;

“Composite Document”	means this document, comprising the Offer Document and the Response Document and related Appendices thereto;

“Concert Party(ies)”	in relation to a particular person, means a party(ies) acting in concert with that person, as determined in accordance with the Takeovers Code;

“Conditions”	means the conditions to the Offers, as set out under the section headed “Conditions” of the letter from Citigroup in this Composite Document;

“Conditions Long Stop Date”	means the date which is 60 calendar days after the posting of this Composite Document, unless the date has been extended by the Offeror with the consent of ERA and the Executive;

“Consolidated Gross Profit”

the audited gross profit of the ERA Group on a consolidated basis as determined in accordance with the Hong Kong Financial Reporting Standards as issued by the Hong Kong Institute of Certified Public Accountants, adjusted to eliminate the impact of any changes in Hong Kong Financial Reporting Standards in effect after 31 December 2011;

“Controlling Shareholders”	means Emory Williams, James Edward Thompson III and MML;

“December 2010 Net Asset Value Per Share”

means the net asset value per Share of HK$0.218 being calculated by dividing the total net asset value of ERA as stated in the audited consolidated financial statements of ERA for the financial year ended 31 December 2010 by the total number of Shares in issue as of 31 December 2010;

“December 2011 Net Asset Value Per Share”

means the net asset value per Share of HK$0.229 being calculated by dividing the total net asset value of ERA as stated in the audited consolidated financial statements of ERA for the financial year ended 31 December 2011 by the total number of Shares in issue as of 31 December 2011;

“Director Shareholders”	means Lee Jong Dae and Christopher John Parker;

“Disinterested Shares”	has the meaning ascribed to it in Note 6 to Rule 2 of the Takeovers Code, being Shares other than those which are owned by the Offeror or its Concert Parties;

“ERA”	means ERA Mining Machinery Limited, a company incorporated in the Cayman Islands and whose Shares are listed on GEM;

“ERA Directors”	means the directors of ERA from time to time;

“ERA Group” or “Group”	means ERA and its subsidiaries from time to time;

“ERA Optionholders”	means the registered holders of the Options from time to time;

“ERA Shareholders”	means registered holders of the Shares from time to time;

“Executive”	means the Executive Director of the Corporate Finance Division of the SFC and any of its delegates;

“Forms of Acceptance”	means the WHITE Form of Share Offer Acceptance and the PINK Form of Option Offer Acceptance, and “Form of Acceptance” shall be construed accordingly;

“frustrating action”	has the meaning ascribed to it in the Takeovers Code;

“GEM”	means the Growth Enterprise Market of the Stock Exchange;

“HK$”	means Hong Kong Dollars, the lawful currency of Hong Kong;

“HKSCC”	means Hong Kong Securities Clearing Company Limited;

“HKSCC Nominees”	means HKSCC Nominees Limited;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Independent Board Committee”	means the independent committee of the Board established pursuant to Rule 2.1 of the Takeovers Code;

“Independent Financial Adviser”	means Quam Capital Limited, a corporation licensed to conduct Type 6 (advising on corporate finance) regulated activity under the SFO;

“Investor Participants”	means the persons admitted to participate in CCASS as investor participants;

“Irrevocable Undertakings”	means the irrevocable undertaking dated 10 November 2011 given by the Controlling Shareholders and the irrevocable undertakings dated 10 November 2011 given by each of the Director Shareholders;

“June 2011 Net Asset Value Per Share”

means the net asset value per Share of HK$0.230 being calculated by dividing the total net asset value of ERA as stated in the consolidated financial statements of ERA for the six months ended 30 June 2011 by the total number of Shares in issue as of 30 June 2011;

“Last Trading Date”	4 November 2011, being the final day of trading prior to suspension of trading in the Shares and the last trading day for the Shares before the date of the Announcement;

“Latest Practicable Date”	26 April 2012, being the latest practicable date prior to the despatch of this Composite Document for the purpose of ascertaining certain information for inclusion in this Composite Document;

“Listing Rules”	means the Rules Governing the Listing of Securities on GEM;

“Loan Note Alternative”

means the option of an ERA Shareholder to receive Loan Notes in respect of some or all of their Shares under the Share Offer, redeemable in the manner set out in the section headed “The Share Offer and the Option Offer – Consideration for the Share Offer – the Loan Note Alternative” of the letter from Citigroup in this Composite Document;

“Loan Noteholder”	means a holder of Loan Notes;

“Loan Notes”

means the loan notes, constituted under a loan note certificate executed by the Offeror, to be issued by the Offeror to an ERA Shareholder upon the ERA Shareholder’s election to receive the Loan Note Alternative in respect of some or all of its Shares;

“MML”	means Mining Machinery Ltd., which is owned by Emory Williams as to 32.66% and James Edward Thompson III as to 67.34%;

“MOFCOM”	means the Ministry of Commerce of the PRC;

“Offer Document”

means the document required to be issued by, or on behalf of, the Offeror to all ERA Shareholders and ERA Optionholders in accordance with the Takeovers Code containing, inter alia, details of the Offers and the terms and conditions of the Offers and forming part of this Composite Document;

“Offer Period”

means the period from the date of the Announcement until whichever is the latest of (i) the date when the Offers close for acceptances, (ii) the date when the Offers lapse, (iii) the time when the Offeror announces that the Offers will not proceed, (iv) the date when an announcement is made of the withdrawal of the Offers and (v) the latest date on which ERA Shareholders can elect to receive the Cash Alternative or the Loan Note Alternative under the Share Offer in respect of some or all of their Shares and ERA Optionholders can elect to accept the Option Offer in respect of some or all of their Options;

“Offeror”	means Caterpillar (Luxembourg) Investment Co. S.A., an indirect wholly-owned subsidiary of Caterpillar;

“Offeror Directors”	means the directors of the Offeror from time to time;

“Offeror Shares”	means the shares of par value US$1.00 in the share capital of the Offeror;

“Offers”	means the Share Offer and the Option Offer;

“Option Offer”

means the cash offer by Citigroup, on behalf of the Offeror, to the ERA Optionholders to cancel their Options, as described in the section headed “The Share Offer and the Option Offer – Offer to ERA Optionholders” of the letter from Citigroup in this Composite Document;

“Options”

means options granted by ERA on 10 July 2008 and 12 August 2011 pursuant to its share option schemes adopted on 5 June 2001 and 14 July 2011, respectively, entitling the ERA Optionholder(s) to subscribe for new Share(s);

“PINK Form of Option Offer Acceptance”	means the form of acceptance in respect of the Option Offer accompanying this Composite Document;

“PRC”	means the People’s Republic of China (excluding Hong Kong, Macau and Taiwan);

“Pre-Condition”	means the pre-condition to the making of the Offers as described in the section headed “Pre-Condition to the Offers” of the Announcement;

“Pre-payment Redemption Amount”

means:

if the early redemption occurs prior to the 2013 Redemption Date, HK$1.15 per HK$1.00 of Loan Notes redeemed (i.e. the maximum Aggregate Redemption Amount); or

if the early redemption occurs after the 2013 Redemption Date, HK$1.15 per HK$1.00 of Loan Notes redeemed LESS the 2013 Redemption Amount already paid;

“Registrar”	means Boardroom Share Registrars (HK) Limited of 12th Floor, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong;

“Relevant Authorities”	means all appropriate governments and/or governmental bodies, regulatory bodies, courts or institutions;

“Response Document”

means the document required to be issued by ERA to the ERA Shareholders and ERA Optionholders in accordance with the Takeovers Code containing, inter alia, the board circular of ERA and forming part of this Composite Document;

“RMB”	Renminbi, the lawful currency of the PRC;

“SEC”	means the United States Securities and Exchange Commission;

“SFC”	means the Securities and Futures Commission of Hong Kong;

“SFO”	means the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong);

“Share Offer”	means the voluntary offer by Citigroup, on behalf of the Offeror, to acquire all of the Shares, comprised of the Cash Alternative and the Loan Note Alternative;

“Shares”	means the ordinary shares of HK$0.01 each in the issued share capital of ERA;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“subsidiaries”	has the meaning ascribed to that term in the Listing Rules;

“substantial shareholders”	has the meaning ascribed to that term in the Takeovers Code;

“Takeovers Code”	means the Code on Takeovers and Mergers;

“US”	means the United States of America;

“US Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“US GAAP”	means the generally accepted accounting principles in the United States;

“US Securities Act”	means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“US$”	means US Dollars, the lawful currency of the United States of America;

“Vasky”	means Vasky Energy Ltd., a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of ERA;

“WHITE Form of Share Offer Acceptance”	means the form of acceptance in respect of the Share Offer accompanying this Composite Document; and

“Zhengzhou Siwei”	means Zhengzhou Siwei Mechanical & Electrical Equipment Manufacturing Co., Ltd., a wholly-owned subsidiary of ERA.

Certain amounts and percentage figures in this Composite Document have been subject to rounding adjustments.

For the purpose of this Composite Document, all amounts denominated in US$ have been translated (for information only) into HK$ using the exchange rate of US$1.00: HK$7.80 and all amounts denominated in RMB have been translated (for information only) into HK$ using the exchange rate of RMB1.00:HK$1.21. Such translation shall not be construed as a representation that amounts of US$ and RMB were or may have been converted.

LETTER FROM CITIGROUP

30 April 2012

To the ERA Shareholders and ERA Optionholders

Dear Sir or Madam,

1.                           INTRODUCTION

On 10 November 2011, the Offeror, Caterpillar and ERA jointly announced that the Offeror, an indirect wholly-owned subsidiary of Caterpillar, would, subject to the satisfaction of the Pre Condition, make a voluntary conditional offer to acquire all the issued share capital of ERA and to cancel the outstanding Options held by the ERA Optionholders.

The directors of both the Offeror and ERA subsequently jointly announced on 17 April 2012 that the Pre-Condition had been satisfied on that date.

This letter forms part of the Composite Document and sets out certain background information on the Offeror, the reasons for making the Offers and the intentions of the Offeror in relation to the ERA Group. The terms of the Offers are set out in this letter, Appendix I and in the Forms of Acceptance.

Your attention is also drawn to the letter from the Board of ERA on pages 36 to 44, the letter from the Independent Board Committee on pages 45 to 46 and the Letter from the Independent Financial Adviser on pages 47 to 88 in the Composite Document.

2.                           THE SHARE OFFER AND THE OPTION OFFER

Consideration for the Share Offer

The consideration for the Share Offer comprises the Cash Alternative and/or the Loan Note Alternative.

Pursuant to the Share Offer, Citigroup is offering on behalf of the Offeror to acquire the issued Shares in consideration for:

(a)                                  Cash Alternative: HK$0.88 in cash per Share; and/or

(b)                                 Loan Note Alternative: a HK$1.00 Loan Note per Share, issued by the Offeror, which will entitle the holder to receive on redemption, in respect of each HK$1.00 of Loan Notes redeemed, a minimum of HK$0.75 and up to HK$1.15.

Each Loan Note will carry an entitlement to receive a capital payment on each of the 2013 Redemption Date and the 2014 Redemption Date. The 2013 Redemption Amount payable will be determined by reference to the Consolidated Gross Profit of ERA for the financial year ending 31 December 2012. The 2014 Redemption Amount payable will be determined by reference to the aggregate Consolidated Gross Profit of ERA for the two consecutive financial years ending 31 December 2013. The payment of all amounts under the Loan Notes will be guaranteed by Caterpillar.

The Offeror will not conduct, or change the nature of, ERA’s business in such a way so as to intentionally diminish ERA’s Consolidated Gross Profit and therefore the Aggregate Redemption Amount.

The amount of the 2013 Redemption Amount and the 2014 Redemption Amount will be determined in accordance with the following table:

	2013
	Redemption
Consolidated Gross	Amount		2014 Redemption Amount (HK$ per HK$ 1.00 of Loan Notes)
Profit	(HK$ per		Aggregate Consolidated Gross Profit in 2012 and 2013 (in HK$ mm)
in 2012	HK$ 1.00 of	Less than	1,500–	1,589–	1,667–	1,745–	1,831
(in HK$ mm)	Loan Notes)	1,500	1,589	1,667	1,745	1,831	or greater

Less than 650	0.750	0.000	0.200	0.250	0.300	0.350	0.400
650 – 693	0.850	0.000	0.100	0.150	0.200	0.250	0.300
693 – 732	0.875	0.000	0.075	0.125	0.175	0.225	0.275
732 – 779	0.900	0.000	0.050	0.100	0.150	0.200	0.250
779 – 826	0.925	0.000	0.025	0.075	0.125	0.175	0.225
826 or greater	0.950	0.000	0.000	0.050	0.100	0.150	0.200

Note:                  Each range of Consolidated Gross Profit and aggregate Consolidated Gross Profit set out in the above table is inclusive of the first figure, and exclusive of the last figure, in such range.

For example, if the Consolidated Gross Profit of ERA for the financial year ending 31 December 2012 was HK$700 million, the 2013 Redemption Amount would be HK$0.875 per HK$1.00 of Loan Notes. If the aggregate Consolidated Gross Profit of ERA for the two consecutive financial years ending 31 December 2013 was then HK$1,700 million, the 2014 Redemption Amount would be HK$0.175 per HK$1.00 of Loan Notes. The Aggregate Redemption Amount would therefore be HK$1.05 per HK$1.00 of Loan Notes.

The Cash Alternative, the 2013 Redemption Amount and the 2014 Redemption Amount will be financed by the Offeror. All ERA Shareholders are entitled to elect to receive the Cash Alternative in respect of some of their Shares and the Loan Note Alternative in respect of the remainder of their Shares, or to elect to receive either the Cash Alternative or the Loan Note Alternative in respect of all of their Shares.

The Cash Alternative

The cash consideration of HK$0.88 per Share under the Cash Alternative represents:

(a)          a premium of approximately 1.1% over the closing price of the Shares of HK$0.87 per Share as quoted on the Stock Exchange on the Latest Practicable Date;

(b)         a premium of approximately 33.3% over the closing price of the Shares of HK$0.660 per Share as quoted on the Stock Exchange on the Last Trading Date;

(c)          a premium of approximately 33.6% over the volume weighted average closing price of the Shares of HK$0.658 per Share as quoted on the Stock Exchange for the 5 consecutive trading days up to and including Last Trading Date;

(d)         a premium of approximately 36.2% over the volume weighted average closing price of the Shares of HK$0.646 per Share as quoted on the Stock Exchange for the 10 consecutive trading days up to and including the Last Trading Date;

(e)          a premium of approximately 57.6% over the volume weighted average closing price of the Shares of HK$0.558 per Share as quoted on the Stock Exchange for the 30 consecutive trading days up to and including the Last Trading Date;

(f)            a premium of approximately 100.1% over the volume weighted average closing price of the Shares of HK$0.440 per Share as quoted on the Stock Exchange for the 60 consecutive trading days up to and including the Last Trading Date;

(g)         a premium of approximately 284.3% over the December 2011 Net Asset Value Per Share;

(h)         a premium of approximately 281.8% over the June 2011 Net Asset Value Per Share; and

(i)             a premium of approximately 304.2% over the December 2010 Net Asset Value Per Share.

The Loan Note Alternative

The minimum Aggregate Redemption Amount of HK$0.75 in respect of each HK$1.00 of the Loan Notes represents:

(a)          a discount of approximately 13.8% over the closing price of the Shares of HK$0.87 per Share as quoted on the Stock Exchange on the Latest Practicable Date;

(b)         a premium of approximately 13.6% over the closing price of the Shares of HK$0.660 per Share as quoted on the Stock Exchange on the Last Trading Date;

(c)          a premium of approximately 13.9% over the volume weighted average closing price of the Shares of HK$0.658 per Share as quoted on the Stock Exchange for the 5 consecutive trading days up to and including Last Trading Date;

(d)         a premium of approximately 16.1% over the volume weighted average closing price of the Shares of HK$0.646 per Share as quoted on the Stock Exchange for the 10 consecutive trading days up to and including the Last Trading Date;

(e)          a premium of approximately 34.3% over the volume weighted average closing price of the Shares of HK$0.558 per Share as quoted on the Stock Exchange for the 30 consecutive trading days up to and including the Last Trading Date;

(f)            a premium of approximately 70.6% over the volume weighted average closing price of the Shares of HK$0.440 per Share as quoted on the Stock Exchange for the 60 consecutive trading days up to and including the Last Trading Date;

(g)         a premium of approximately 227.5% over the December 2011 Net Asset Value Per Share;

(h)         a premium of approximately 225.4% over the June 2011 Net Asset Value Per Share; and

(i)             a premium of approximately 244.5% over the December 2010 Net Asset Value Per Share.

The maximum Aggregate Redemption Amount of HK$1.15 in respect of each HK$1.00 of the Loan Notes represents:

(a)          a premium of approximately 32.2% to the closing price of the Shares of HK$0.870 per Share as quoted on the Stock Exchange on the Latest Practicable Date;

(b)         a premium of approximately 74.2% over the closing price of the Shares of HK$0.660 per Share as quoted on the Stock Exchange on the Last Trading Date;

(c)          a premium of approximately 74.8% over the volume weighted average closing price of the Shares of HK$0.658 per Share as quoted on the Stock Exchange for the 5 consecutive trading days up to and including Last Trading Date;

(d)         a premium of approximately 78.0% over the volume weighted average closing price of the Shares of HK$0.646 per Share as quoted on the Stock Exchange for the 10 consecutive trading days up to and including the Last Trading Date;

(e)          a premium of approximately 106.1% over the volume weighted average closing price of the Shares of HK$0.558 per Share as quoted on the Stock Exchange for the 30 consecutive trading days up to and including the Last Trading Date;

(f)            a premium of approximately 161.4% over the volume weighted average closing price of the Shares of HK$0.440 per Share as quoted on the Stock Exchange for the 60 consecutive trading days up to and including the Last Trading Date;

(g)         a premium of approximately 402.2% over the December 2011 Net Asset Value Per Share;

(h)         a premium of approximately 398.9% over the June 2011 Net Asset Value Per Share; and

(i)             a premium of approximately 428.3% over the December 2010 Net Asset Value Per Share.

ERA Shareholders should be aware of, among other things, the following matters in relation to the Loan Notes:

•                  the Loan Notes will be non-transferable (except in the circumstances described in the section headed “Registration, Title, Transferability and Marketability” in Appendix II to this Composite Document);

•                  no dividends or interest will be paid in respect of the Loan Notes;

•                  no voting rights will attach to the Loan Notes; and

•                  changes in the business and economic environment and the conduct of the business of ERA and its subsidiaries could adversely affect the Consolidated Gross Profit of ERA during 2012 and 2013 and accordingly the Aggregate Redemption Amount may be less than the consideration per Share under the Cash Alternative.

Highest and lowest prices

During the period commencing six months preceding the Offer Period and ending on the Latest Practicable Date, the highest closing price of the Shares as quoted on the Stock Exchange was HK$0.880 on 20, 23 and 24 April 2012 and the lowest closing price of the Shares as quoted on the Stock Exchange was HK$0.255 on 11 and 12 August 2011.

Offer to ERA Optionholders

As at the Latest Practicable Date, there were 298,798,719 Options held by the ERA Optionholders, which were convertible into 14,600,000 Shares at an exercise price of HK$0.40 and 284,198,719 Shares at an exercise price of HK$0.50. The number of Options outstanding at the Latest Practicable Date was less than the number outstanding at the date of the Announcement, as 4,300,000 Shares were issued to certain ERA Optionholders on 2 December 2011 upon the exercise of their Options at HK$0.40 per Share. Such issuance of Shares was announced by ERA on 2 December 2011 pursuant to Rule 3.8 of the Takeovers Code.

Pursuant to Rule 13 of the Takeovers Code, Citigroup is making a cash offer on behalf of the Offeror, subject to the Conditions being fulfilled or waived by the Offeror, to cancel the Options. The cancellation consideration for the Options is calculated on a see-through basis, so that each ERA Optionholder is entitled to receive an amount for his/her Options being the amount by which the Cash Alternative under the Share Offer exceeds the exercise price of his/her Options. In respect of the 14,600,000 Options convertible at an exercise price of HK$0.40, the cancellation consideration is HK$0.48 per Option and in respect of the 284,198,719 Options convertible at an exercise price of HK$0.50, the cancellation consideration is HK$0.38 per Option.

ERA Optionholders may accept the Option Offer in respect of some or all of the Options held by them. The Options will be categorised in different categories (each called an “Option Class”) by virtue of the date of the grant of the Options and ERA Optionholders have the right to elect how many Shares underlying the Options under each Option Class to tender for acceptance to the Option Offer.

In the PINK Form of Option Offer Acceptance, ERA Optionholders will be requested to indicate the date of the grant of the Option Class and the number of Shares underlying the Options they wish to tender under that Option Class.

Total consideration and confirmation of financial resources

As at the Latest Practicable Date, there were 5,688,274,395 Shares in issue and, other than the 298,798,719 Options convertible into 298,798,719 Shares, there were no outstanding convertible securities, warrants, options or derivatives in respect of any Shares. The Share Offer will also be extended to all Shares validly issued pursuant to the exercise of the Options by the ERA Optionholders in the manner set out in the section headed “Exercise of Options” in Appendix I to this Composite Document.

The maximum amount of aggregate cash consideration to be paid to the ERA Shareholders in connection with the Share Offer would be approximately HK$6,541,515,554, assuming (i) the Share Offer is accepted by all of the ERA Shareholders, (ii) all ERA Shareholders accepting the Share Offer elect to receive the Loan Note Alternative in respect of all of their Shares, (iii) the Loan Notes are redeemed for the maximum Aggregate Redemption Amount of HK$1.15 in respect of each HK$1.00 of Loan Notes and (iv) no Options are exercised by the ERA Optionholders prior to the Closing Date. This amount would increase to an aggregate of approximately HK$6,885,134,081 if, instead of the circumstances described in point (iv) above, all Options are exercised by the ERA Optionholders prior to the Closing Date and the ERA Optionholders elect to receive the Loan Note Alternative in respect of all of the Shares received by them upon such exercise. The total amount of cash required to effect the Option Offer in the event that no Options are exercised by the ERA Optionholders prior to the Closing Date would be HK$115,003,513.

The Offeror intends to finance the cash required for the Offers from available financial resources of the Caterpillar Group. Citigroup, the Offeror’s financial adviser, is satisfied that sufficient financial resources are, and will remain, available to the Offeror to implement the Offers in full as described above. The payment of interest on, repayment of or security for any liability (contingent or otherwise) will not depend on the business of ERA to any significant extent.

3.         CONDITIONS

The Offers are conditional upon the satisfaction or waiver (where permissible) of the following Conditions:

(a)          valid acceptances of the Share Offer being received (and not, where permitted, withdrawn) at or before 4:00 p.m. (Hong Kong time) on the Closing Date (or such later time as the Offeror may, subject to the rules of the Takeovers Code, decide) in respect of at least 90% of the Disinterested Shares;

(b)         all necessary authorisations, registrations, filings, rulings, consents, opinions, permission and approvals in connection with the Offers having been obtained from, given by or made with (as the case may be) the Relevant Authorities in the Cayman Islands, Hong Kong and any other relevant jurisdictions;

(c)          all necessary authorisations, registrations, filings, rulings, consents, opinions, permissions and approvals in connection with the Offers remaining in full force and effect without material variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no material and adverse requirement having been imposed by any Relevant Authorities which is not expressly provided for, or is in addition to requirements expressly provided for, in relevant laws, rules, regulations or codes in connection with the Offers or any matters, documents (including circulars) or things relating thereto, in each aforesaid case up to and at the time when the Offers become unconditional;

(d)         all necessary consents which may be required for the implementation of the Offers under any existing contractual obligations of ERA being obtained or waived by the relevant party(ies), where any failure to obtain such consent or waiver would have a material adverse effect on the business of the ERA Group;

(e)          no government, governmental, quasi-governmental, statutory or regulatory body, court or agency in any jurisdiction having taken or instituted any action, proceeding, suit, investigation or enquiry (or enacted, made or proposed, and there not continuing to be outstanding, any statute, regulation, demand or order) that would make the Offers or their implementation in accordance with their terms void, unenforceable, illegal or impracticable (or which would impose any material and adverse conditions or obligations with respect to the Offers or their implementation in accordance with their terms), other than such actions, proceedings, suits, investigations or enquiries as would not have a material adverse effect on the legal ability of the Offeror to proceed with the Offers;

(f)            there having been no material adverse change in the business, assets, financial or trading positions, profits or prospects of the ERA Group since the date of the Announcement; and

(g)         there having been no frustrating action taken by ERA or any member of the ERA Group since the date of the Announcement, unless with the consent of the Offeror.

The Offeror has the right under the Takeovers Code to waive any of the Conditions either in whole or in part, either generally or in respect of any particular matter. Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror may only invoke any or all of the Conditions (other than the acceptance Condition – Condition (a) above) as a basis for not proceeding with the Offers if the circumstances which give rise to the right to invoke any such Condition are of material significance to the Offeror in the context of the Offers. All of the above Conditions will have to be fulfilled or waived on or before the Conditions Long Stop Date (or such later date as the Offeror and ERA may agree or, to the extent applicable, to which the Executive may consent), failing which the Offers will lapse. ERA has no right to waive any of the Conditions.

WARNING:

ERA Shareholders, ERA Optionholders and/or potential investors in ERA should be aware that the completion of the Offers is subject to the Conditions being fulfilled or waived, and therefore the Offers may or may not become unconditional and be completed. ERA Shareholders, ERA Optionholders and/or potential investors in ERA should therefore exercise caution when dealing in Shares and/or Options or any rights in respect of them. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

4.                            IRREVOCABLE UNDERTAKINGS

On 10 November 2011, the Controlling Shareholders executed an irrevocable undertaking in favour of Caterpillar, pursuant to which each Controlling Shareholder has undertaken, inter alia, to:

(a)          accept, or procure the acceptance of, the Share Offer in respect of their Shares, not later than five Business Days after the despatch of the Offer Document; and

(b)         ensure and procure that MML will elect to receive the Loan Note Alternative in respect of not less than 30% of the Shares held by MML.

The irrevocable undertaking also provides that, before the Offers close, lapse or are withdrawn, each Controlling Shareholder shall not, among other things, sell, transfer, charge, encumber, grant any option over or otherwise dispose of any direct or indirect interest in its Shares, nor will it or he accept any other offer in respect of any of its or his Shares, nor will it or he enter into any agreement or any arrangement to do any of the above acts.

Assuming the Conditions are satisfied or waived and the Offers are completed, the Offeror shall acquire from the Controlling Shareholders a total of 2,652,195,028 Shares (representing approximately 46.63% of the issued share capital of ERA as at the Latest Practicable Date) pursuant to such irrevocable undertaking in consideration for not more than HK$1,642,909,769 in cash, on the basis that the Controlling Shareholders will ensure and procure that MML will elect to receive the Loan Note Alternative in respect of a minimum of 30% of the Shares held by MML and elect to receive the Cash Alternative in respect of the remainder of its Shares, or Loan Notes with a maximum Aggregate Redemption Amount of HK$3,050,024,282, if the Controlling Shareholders elect to receive the Loan Note Alternative in respect of all of their Shares.

On 10 November 2011, each of the Director Shareholders executed an irrevocable undertaking in favour of Caterpillar, pursuant to which each Director Shareholder has undertaken, inter alia, to accept, or procure the acceptance of, the Share Offer in respect of their Shares, not later than five Business Days after the despatch of the Offer Document.

Assuming the Conditions are satisfied or waived and the Offers are completed, the Offeror shall acquire from the Director Shareholders a total of 76,028,000 Shares (representing approximately 1.34% of the issued share capital of ERA as at the Latest Practicable Date) pursuant to such irrevocable undertakings in consideration for not more than HK$66,904,640 in cash, if the Director Shareholders elect to receive the Cash Alternative in respect of all of their Shares, or Loan Notes with a maximum Aggregate Redemption Amount of HK$87,432,200, if the Director Shareholders elect to receive the Loan Note Alternative in respect of all of their Shares.

The Irrevocable Undertakings and the obligations of the Controlling Shareholders and Director Shareholders thereunder shall lapse and terminate, if not previously renewed on the earlier to occur of:

(a)   the date on which the Offers lapse or are withdrawn; and

(b)   the date which is 7 months after the date of the Announcement.

The Irrevocable Undertakings will, however, remain binding even if a higher offer is made for the Shares by or on behalf of a party or parties other than the Offeror.

5.                            WORKING CAPITAL LOAN

On 10 November 2011, the Offeror as lender entered into a HK$385 million working capital loan with ERA as borrower. The working capital loan was drawn down in full by ERA on 30 November 2011.

The working capital loan has a 12-month term and an interest rate of 8% per annum payable semi-annually. The loan is callable by the Offeror, subject to a 180-day grace period, if the Offers lapse or are withdrawn or if there is a breach of certain provisions of the irrevocable undertakings provided by the Controlling Shareholders. The interest rate steps up to 15% 120 days after the loan becomes callable by the Offeror or if there is a payment default. The loan is collateralised by 1,538,464,000 Shares held by MML and is subject to US$10 million personal guarantees provided jointly and severally by Emory Williams and Li Rubo.

6.                            GENERAL INFORMATION

Information on the Caterpillar Group and the Offeror

Caterpillar is incorporated in Delaware and was listed on the New York Stock Exchange on 2 December 1929 under the name Caterpillar Tractor Company. In 1986, it was changed to Caterpillar Inc., and in May 1991, Caterpillar became one of 30 companies in the Dow Jones Industrial Average. With 2011 sales and revenues of US$60.138 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.

Caterpillar has paid a cash dividend every year since the company was formed in 1925 and has paid a dividend every quarter since November 1933.

The Offeror is a Société Anonyme incorporated and registered in Luxembourg on 9 November 2011 and is registered with the Luxembourg Register of Commerce. Its principal business activity is investment holding, although the Offeror held no investments as at the Latest Practicable Date. Caterpillar, through its wholly-owned subsidiary, Caterpillar (HK) Limited, holds the entire share capital of the Offeror.

Reasons for the Offers

The directors of the Offeror believe that the acquisition of ERA by the Offeror will provide significant synergy opportunities and result in a business that will deliver more benefits and value than could be accomplished by either company alone, as well as provide Caterpillar an entry opportunity into the Chinese roof support market.

In turn, the directors of the Offeror believe that ERA, which has grown rapidly over the past several years, would benefit from the financial, management, and technical support that Caterpillar can provide. In particular, the directors of the Offeror believe that Caterpillar can bring technological improvements to ERA’s current business and thereby lead to operational and safety improvements at Chinese mines where ERA’s products are used. The directors of the Offeror believe that Caterpillar’s institutional knowledge in manufacturing and product design will also enable ERA to improve and diversify its product development in order to better serve its Chinese client base. Additionally, given the global reach and scale of Caterpillar’s business, distribution abilities and operations outside of the PRC, the directors of the Offeror believe that the acquisition of ERA by the Offeror would give ERA greater access to, and improve its ability to grow, business and sales globally.

Intentions in relation to the ERA Group

Other than certain changes to the composition of the Board as set out under the section headed “Proposed changes to composition of the Board” below, the Offeror does not intend to institute any major changes to ERA’s current business and operations (including any redeployment of assets or major employee changes within the ERA Group). However, the Offeror plans to conduct a post-acquisition review of the business and operations of ERA to determine what changes, if any, it may wish to make in the future.

The Offeror is committed to build on ERA’s current business and operations and aims to improve its product quality and technology to enable its products to achieve a longer lifespan thus improving the efficiency and safety for the underground mining business in the PRC.

Proposed changes to the composition of the Board

It is intended that Lee Jong Dae, Wang Fu, Phil Qiu Jin, Christopher John Parker, Dong Xiangge, Chan Sze Hon and David Marc Boulanger will resign from their positions as ERA Directors, in each case with effect from the Closing Date. Emory Williams and Li Rubo shall remain as ERA Directors but it is intended that Emory Williams will resign from the position as chairman of ERA, with effect from the Closing Date (or as soon as practicable thereafter) and their service contracts will be terminated at such time.

It is also intended that Luis de Leon will be appointed as executive director and chairman of ERA, Robert J Sherack will be appointed as executive director and vice chairman of ERA and Edward J Scott, Kebao Yang and Qihua Chen will be appointed as non-executive directors of ERA, in each case with effect from the Closing Date (or as soon as practicable thereafter).

The biographical details of Luis de Leon, Robert J Sherack, Edward J Scott and Kebao Yang are set out below.

Luis de Leon

Luis de Leon is Vice President of Caterpillar’s mining products division in Oak Creek, Wisconsin. He has responsibility for Caterpillar Global Mining’s product strategy, design and sourcing.

Mr de Leon joined Caterpillar in June 2011 from Bucyrus International, Inc., where he was the Chief Operating Officer for the past four years. He joined Bucyrus International, Inc. in 2007 as part of its acquisition of DBT GmbH, a leading manufacturer of underground mining equipment. At DBT GmbH, Mr de Leon served in leadership positions in the United States and Germany. He started his career at ABB Ltd. and held several financial and operational positions in the company’s industry & automation division.

Mr de Leon, who was born in London, UK, received a bachelor’s degree in international business administration from Schiller International University in Heidelberg, Germany. He grew up in Europe and is fluent in English, Spanish and German.

Robert J Sherack

Robert J Sherack has held the position of Product Manager of growth markets, products segment, within Caterpillar Global Mining LLC since 2011. Prior to 2011, Mr Sherack held a number of positions in Bucyrus International Inc. (and its successor corporate entities), including Vice President and General Manager of China from 2009 to 2011 and Vice President of global customer service from 2005 to 2009, and held various General Manager positions with DBT Australia Pty. Ltd. from 2001 to 2005.

Mr Sherack has been the Chairman of the Board of Directors and Legal Representative of Bucyrus (Langfang) Machinery Co. Ltd. since 2009, Vice Chairman of the Board of Directors of Datong Tongbi Machinery Company Limited since 2011, director of Bucyrus (Huainan) Machinery Co. Ltd. since 2010 and director of BI Hong Kong AFC Manufacturing Holding Co Limited since 2010. Mr Sherack has served as a school director of the China University of Mining and Technology in Xuzhou, PRC, since 2011. Mr Sherack holds a bachelor’s degree in engineering management from the Central Western University of Texas.

Edward J Scott

Edward J Scott is the Corporate Treasurer for Caterpillar and has worldwide responsibility for Caterpillar’s treasury services.

Mr Scott began his career with Caterpillar as a Finance Analyst in Corporate Treasury in 1981. He held several finance positions at Caterpillar until he joined Caterpillar Financial in 1986 as Assistant Credit Manager in Baltimore. Mr Scott moved to Santiago, Chile to become Finance Representative for the Southern South America district office of Caterpillar Americas in 1987. He returned to Peoria in 1990 where he was Foreign Exchange Administrator in Corporate Treasury of Caterpillar and later, Treasurer for Solar Turbines in San Diego, California. Mr Scott relocated to Nashville in 1996 to become treasurer of Caterpillar Financial and in 2002, was appointed Vice President of Caterpillar Financial with responsibility for marine and Latin American retail finance operations as well as worldwide cross border transactions. Mr Scott was named as the Executive Vice President and Chief Financial Officer of Caterpillar Financial in 2004. He relocated to Peoria to become Chief Audit Officer in April 2007 and held that position until he assumed his current duties as Corporate Treasurer in July 2010.

Mr Scott holds a bachelor’s degree in business administration from Marquette University and an MBA from the University of Illinois. He is former Chairman and Treasurer for the Tennessee Center for Performance Excellence and previously served on the Executive Committee of the Board of Junior Achievement of Middle Tennessee. He now serves as a member of the Junior Achievement of Central Illinois, OSF Foundation, FM Global Advisory, and Commerce Bank Peoria Advisory Boards.

Kebao Yang

Kebao Yang has held the position of President of Caterpillar global mining greater China & Korea region, Caterpillar (China) Investment Co., Ltd. since 2008. Prior to joining Caterpillar in 2008, he was the Executive Vice President of Volvo Construction Equipment (China) Co., Ltd. from 2000. Mr Yang has also served as a Sales & Marketing Director of Ingersoll-Rand (China) Investment Co., Ltd. from 1987 to 2000. Prior to joining Ingersoll-Rand (China) Investment Co., Ltd., he served as a Project Manager of Hebei Xuanhua Mining & Tunneling Machinery Works (SOE) from 1983 to 1987, where he was responsible for technology introduction and foreign investment.

Mr Yang holds an MBA degree from Washington University in St. Louis and an EMBA Degree from Fudan University in Shanghai. He also holds a bachelor’s degree in metallurgical engineering and a bachelor’s degree in sales and marketing from Hebei Institute of Machinery Electricity. He is a BGS (Beta Gamma Sigma) member and won the C. William Emory Award from Washington University in 2006.

Qihua Chen

Qihua Chen is the General Manager of Caterpillar Xuzhou Ltd. (“CXL”), the largest Caterpillar machine business manufacturing plant in China, and is responsible for the overall operations of CXL.

Mr Chen began his career with Caterpillar in 1994, when Caterpillar and Xuzhou Construction Machinery Group (“XCMG”) formed a joint venture, CXL, to manufacture excavators in Xuzhou in the PRC. Mr Chen was serving as Vice General Manager at XCMG prior to the formation of CXL and became a Deputy General Manager and Human Resources Manager of CXL after the joint venture. In 1999, Mr Chen was sent on an international assignment to Caterpillar Technical Services Division in Mossville, Illinois. He returned to Caterpillar China in 2003 and worked as a Process Manager to lead the implementation of lean manufacturing and value stream transformation processes in 5 facilities of Caterpillar Asia Pacific’s operations. In 2005, Caterpillar acquired Shandong Engineering Machinery Co. (“SEM”), a wheel loader manufacturer in the PRC, and assigned Mr Chen as Caterpillar Integration Manager to integrate SEM’s business into Caterpillar’s business. In 2007, Mr Chen returned to CXL as its General Manager.

Mr Chen is a director of Leading Edge Hydraulic System Co., Ltd., a joint venture between Caterpillar and AVIC Liyuan Hydraulics Co., Ltd. and is also Vice President of Jiangsu Province and Xuzhou City Foreign Investment Associations. Mr Chen holds a bachelor’s degree in welding engineering from Shandong Industry University and an MBA from China Europe International Business School. In 2007, he completed the Stanford Executive Program at Stanford Graduate School of Business.

Compulsory acquisition and withdrawal of listing

The Offeror intends to exercise the right under section 88 of the Cayman Islands Companies Law to compulsorily acquire those Shares not acquired by the Offeror under the Share Offer if it, within four months of the posting of the Composite Document, acquires not less than 90% of the Shares. On completion of the compulsory acquisition, if exercised, ERA will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Shares from GEM pursuant to Rule 9.23(i) of the Listing Rules.

Pursuant to Rule 2.11 of the Takeovers Code, except with the consent of the Executive, where the Offeror seeks to acquire or privatise ERA by means of the Share Offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirement imposed by the Cayman Islands Companies Law, acceptance of the Share Offer and purchases made by the Offeror and its Concert Parties during the four months after posting of the Offer Document total 90% of the Disinterested Shares.

Written notice of the Offeror’s exercise of its right of compulsory acquisition as described above will be provided by the Offeror to those ERA Shareholders who do not accept the Share Offer and who are required to sell their Shares to the Offeror pursuant to the Offeror’s right of compulsory acquisition. Such ERA Shareholders will be entitled to elect to receive the Cash Alternative in respect of some of their Shares and the Loan Note Alternative in respect of the remainder of their Shares, or to elect to receive either the Cash Alternative or the Loan Note Alternative in respect of all of their Shares. The Offeror has the right under the Takeovers Code to deem those ERA Shareholders subject to the above-mentioned compulsory acquisition process (but not, for the avoidance of doubt, those ERA Shareholders whose acceptances form part of the 90% acceptances required to satisfy the acceptance condition) who do not make any election in the required manner as to how they wish to receive consideration from the Offeror for their Shares within 10 Business Days of being notified by the Offeror in writing of its intention to exercise its right of compulsory acquisition, as having elected to receive the Cash Alternative in respect of all of their Shares.

WARNING:

If the level of acceptances of the Share Offer reaches the prescribed level under the Cayman Islands Companies Law and the requirements of Rule 2.11 of the Takeovers Code are satisfied, dealings in the Shares will be suspended from the Closing Date up to the withdrawal of listing of the Shares from the Stock Exchange pursuant to Rule 9.23(i) of the Listing Rules.

Maintaining the listing/public float

In the event that the Offeror does not effect the compulsory acquisition set out above but the Offeror nonetheless proceeds with the Offers (whether by reason of the Offeror waiving the acceptance Condition or otherwise), the Offeror will, following the closing of the Offers, take appropriate steps to ensure that not less than 25% of the Shares will be held by the public in compliance with the Listing Rules, which may include the Offeror selling some of its Shares.

The Stock Exchange has stated that if, at the close of the Offers, less than the minimum prescribed percentage applicable to ERA, being 25% of the issued Shares, is held by the public, or if the Stock Exchange believes that (i) a false market exists or may exist in the trading of the Shares or (ii) there are insufficient Shares in public hands to maintain an orderly market, then it will consider exercising its discretion to suspend trading in the Shares.

In this regard, it should be noted that, upon closing of the Offers, there may be an insufficient public float for the Shares and therefore trading in the Shares may be suspended until a prescribed level of public float is attained.

General matters relating to the Offers

Availability of the Offers

The making and implementation of the Share Offer to ERA Shareholders and the Option Offer to ERA Optionholders who are not resident in Hong Kong may be subject to the laws of the relevant jurisdictions in which such ERA Shareholders and such ERA Optionholders, respectively, are located. Such ERA Shareholders and ERA Optionholders should inform themselves about and observe any applicable legal or regulatory requirements. It is the responsibility of any overseas ERA Shareholders and overseas ERA Optionholders wishing to take any action in relation to the Share Offer and the Option Offer, respectively, to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.

Acceptance of the Share Offer by any overseas ERA Shareholders or acceptance of the Option Offer by any overseas ERA Optionholders will constitute a warranty by such overseas ERA Shareholders or overseas ERA Optionholders that they (i) are permitted under all applicable laws to receive and accept the Share Offer or the Option Offer (as applicable) and any revision thereof, (ii) they have observed all applicable laws and regulations of the relevant jurisdictions in connection with such acceptance, including obtaining any government or other consent which may be required and (iii) have complied with any other necessary formality and have paid any issue, transfer or other taxes due in such jurisdiction(s) and that such acceptance shall be valid and binding in accordance with all applicable laws.

The Offers will not be submitted to the review or registration procedures of any regulator outside of Hong Kong and have not been approved or recommended by any governmental securities regulator. The Offers, including the Loan Note Alternative in respect of the Share Offer, will be made in the United States pursuant to the Tier 1 exemption (i) from the US tender offer rules provided by Rule 14d-1(c) under the US Exchange Act and (ii) from the registration requirements of the US Securities Act provided by Rule 802 thereunder. Accordingly, the Offers will be governed by disclosure requirements and other regulation and procedures of a non-US country, including with respect to withdrawal rights and offer timetable, that are different from those of the US. To the extent that the Offers are subject to the US securities laws, such laws only apply to holders of the Shares and Options in the US and no other person has any claims under such laws.

The Share Offer will be made for the securities of a Cayman company and is subject to Hong Kong disclosure requirements, which are different from those of the United States. Other than the financial information of the Caterpillar Group, which has been prepared in accordance with US GAAP, the financial information included in the Composite Document has been prepared in accordance with accounting principles of the Hong Kong Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US GAAP.

The receipt of cash and/or Loan Notes pursuant to the Share Offer and receipt of cash pursuant to the Option Offer by a US holder of Shares or Options, respectively, may be a taxable transaction for US federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each holder of Shares or Options is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Share Offer and the Option Offer, respectively.

It may be difficult for ERA Shareholders or ERA Optionholders in the US to enforce their rights and claims arising out of the US federal securities laws, since the Offeror and ERA are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. Such US holders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with normal Hong Kong practice and pursuant to Rule 14e-5(b) of the US Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Shares outside of the United States, other than pursuant to the Share Offer, before or during the period in which the Offers remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

The Offeror will comply with the requirements of the Takeovers Code in respect of overseas ERA Shareholders and overseas ERA Optionholders.

Taxation

ERA Shareholders and ERA Optionholders should consult their own tax advisers about the tax consequences of accepting or participating in the Share Offer and the Option Offer, respectively. Holders subject to US taxation in particular should note that the receipt of cash or Loan Notes pursuant to the Share Offer may be a taxable transaction under US federal, state and local income tax law and that the US tax treatment of payments received on the Loan Notes is uncertain. None of Caterpillar, the Offeror, ERA, their respective directors, officers or employees or any other persons involved in the Offers accepts any responsibility for any tax consequences to, or tax liabilities of, any person as a result of their acceptance of or participation in either the Share Offer or the Option Offer.

Further agreements or arrangements

As at the Latest Practicable Date, save for the Irrevocable Undertakings, there were no arrangements (whether by way of option, indemnity or otherwise) in relation to the Shares or the Offeror Shares which might be material to the Offers.

As at the Latest Practicable Date, save as disclosed in the sections headed “Conditions” and “Irrevocable Undertakings” of this letter, there were no agreements or arrangements to which either of the Offeror or Caterpillar was a party which related to the circumstances in which it may or may not invoke or seek to invoke a Condition to the Offers.

Completion of the Offers

If the Conditions are neither satisfied nor waived on or before the Conditions Long Stop Date (or such later date as the Offeror and ERA may agree or, to the extent applicable, to which the Executive may consent), the Offers will lapse. The Offeror will issue an announcement in relation to the revision, extension, expiry or unconditionality of the Offers in accordance with the Takeovers Code and Listing Rules by 7:00 p.m. (Hong Kong time) on the Closing Date. The latest date on which the Offeror can declare the Share Offer unconditional as to acceptances is 7:00 p.m. (Hong Kong time) on the 60th day after the posting of the Composite Document (or such later date to which the Executive may consent).

If the Conditions are satisfied or waived, ERA Shareholders will be notified by an announcement in accordance with the Takeovers Code and Listing Rules as soon as practicable thereafter.

Additional Information

Your attention is drawn to the letter from the Board of ERA on pages 36 to 44 of the Composite Document, the letter from the Independent Board Committee on pages 45 to 46 of the Composite Document and the letter from the Independent Financial Adviser on pages 47 to 88 of the Composite Document in relation to their respective recommendations and advice with respect to the Offers.

Your attention is also drawn to the additional information set out in the appendices to the Composite Document.

Yours faithfully,
For and on behalf of
Citigroup Global Markets Asia Limited
Colin Banfield
Managing Director

LETTER FROM THE BOARD OF ERA

(formerly known as “ERA Holdings Global Limited ”)

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 8043)

Executive directors:	Registered office:
Mr Emory Williams (Chairman)	Cricket Square
Mr Li Rubo	Hutchins Drive
Mr Wang Fu	P.O. Box 2681
Mr Lee Jong Dae	Grand Cayman KY1-1111
Cayman Islands
Non-executive directors:	British West Indies
Dr Phil Qiu Jin (Vice Chairman)
Mr Christopher John Parker	Head office and principal place
of business in Hong Kong
Independent non-executive directors:	Unit 9B, 9th Floor
Mr Dong Xiangge	Shun Ho Tower
Mr Chan Sze Hon	24-30 Ice House Street
Mr David Marc Boulanger	Central, Hong Kong

30 April 2012
To the ERA Shareholders and ERA Optionholders

Dear Sir or Madam,

VOLUNTARY CONDITIONAL OFFER BY
CITIGROUP GLOBAL MARKETS ASIA LIMITED
ON BEHALF OF
CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.,
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CATERPILLAR INC.,
TO ACQUIRE ALL OF THE ISSUED SHARES
IN THE SHARE CAPITAL OF ERA MINING MACHINERY LIMITED
AND
FOR THE CANCELLATION OF ALL THE OUTSTANDING
SHARE OPTIONS OF ERA MINING MACHINERY LIMITED

INTRODUCTION

ERA, the Offeror and Caterpillar jointly announced on 10 November 2011 that the Offeror will, subject to the satisfaction of the Pre-Condition, make a voluntary conditional offer to acquire all of the issued Shares in accordance with the Takeovers Code.

On 10 November 2011, pursuant to the terms of the Irrevocable Undertakings, the Controlling Shareholders and the Director Shareholders undertook in favour of Caterpillar to accept or procure the acceptance of the Share Offer within five Business Days following the despatch of the Composite Document in respect of an aggregate of 2,728,223,028 Shares beneficially owned by them, representing approximately 47.96% of the issued share capital of ERA as at the Latest Practicable Date.

On 17 April 2012, ERA, the Offeror and Caterpillar jointly announced that the Pre-condition had been fulfilled on that date.

The terms of the Offers are set out in the letter from Citigroup as well as in Appendix I to the Composite Document, of which this letter forms part, and in the accompanying Forms of Acceptance.

The purpose of the Composite Document is to provide you with, among other things: (i) information relating to the Offers and the ERA Group; (ii) a letter of recommendation from the Independent Board Committee to the ERA Shareholders and the ERA Optionholders in relation to the Offers; and (iii) a letter of advice from the Independent Financial Adviser to the Independent Board Committee in relation to the Offers.

THE OFFERS

Principal terms of the Share Offer

Pursuant to the Share Offer, Citigroup, on behalf of the Offeror, is offering to acquire the issued Shares in consideration for:

(a)          Cash Alternative: HK$0.88 in cash per Share; and/or

(b)         Loan Note Alternative: a HK$1.00 Loan Note per Share, issued by the Offeror, which will entitle the holder to receive on redemption in respect of each HK$1.00 of Loan Notes redeemed a minimum of HK$0.75 and up to HK$1.15.

Each Loan Note will carry an entitlement to receive a capital payment on each of the 2013 Redemption Date and the 2014 Redemption Date. The amount of the 2013 Redemption Amount will be determined by reference to the Consolidated Gross Profit of the ERA Group for the financial year ending 31 December 2012. The amount of the 2014 Redemption Amount will be determined by reference to the aggregate Consolidated Gross Profit of the ERA Group for the two consecutive financial years ending 31 December 2013. The payment of all amounts under the Loan Notes will be guaranteed by Caterpillar.

The Offeror will not conduct, or change the nature of, the ERA Group’s business in such a way so as to intentionally diminish the ERA Group’s Consolidated Gross Profit and therefore the Aggregate Redemption Amount.

The amount of the 2013 Redemption Amount and the 2014 Redemption Amount will be determined in accordance with the following table:

	2013
	Redemption
Consolidated	Amount		2014 Redemption Amount (HK$ per HK$ 1.00 of Loan Notes)
Gross Profit	(HK$ per		Aggregate Consolidated Gross Profit in 2012 and 2013 (in HK$ mm)
in 2012	HK$ 1.00 of	Less than	1,500 –	1,589 –	1,667 –	1,745 –	1,831
(in HK$ mm)	Loan Notes)	1,500	1,589	1,667	1,745	1,831	or greater
Less than 650	0.750	0.000	0.200	0.250	0.300	0.350	0.400
650 – 693	0.850	0.000	0.100	0.150	0.200	0.250	0.300
693 – 732	0.875	0.000	0.075	0.125	0.175	0.225	0.275
732 – 779	0.900	0.000	0.050	0.100	0.150	0.200	0.250
779 – 826	0.925	0.000	0.025	0.075	0.125	0.175	0.225
826 or greater	0.950	0.000	0.000	0.050	0.100	0.150	0.200

Note:                  Each range of the Consolidated Gross Profit and the aggregate Consolidated Gross Profit set out in the above table is inclusive of the first figure, and exclusive of the last figure, in such range.

The Cash Alternative, the 2013 Redemption Amount and the 2014 Redemption Amount will be financed by the Offeror.

Offer to ERA Optionholders

As at the Latest Practicable Date, there were 298,798,719 Options held by the ERA Optionholders, which were convertible into 14,600,000 Shares at an exercise price of HK$0.40 and 284,198,719 Shares at an exercise price of HK$0.50. The number of Options outstanding at the Latest Practicable Date was less than the number outstanding at the date of the Announcement, as 4,300,000 Shares were issued to certain ERA Optionholders on 2 December 2011 upon the exercise of their Options at HK$0.40 per Share. Such issuance of Shares was announced by ERA on 2 December 2011 pursuant to Rule 3.8 of the Takeovers Code.

Citigroup is making a cash offer on behalf of the Offeror, subject to the Conditions being fulfilled or (where permissible) waived by the Offeror, to cancel the Options. The cancellation consideration for the Options is calculated on a see-through basis, so that each ERA Optionholder is entitled to receive a price for his/her Options being the amount by which the Cash Alternative under the Share Offer exceeds the exercise price of his/her Options. In respect of the 14,600,000 Options convertible at an exercise price of HK$0.40 the cancellation consideration is HK$0.48 per Option and in respect of the 284,198,719 Options convertible at an exercise price of HK$0.50 the cancellation consideration is HK$0.38 per Option.

Irrevocable Undertakings

On 10 November 2011, the Controlling Shareholders executed an irrevocable undertaking in favour of Caterpillar, pursuant to which each Controlling Shareholder has undertaken to Caterpillar, inter alia, to:

(a)          accept, or procure the acceptance of, the Share Offer in respect of their Shares, not later than five Business Days after the despatch of the Offer Document; and

(b)         ensure and procure that MML will elect to receive the Loan Note Alternative in respect of not less than 30% of the Shares held by MML.

The irrevocable undertaking also provides that, before the Offers close, lapse or are withdrawn, each Controlling Shareholder shall not, among other things, sell, transfer, charge, encumber, grant any option over or otherwise dispose of any direct or indirect interest in its Shares, nor will it or he accept any other offer in respect of any of its or his Shares, nor will it or he enter into any agreement or any arrangement to do any of the above acts.

Assuming the Conditions are satisfied or waived and the Share Offer is completed, the Offeror shall acquire from the Controlling Shareholders a total of 2,652,195,028 Shares (representing approximately 46.63% of the issued share capital of ERA as at the Latest Practicable Date) pursuant to such irrevocable undertaking in consideration for not more than HK$1,642,909,769 in cash, on the basis that the Controlling Shareholders will ensure and procure that MML will elect to receive the Loan Note Alternative in respect of a minimum of 30% of the Shares held by MML and elect to receive the Cash Alternative in respect of the remainder of its Shares, or Loan Notes with a maximum Aggregate Redemption Amount of HK$3,050,024,282, if the Controlling Shareholders elect to receive the Loan Note Alternative in respect of all of their Shares.

On 10 November 2011, each of the Director Shareholders executed an irrevocable undertaking in favour of Caterpillar, pursuant to which each Director Shareholder has undertaken, inter alia, to accept, or procure the acceptance of, the Share Offer in respect of their Shares, not later than five Business Days after the despatch of the Offer Document.

Assuming the Conditions are satisfied or waived and the Share Offer is completed, the Offeror shall acquire from the Director Shareholders a total of 76,028,000 Shares (representing approximately 1.34% of the issued share capital of ERA as at the Latest Practicable Date) pursuant to such irrevocable undertakings in consideration for not more than HK$66,904,640 in cash, if the Director Shareholders elect to receive the Cash Alternative in respect of all of their Shares, or Loan Notes with a maximum Aggregate Redemption Amount of HK$87,432,200, if the Director Shareholders elect to receive the Loan Note Alternative in respect of all of their Shares.

Further details of the Offers

The Offers are conditional upon, among others, valid acceptances of the Share Offer being received (and not, where permitted, withdrawn) by 4:00 p.m. on the Closing Date (or such later time or date as the Offeror may, subject to the rules of the Takeovers Code, decide) in respect of such number of Shares which would result in the Offeror holding at least 90% of the Disinterested Shares. Please refer to the section headed “Conditions” of the letter from Citigroup as set out in the Composite Document for information regarding the Conditions.

Further details of the Offers including, among others, the terms and conditions and the procedures for acceptance and settlement are set out in the letter from Citigroup as well as in Appendix I as set out in the Composite Document, and the accompanying Forms of Acceptance.

INFORMATION ON THE ERA GROUP

ERA is a company incorporated in Cayman Islands with limited liability and its principal business activity is investment holding.

On 9 October 2009, Vasky, a wholly owned subsidiary of ERA, and MML, entered into a conditional sale and purchase agreement (the “Agreement”) relating to the sale and purchase of 100% of the issued share capital of Hong Kong Siwei Holdings Limited (the “Acquisition”), the direct parent of Zhengzhou Siwei. It was also further announced that Vasky and MML entered into a supplemental deed on 31 March 2010 to amend certain terms of the Agreement. The aggregate consideration for the Acquisition payable by Vasky to MML was HK$1,164,000,000, satisfied by procuring ERA to issue 4,000,000,000 Shares at an issue price of HK$0.291 per Share to MML at completion. The Acquisition constituted a very substantial acquisition for ERA under the Listing Rules. Immediately upon completion of the Acquisition, the interest of MML and its concert parties exceeded 30% of the enlarged issued share capital of ERA and MML became a Controlling Shareholder.

In addition, the Acquisition and the transactions concluded under the Agreement constituted a reverse takeover (“RTO”) for ERA under Rule 19.06(6)(a) of the Listing Rules. Accordingly, ERA was treated as if it were a new listing applicant. The Acquisition and transactions concluded under the Agreement were therefore also subject to the approval by the Listing Division of the Stock Exchange of a new listing application to be made by ERA. The Listing Division of the Stock Exchange gave its approval in principle of the new listing application of ERA, the details of which were set out in ERA’s circular dated 30 June 2010. Further on 23 July 2010, ERA Shareholders at an extraordinary general meeting approved, inter alia, the Acquisition.

Since the Acquisition, the ERA Group, through its wholly-owned subsidiary, Zhengzhou Siwei, operates the ERA Group’s hydraulic machinery business in the PRC. The ERA Group possesses a manufacturing base in Zhengzhou with a maximum production capacity of approximately RMB3 billion in 2011. Its leading products are hydraulic supports, together with related hydraulic equipment and accessories and electro-control equipment. The ERA Group has received over 100 national patents as of 30 September 2011. The ERA Group has passed many relevant accreditations, including the ISO9001:2008 Quality Management System, ISO14001:2004 Environmental Management System and GB/T28001-2001 Occupational Health and Safety Management System. The ERA Group is dedicated to supporting its customers with the best underground mining equipment and services.

SHAREHOLDING STRUCTURE OF ERA

The shareholding structure of ERA (i) as at the Latest Practicable Date; and (ii) following the completion of the Offers (assuming (i) holders of at least 90% of the Disinterested Shares tender their acceptances for the Share Offer and the remaining Shares are compulsorily acquired by the Offeror; and (ii) no additional Shares will be issued or repurchased by ERA from the Latest Practicable Date up to and including the date of completion of the Offers) is as follows:

	As at the Latest Practicable Date		After completion of the Offers
	No. of	Approx. % of	No. of	Approx. % of
Name of Shareholder	Shares held	issued Shares	Shares held	issued Shares
Controlling Shareholders (Note 1)	2,652,195,028	46.63	—	—
Lee Jong Dae (Note 2)	20,000,000	0.35	—	—
Christopher John Parker (Note 3)	56,028,000	0.98	—	—
David Marc Boulanger	900,000	0.02
Liu Jie (Note 4)	15,402,284	0.27	—	—

Controlling Shareholders and their Concert Parties	2,744,525,312	48.25	—	—
Offeror and its Concert Parties	—	—	5,688,274,395	100.00
Public Shareholders	2,943,749,083	51.75	—	—
Total:	5,688,274,395	100.00	5,688,274,395	100.00

Notes:

(1)          2,617,507,028 Shares (representing approximately 46.02% of the issued share capital of ERA) ultimately beneficially owned by the Controlling Shareholders are held through MML, which in turn is owned by Emory Williams as to 32.66% and James Edward Thompson III as to 67.34%. 20,500,000 Shares (representing approximately 0.36% of the issued share capital of ERA) ultimately beneficially owned by Emory Williams are owned by and registered in the name of Power Castle Development Limited, which in turn is wholly owned by Emory Williams. 10,988,000 Shares (representing approximately 0.19% of the issued share capital of ERA) ultimately beneficially owned by Emory Williams are held by and registered in the name of a third party broker, Julius Baer. Emory Williams directly beneficially owns 3,200,000 Shares (representing approximately 0.06% of the issued share capital of ERA).

(2)          The 20,000,000 Shares ultimately beneficially owned by Lee Jong Dae are owned by and registered in the name of Wah Hong Investment Limited, which in turn is indirectly wholly owned by Lee Jong Dae.

(3)          The 56,028,000 Share ultimately beneficially owned by Christopher John Parker are owned by and registered in the name of Clydesdale International Ltd, which in turn is wholly owned by Christopher John Parker.

(4)          Madam Liu Jie is the spouse, and therefore a deemed Concert Party, of Emory Williams.

As at the Latest Practicable Date, save for Emory Williams, Lee Jong Dae, Christopher John Parker and David Marc Boulanger, no other Directors held any Shares.

INTENTIONS OF THE OFFEROR WITH REGARD TO THE ERA GROUP

Your attention is drawn to the section headed “General Information — Intentions in relation to the ERA Group” of the letter from Citigroup as set out in the Composite Document for the intentions of the Offeror in relation to the ERA Group.

The Board notes the intentions of the Offeror in relation to the ERA Group, and is willing to render co-operation with the Offeror.

COMPULSORY ACQUISITION AND WITHDRAWAL OF LISTING

The Offeror intends to exercise the right under section 88 of the Cayman Islands Companies Law to compulsorily acquire those Shares not acquired by the Offeror under the Share Offer if it, within four months of the posting of the Composite Document, acquires not less than 90% of the Shares. On completion of the compulsory acquisition, if exercised, ERA will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Shares from the Stock Exchange pursuant to Rule 9.23(i) of the Listing Rules.

Pursuant to Rule 2.11 of the Takeovers Code, except with the consent of the Executive, where the Offeror seeks to acquire or privatise ERA by means of the Share Offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirement imposed by the Cayman Islands Companies Law, acceptance of the Share Offer and purchases made by the Offeror and its Concert Parties during the four months after posting of the Offer Document total 90% of the Disinterested Shares.

Written notice of the Offeror’s exercise of its right of compulsory acquisition as described above will be provided by the Offeror to those ERA Shareholders who do not accept the Share Offer and who are required to sell their Shares to the Offeror pursuant to such right. Such ERA Shareholders will be entitled to elect to receive the Cash Alternative in respect of some of their Shares and the Loan Note Alternative in respect of the remainder of their Shares, or to elect to receive either the Cash Alternative or the Loan Note Alternative in respect of all of their Shares. The Offeror has the right under the Takeovers Code to deem any such ERA Shareholder who does not make any election in the required manner as to how it wishes to receive consideration from the Offeror for its Shares within 10 Business Days of being notified by the Offeror in writing of its intention to exercise its right of compulsory acquisition as having elected to receive the Cash Alternative in respect of all of their Shares.

WARNING:

If the level of acceptances of the Share Offer reaches the prescribed level under the Cayman Islands Companies Law and the requirements of Rule 2.11 of the Takeovers Code are satisfied, dealings in the Shares will be suspended from the Closing Date up to the withdrawal of listing of the Shares from the Stock Exchange pursuant to Rule 9.23(i) of the Listing Rules.

RECOMMENDATION

An Independent Board Committee, which comprises all the independent non-executive directors of ERA, has been established by the Board to make a recommendation to the ERA Shareholders as to whether the Share Offer is, or is not, fair and reasonable and as to acceptance and to the ERA Optionholders as to its views on the Option Offer.

The Independent Financial Adviser has been appointed by ERA after approval by the Independent Board Committee to advise the Independent Board Committee and the ERA Shareholders in respect of the Offers and in particular as to whether the Share Offer is, or is not, fair and reasonable and as to its acceptance and to the ERA Optionholders as to its views on the Option Offer.

Your attention is drawn to the letter from the Independent Board Committee and letter from the Independent Financial Adviser as set out in this Composite Document, which set out their recommendations and opinions in relation to the Offers and the principal factors considered by them before arriving at their recommendations.

ADDITIONAL INFORMATION

Your attention is drawn to the letter from Citigroup as set out in the Composite Document, the accompanying Forms of Acceptance and the additional information set out in the appendices to, and which forms part of, the Composite Document.

Yours faithfully,
By order of the Board
Emory Williams
Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

(formerly known as “ERA Holdings Global Limited ”)

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 8043)

30 April 2012

To the ERA Shareholders and ERA Optionholders

Dear Sir or Madam,

VOLUNTARY CONDITIONAL OFFER BY
CITIGROUP GLOBAL MARKETS ASIA LIMITED
ON BEHALF OF

CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.,
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CATERPILLAR INC.,
TO ACQUIRE ALL OF THE ISSUED SHARES
IN THE SHARE CAPITAL OF ERA MINING MACHINERY LIMITED
AND
FOR THE CANCELLATION OF ALL THE OUTSTANDING
SHARE OPTIONS OF ERA MINING MACHINERY LIMITED

We refer to the composite document dated 30 April 2012 jointly issued by ERA, the Offeror and Caterpillar to the ERA Shareholders (“Composite Document”), of which this letter forms part. Capitalised terms used in this letter have the same meanings as defined in the Composite Document unless the context otherwise requires.

We, being all the independent non-executive directors of ERA, have been appointed to form the Independent Board Committee to consider the terms of the Share Offer and to advise the ERA Shareholders as to whether, in our opinion, the terms of the Share Offer is, or is not, fair and reasonable and as to its acceptance and to the ERA Optionholders as to our views on the Option Offer.

Quam Capital Limited has been appointed as the Independent Financial Adviser to advise us in respect of the Offers. Your attention is drawn to the letter from the Independent Financial Adviser set out in the Composite Document containing its advice to us and the principal factors and reasons taken into account by it in arriving at such advice.

Having taken into account the terms of the Offers and the advice and recommendation of the Independent Financial Adviser, we consider that the terms of the Offers are fair and reasonable so far as the ERA Shareholders and ERA Optionholders are concerned. Accordingly, we recommend the ERA Shareholders to accept the Share Offer and elect the Cash Alternative and the ERA Optionholders to accept the Option Offer.

Yours faithfully,
For and on behalf of the
Independent Board Committee
ERA Mining Machinery Limited
David Marc Boulanger	Chan Sze Hon	Dong Xiangge
Independent	Independent	Independent
non-executive director	non-executive director	non-executive director

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

The following is the full text of a letter of advice from Quam Capital Limited, the Independent Financial Adviser to the Independent Board Committee, which has been prepared for the purpose of incorporation into this Composite Document, setting out its advice to the Independent Board Committee in respect of the Offers.

30 April 2012

To the Independent Board Committee

Dear Sirs,

VOLUNTARY CONDITIONAL OFFER BY
CITIGROUP GLOBAL MARKET ASIA LIMITED ON BEHALF OF
CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.,
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CATERPILLAR INC.,
TO ACQUIRE ALL THE ISSUED SHARES IN THE SHARE CAPITAL OF
ERA MINING MACHINERY LIMITED
AND
FOR THE CANCELLATION OF ALL THE OUTSTANDING
SHARE OPTIONS OF ERA MINING MACHINERY LIMITED

INTRODUCTION

We refer to our appointment as the Independent Financial Adviser to the Independent Board Committee in respect of the Share Offer and the Option Offer, details of which are contained in the composite offer and response document jointly issued by the Offeror, Caterpillar and ERA dated 30 April 2012 (the “Composite Document”), of which this letter forms part. Terms used in this letter shall have the same meaning as defined in the Composite Document unless the context otherwise requires.

The Independent Board Committee, which comprises Mr. Boulanger David Marc, Mr. Chan Sze Hon and Mr. Dong Xiangge, the independent non-executive directors of ERA, has been established by the Board to make recommendation to the ERA Shareholders as to whether the terms of the Share Offer is, or is not, fair and reasonable and as to acceptance and to the ERA Optionholders as to its views on the Option Offer. The Independent Board Committee has approved our appointment as the independent financial adviser to the Independent Board Committee in connection with the Offers. As the independent financial adviser, our role is to give an independent opinion to the Independent Board Committee in such regard.

Quam Capital Limited is not associated or connected with any members of the ERA Group, or the Offeror, or any of their respective substantial shareholders, directors or chief executives, or any of their respective associates, or any party acting, or presumed to be acting, in concert with any of them and accordingly, we are considered eligible to give independent advice to the Independent Board Committee on the Offers. Apart from normal professional fees payable to us in connection with this arrangement, no arrangement exists whereby we will receive any fees or benefits from any members of the ERA Group, or the Offeror, or any of their respective substantial shareholders, directors or chief executives, or any of their respective associates, or any party acting, or presumed to be acting, in concert with any of them.

BASIS OF OUR OPINION

In formulating our recommendation, we have relied on (i) the information and facts contained or referred to in the Composite Document; (ii) the information supplied by ERA and its advisers; (iii) the opinions expressed by and the representations of the ERA Directors and management of the ERA Group; (iv) the valuation report contained in the Composite Document; and (v) our review of the relevant public information. We have assumed that all the information provided and representations and opinions expressed to us or contained or referred to in the Composite Document were true, accurate and complete in all respects at the date thereof and may be relied upon. We have no reason to doubt the truth, accuracy and completeness of such information and representations provided to us by the management of the ERA Group, the ERA Directors and the advisers of ERA. We have also sought and received a confirmation from the ERA Directors that no material facts have been withheld or omitted from the information provided and referred to in the Composite Document and that all information or representations regarding the ERA Group, the Share Offer and the Option Offer provided to us by the ERA Directors and the management of the ERA Group are true, accurate, complete and not misleading in all respects at the time they were made and continued to be so until the date of the end of the Offer Period.

We consider that we have reviewed sufficient information currently available to reach an informed view and to justify our reliance on the accuracy of the information contained in the Composite Document so as to provide a reasonable basis for our recommendation. We have not, however, carried out any independent verification of the information, nor have we conducted any form of in-depth investigation into the business, affairs, operations, financial position or future prospects of ERA or any of its subsidiaries and associates.

We have not considered the tax implications on the ERA Shareholders and the ERA Optionholders regarding the acceptance of the Share Offer and the Option Offer since these depend on their individual circumstances. In particular, the ERA Shareholders and the ERA Optionholders who are overseas residents or subject to overseas taxation or Hong Kong taxation on securities dealings should consider their own tax position with regard to the Offers and, if in any doubt, should consult their own professional advisers. The ERA Shareholders subject to US taxation in particular should note that the receipt of cash or Loan Notes pursuant to the Share Offer and the receipt of cash pursuant to the Option Offer by a US holder of Shares or Options respectively may be a taxable transaction under US federal, state and local income tax law and that the US tax treatment of payments received on the Loan Notes is uncertain.

THE OFFERS

On 10 November 2011, the Offeror, Caterpillar and ERA jointly announced that the Offeror, an indirect wholly-owned subsidiary of Caterpillar, would subject to the satisfaction of the Pre-Condition, make a voluntary conditional offer to acquire all the issued share capital of ERA and to cancel the outstanding Options held by the ERA Optionholders. On 17 April 2012, ERA, the Offeror and Caterpillar jointly announced that the Pre-Condition to the making of the Offers had been fulfilled.

The Share Offer

The consideration for the Share Offer will comprise the Cash Alternative and/or the Loan Note Alternative.

Pursuant to the Share Offer, Citigroup is offering on behalf of the Offeror to acquire the issued Shares in consideration for:

(i)             Cash Alternative: HK$0.88 in cash per Share (the “Cash Consideration”); and/or

(ii)          Loan Note Alternative: a HK$1.00 Loan Note per Share, issued by the Offeror, which will entitle the holder to receive on redemption, in respect of each HK$1.00 of Loan Notes redeemed, a minimum of HK$0.75 and up to HK$1.15.

Further terms of the Loan Note Alternative are set out in the section headed “Loan Note Alternative” below.

The Option Offer

The consideration for cancellation of each Option:

Exercise price of HK$0.50	HK$0.38
Exercise price of HK$0.40	HK$0.48

Conditions

The Offers are conditional upon the satisfaction or waiver (where permissible) of the Conditions, among other things, valid acceptances of the Share Offer being received (and not, where permitted, withdrawn) at or before 4:00 p.m. (Hong Kong time) on the Closing Date (or such later time as the Offeror may, subject to the rules of the Takeovers Code, decide) in respect of at least 90% of the Disinterested Shares.

Irrevocable Undertakings given by the Controlling Shareholders and the Director Shareholders

On 10 November 2011, the Controlling Shareholders executed an irrevocable undertaking in favour of Caterpillar, pursuant to which each Controlling Shareholder has undertaken, among other things, to:

(a)          accept, or procure the acceptance of, the Share Offer in respect of their Shares, not later than five Business Days after the despatch of the Offer Document; and

(b)         ensure and procure that MML will elect to receive the Loan Note Alternative in respect of not less than 30% of the Shares held by MML.

The irrevocable undertaking also provides that, before the Offers close, lapses or are withdrawn, each Controlling Shareholder shall not, among other things, sell, transfer, charge, encumber, grant any option over or otherwise dispose of any direct or indirect interest in its Shares, nor will it or he accept any other offer in respect of any of its or his Shares, nor will it or he enter into any agreement or any arrangement to do any of the above acts.

On 10 November 2011, each of the Director Shareholders executed an irrevocable undertaking in favour of Caterpillar, pursuant to which each Director Shareholder has undertaken, among other things, to accept, or procure the acceptance of, the Share Offer in respect of their Shares, not later than five Business Days after the despatch of the Offer Document.

As at the Latest Practicable Date, save for Emory Williams and the Director Shareholders who had signed the Irrevocable Undertakings to accept the Share Offer and the Option Offer. Mr David Marc Boulanger had also indicated that he would accept the Share Offer. Further, all of the ERA Directors who are also the ERA Optionholders had indicated that they would accept the Option Offer. Save as disclosed, none of the remaining ERA Directors had any beneficial shareholdings in ERA and thus they were not entitled to participate in the Offers.

PRINCIPAL FACTORS AND REASONS CONSIDERED

In formulating our recommendation to the Independent Board Committee regarding the Offers, we have taken into consideration the principal factors and reasons set out below:

1.                            Information on the ERA Group

Business

The ERA Group is principally engaged in the manufacture and sale of coal mining machinery. It commenced to conduct the mining machinery business following acquisition of Hong Kong Siwei Holdings Limited and Zhengzhou Siwei (the “Siwei Group”) in late 2010 (the “Transaction”). Prior to the Transaction, the ERA Group was principally engaged in provision of corporate secretarial services, and distribution of films and sub-licensing of film rights. The mining machinery business accounted for approximately 99.9% of the turnover of the ERA Group for the year ended 31 December 2011.

The ERA Group, through its wholly-owned Zhengzhou Siwei, operates the hydraulic machinery business in PRC. The ERA Group possesses a manufacturing base in Zhengzhou. Its leading products are hydraulic supports, together with related hydraulic equipment and accessories and electro-control equipment. The ERA Group has received over 100 national patents. It has passed certain accreditations, including the ISO9001:2008 Quality Management System, ISO14001:2004 Environmental Management System and GB/T28001-2001 Occupational Health and Safety Management System.

Financial performance of the ERA Group

(i)                        Historical financial performance of the ERA Group

The following table summarises the audited financial results of the ERA Group for the years ended 31 December 2009, 2010 and 2011 as extracted from the annual report of ERA for the year ended 31 December 2010 (the “2010 Annual Report”) and the annual report of ERA for the year ended 31 December 2011 (the “2011 Annual Report”).

In accordance with Hong Kong accounting standard, the Siwei Group was treated as the acquirer while ERA and its subsidiaries, prior to the Transaction, were deemed to have been acquired by the Siwei Group as the acquiree in the preparation of the financial results of the ERA Group for 2009 and 2010. As such, the consolidated financial statements of the ERA Group for the two years ended 31 December 2010 have been prepared as a continuation of the consolidated financial statements of the Siwei Group.

	For the year ended 31 December
	2011	2010	2009
	HK$’ 000	HK$’ 000	HK$’ 000
Turnover
– Sales of mining machineries	1,829,188	1,737,183	1,338,915
– Sales of spare parts	123,925	31,522	65,854
– Consultancy services income	229	208	—
	1,953,342	1,768,913	1,404,769
Gross profit	300,032	348,803	231,931
Gross profit margin (Note 1)	15.4%	19.7%	16.5%

(Loss)/profit for the year attributable to the owners of ERA	(14,253)	135,099	130,935
Net (loss)/profit margin (Note 2)	(0.7)%	7.6%	9.3%

Notes:

(1)                        Gross profit margin is calculated by the gross profit of the ERA Group divided by the turnover of the ERA Group for the respective financial years.

(2)                        Net (loss)/profit margin is calculated by (loss)/profit attributable to the owners of ERA divided by the turnover of the ERA Group for the respective financial years.

According to the 2010 Annual Report and the 2011 Annual Report, the turnover of the ERA Group comprised: (i) sales of mining machineries; (ii) sales of spare parts; and (iii) consultancy services income. Sales of mining machineries accounted for more than 90% of the turnover of the ERA Group. ERA did not declare any dividends for the years ended 31 December 2009, 2010 and 2011.

For the year ended 31 December 2010

Turnover

Turnover of the ERA Group for the year ended 31 December 2010 increased by approximately HK$364.1 million, or approximately 25.9%, as compared to the year ended 31 December 2009. According to the 2010 Annual Report, the increase in turnover of the ERA Group was mainly due to PRC’s continued strong economic growth, demand for energy and government policies encouraging coal mine mechanisation.

Gross profit

Gross profit of the ERA Group for the year ended 31 December 2010 increased by approximately HK$116.9 million, or approximately 50.4%, to approximately HK$348.8 million for the year ended 31 December 2010 as a result of the increase in turnover and the increase in gross profit margin from approximately 16.5% to 19.7%. According to the 2010 Annual Report, the increase in gross profit margin was primarily attributable to the increase in average selling prices as a result of the sale of larger units and new patented products.

Selling and administrative expenses

It is noted that selling expenses of the ERA Group for the year ended 31 December 2010 increased by approximately HK$36.9 million, or approximately 54.5%, to approximately HK$104.6 million for the year ended 31 December 2010 from approximately HK$67.7 million for the year ended 31 December 2009. According to the 2010 Annual Report and as advised by ERA, the increase in selling expenses was mainly due to increase in freight and transportation expenses by approximately HK$29.9 million as a result of increase in turnover.

Administrative expenses of the ERA Group for the year ended 31 December 2010 increased by approximately HK$47.7 million, or approximately 126.5%, to approximately HK$85.4 million for the year ended 31 December 2010 from approximately HK$37.7 million for the year ended 31 December 2009, which was mainly due to the additional research and development costs and salaries and benefits of approximately HK$14.4 million and HK$7.0 million respectively according to the 2010 Annual Report.

Profit for the year attributable to the owners of ERA

Profit attributable to the owners of ERA for the year ended 31 December 2010 increased by approximately HK$4.2 million, or approximately 3.2%, as compared to the year ended 31 December 2009, which was primarily due to the increase in gross profit by approximately HK$116.9 million was partially offset by the increase in selling and administrative expenses by approximately HK$84.6 million and the increase in finance costs of approximately HK$20.9 million.

For the year ended 31 December 2011

Turnover

Turnover of the ERA Group for the year ended 31 December 2011 increased by approximately HK$184.4 million, or approximately 10.4%, as compared to the year ended 31 December 2010. According to the 2011 Annual Report, the turnover growth of the ERA Group has been affected by the tightening credit policy in PRC and an increasingly challenging operating environment.

Gross profit

Gross profit of the ERA Group for the year ended 31 December 2011 decreased by approximately HK$48.8 million, or approximately 14.0%, to approximately HK$300.0 million for the year ended 31 December 2011 as a result of the increase in turnover by approximately HK$184.4 million was offset by the decrease in gross profit margin from approximately 19.7% to 15.4%. According to the 2011 Annual Report and as advised by ERA, the decrease in gross profit margin was primarily attributable to the increase in materials costs, in particular, the surge in steel prices in the first three quarters of 2011. Cost of steel is a major component of the cost of sales of the ERA Group. According to the 2011 Annual Report, the increases in material costs were not able to pass on the customers of the ERA Group in a competitive environment.

Selling and administrative expenses

It is noted that selling expenses of the ERA Group for the year ended 31 December 2011 decreased by approximately HK$8.0 million, or approximately 7.6%, to approximately HK$96.6 million for the year ended 31 December 2011 from approximately HK$104.6 million for the year ended 31 December 2010. According to the 2011 Annual Report and as advised by ERA, the decrease in selling expenses was primarily attributable to the decrease in sales commission expenses after the acquisition of some of the ERA’s principal former sales agencies and the change in the sale channel by performing more sales liaison tasks in house since July 2011.

Administrative expenses of the ERA Group for the year ended 31 December 2011 increased by approximately HK$74.5 million, or approximately 87.2%, to approximately HK$159.9 million for the year ended 31 December 2011 from approximately HK$85.4 million for the year ended 31 December 2010, which was mainly due to the increase in allowance for trade receivables of approximately HK$39.0 million as a result of the increase in aging of the trade receivables, additional salaries and benefits of approximately HK$26.6 million and research and development expenditures of approximately HK$4.9 million according to the 2011 Annual Report. ERA invested significantly in research and development, employed 373 new research and development staffs during the year ended 31 December 2011.

Finance costs

Finance costs of the ERA Group for the year ended 31 December 2011 increased by approximately HK$97.8 million, or approximately 238.5%, from approximately HK$41.0 million for the year ended 31 December 2010 to approximately HK$138.8 million for the year ended 31 December 2011 of which approximately HK$135.8 million were attributable to interest expenses.

As disclosed in the paragraph headed “Indebtedness Statement” in Appendix III to the Composite Document, we noted that the ERA Group had (i) secured interest bearing bank borrowings of approximately HK$1,120.6 million; (ii) secured finance lease payables of approximately HK$32.4 million; (iii) secured interest bearing loan due to the Offeror of approximately HK$385.0 million; (iv) unsecured directors loans of approximately HK$96.5 million; (v) unsecured interest bearing bank loan of approximately HK$61.6 million; and (vi) unsecured amounts due to jointly controlled entities of approximately HK$24.7 million. Based on the relevant interest rates relating to the ERA Group’s borrowings, the finance costs incurred for the two months period ended 29 February 2012 represented approximately one third of the total finance costs of the ERA Group for the year ended 31 December 2011.

Loss for the year attributable to the owners of ERA

The ERA Group incurred loss attributable to the owners of ERA for the year ended 31 December 2011 of approximately HK$14.3 million, as compared to a net profit attributable to the owners of ERA of approximately HK$135.1 million for the year ended 31 December 2010. The loss was primarily due to the (i) increase in finance costs of approximately HK$97.8 million due to increased borrowings and higher interest rates during the year ended 31 December 2011; (ii) decrease in gross profit of approximately HK$48.8 million as a result of the increase in material costs; (iii) increase in staff costs (excluding directors’ emoluments) of approximately HK$70.7 million; and (iv) increase in allowance for trade receivables of approximately HK$39.0 million.

(ii)                    Historical financial position of the ERA Group

The following table summarises the audited consolidated financial position of the ERA Group as at 31 December 2009, 2010 and 2011 as extracted from the 2010 Annual Report and 2011 Annual Report.

	As at 31 December
	2011	2010	2009
	HK$’ 000	HK$’ 000	HK$’ 000
Non-current assets
Property, plant and equipment	623,952	345,264	163,103
Prepaid land lease payments	28,815	13,691	13,561
Goodwill	530,776	461,866	3,508
Intangible assets	5,585	6,965	3,750
Investments in jointly controlled entities	26,171	—	—
	1,215,299	827,786	183,922
Current assets
Inventories	675,361	202,014	183,679
Trade and other receivables	2,655,252	1,914,153	1,094,723
Prepaid land lease payments	690	364	358
Current tax assets	—	9	—
Amount due from a director	—	—	23
Amount due from related companies	—	—	48,296
Pledged bank deposits	777,180	334,109	93,097
Bank and cash balances	338,135	102,664	30,947
	4,446,618	2,553,313	1,451,123
Total assets	5,661,917	3,381,099	1,635,045

	As at 31 December
	2011	2010	2009
	HK$’ 000	HK$’ 000	HK$’ 000
Current liabilities
Trade and other payables	2,623,678	1,535,710	1,061,770
Borrowings	1,205,969	496,442	300,549
Provisions	4,308	5,670	1,875
Finance lease payables	32,924	22,189	—
Derivative component of convertible bond	—	23,967	—
Convertible bond	—	12,761	—
Amount due to a substantial shareholder	—	—	23,018
Amounts due to directors	96,579	99	—
Amount due to a third party	385,000	—	—
Amounts due to related companies	—	—	6,081
Current tax liabilities	8,250	40,626	22,060
	4,356,708	2,137,464	1,415,353
Net current assets	89,910	415,849	35,770

Total assets less current liabilities	1,305,209	1,243,635	219,692

Non-current liabilities
Finance lease payables	4,999	21,310	—

Total liabilities	4,361,707	2,158,774	1,415,353
Net assets	1,300,210	1,222,325	219,692

Capital and reserves
Issued capital	847,365	846,632	1
Reserves	452,845	375,693	219,691
Total equity	1,300,210	1,222,325	219,692

As at 31 December 2009

As at 31 December 2009, total assets of the ERA Group of approximately HK$1,635.0 million, which mainly consisted of trade and other receivables of approximately HK$1,094.7 million, inventories of approximately HK$183.7 million and property, plant and equipment of approximately HK$163.1 million.

As at 31 December 2009, total liabilities of the ERA Group of approximately HK$1,415.4 million were primarily comprised trade and other payables of approximately HK$1,061.8 million and borrowings of approximately HK$300.5 million.

As at 31 December 2010

As at 31 December 2010, total assets of the ERA Group of approximately HK$3,381.1 million primarily comprised trade and other receivables of approximately HK$1,914.2 million, goodwill of approximately HK$461.9 million, property, plant and equipment of approximately HK$345.3 million and pledged bank deposits of approximately HK$334.1 million. The total assets of the ERA Group increased by approximately HK$1,746.1 million or approximately 106.8% as compared to that as at 31 December 2009 was mainly contributed by (i) the increase in trade and other receivables by approximately HK$819.4 million as a result of the business expansion of the ERA Group; (ii) the increase in goodwill by approximately HK$458.4 million arising from the Transaction; (iii) the increase in pledged bank deposits by approximately HK$241.0 million; and (iv) the increase in property, plant and equipment by approximately HK$182.2 million for the expansion of the Guangwu factory according to the 2011 Annual Report.

As at 31 December 2010, total liabilities of the ERA Group of approximately HK$2,158.8 million primarily comprised trade and other payables of approximately HK$1,535.7 million and borrowings of approximately HK$496.4 million. The total liabilities of the ERA Group increased by approximately HK$743.4 million, or approximately 52.5% as compared to that as at 31 December 2009, which were mainly attributable to the increase in bills payables by approximately HK$350.8 million and borrowings by approximately HK$195.9 million to finance additional working capital and the expansion in production capacity as advised by ERA.

As at 31 December 2011

As at 31 December 2011, total assets of the ERA Group amounted to approximately HK$5,661.9 million, which mainly comprised trade and other receivables of approximately HK$2,655.3 million, pledged bank deposits of approximately HK$777.2 million, property, plant and equipment of approximately HK$624.0 million and goodwill of approximately HK$530.8 million. The total assets of the ERA Group increased by approximately HK$2,280.8 million, or approximately 67.5%, as compared to that as at 31 December 2010 was mainly due to the increase in trade and other receivables by approximately HK$741.1 million and the increase in pledged bank deposits by approximately HK$443.1 million as a result of the business expansion of the ERA Group as advised by ERA.

As at 31 December 2011, total liabilities of the ERA Group of approximately HK$4,361.7 million primarily consisted of trade and other payables of approximately HK$2,623.7 million and borrowings of approximately HK$1,206.0 million. The total liabilities of the ERA Group increased by approximately HK$2,202.9 million, or approximately 102.0%, as compared to that as at 31 December 2010 which was mainly attributable to the increase in borrowings by approximately HK$709.5 million and bills payables by approximately HK$499.1 million for additional working capital and the expansion in production capacity as advised by ERA.

2.                           Industry overview

According to the BP Statistical Review of World Energy June 2011 issued by BP p.l.c. (Note) in June 2011, coal ranked second in terms of global energy consumption, which accounted for approximately 29.6% of global energy consumption in 2010. China surpassed US as the world’s largest energy consumer and ranked first in terms of production and consumption of coal in the world in 2010, which had a share of approximately 48.3% and 48.2% respectively. In addition, China had the world’s third largest proven coal reserves with 114.5 billion tonnes, representing 13.3% of the world’s proved coal reserves as at the end of 2010. On the other hand, China had only 1.1% and 1.5% of the world’s proved oil and natural gas reserves as at the end of 2010 respectively. According to the China Statistical Yearbook 2011 published by the National Bureau of Statistics of China in September 2011, coal accounted for approximately 76.5% and 68.0% of the total energy production and consumption in China in 2010.

Note:       BP p.l.c. which was formerly named as the Anglo-Persian Oil Company, was established in 1908. According to the website of BP p.l.c., BP p.l.c. is one of the world’s leading international oil and gas companies and achieved sales and other revenue of approximately US$375.5 billion in year 2011. The BP Statistical Review of World Energy has been published by the BP p.l.c. since 1951, aiming to provide the most timely, objective global energy data available.

According to the Research Report on Coal Mining Machinery Industry in PRC () issued by the China National Coal Machinery Industry Association () (the “CMIA”) (Note) in December 2011, the total sales of the coal mining machinery in PRC increased from approximately RMB28.9 billion in 2006 to approximately RMB87.6 billion in 2010, representing a CAGR of approximately 31.8% . In particular, the total sales of hydraulic roof supports in PRC increased from approximately RMB7.5 billion in 2006 to approximately RMB18.7 billion in 2010, representing a CAGR of approximately 25.8% .

Note:       CMIA was established in 1989. It is a national social organisation as approved by the Ministry of Civil Affairs of PRC and registered with the State Administration for Industry and Commerce of PRC. CMIA is a nationwide coal mining machinery association opens for voluntary enrollment from enterprises engaging in research, design, manufacture and sales of coal mining machinery, electrical devices and coal mine safety equipment as well as related colleges and institutions.

The importance of coal in the energy production and consumption in PRC and the sales growth of coal mining machinery have fueled investment in the coal mining machinery industry. The following chart illustrates the amount of fixed asset investment (the “FAI”) and its annual growth rate in the coal mining industry in PRC from 2004 to 2011.

FAI in the coal mining industry in PRC

Source: National Bureau of Statistics of China

As illustrated in the chart above, the growth rate in fixed asset investment achieved approximately 68.4% in 2005, and flattened from year 2006 to 2011 which ranged from approximately 23.3% to 32.9% during the period. According to the National Bureau of Statistics of China, the coal production in PRC grew from approximately 2.12 billion tonnes in 2004 to approximately 3.24 billion tonnes in 2010, representing a CAGR of approximately 7.3% .

Notwithstanding the growth in the fixed asset investment in the coal mining machinery industry in PRC, market players face significant competition from both domestic and overseas mining equipment manufacturers. Pursuant to the Industrial Guidance Catalogue for Foreign Investment () jointly issued by the National Development and Reform Commission and MOFCOM on 30 November 2004 and amended on 31 October 2007, effective on 1 December 2007, production of coal mining equipment is a business which allows foreign investment. Accordingly, market players may face more competition from foreign manufactures of mining equipment that invest in PRC directly.

According to the research report on coal mining machinery industry in PRC issued by the CMIA, the coal mining machinery industry in PRC lags behind international peers in terms of technical quality, reliability and performance and requires significant improvement in the technology standard, design, reliability, usage life and research and development of the domestic coal mining equipment in order to maintain its competitiveness. As such, we consider that international peers with advanced technological know-how have competitive edge in quality over domestic manufacturers.

According to the 2010 Annual Report, steel accounted for approximately 80% of cost of sales of the ERA Group in 2009 and 2010. The steel costs as a percentage of sales grew further in 2011 and remained accounted for approximately 80% of cost of sales of the ERA Group in 2011. As such, any significant increment in steel price may exert pressure on the profitability of the ERA Group. As illustrated from the chart below, the steel prices were volatile and the average spot price of hot rolled steel in PRC fluctuated between approximately RMB3,300 per tonne and approximately RMB5,000 per tonne from 1 January 2009 to 26 April 2012.

Source: Bloomberg

As discussed with the management of ERA, the outlook of the coal mining machinery industry in PRC remains positive. However, the ERA Group faces stiff competition in the coal mining machinery industry in PRC as evidenced by the fact that the ERA Group could not pass the cost increment to its customers in 2011 as discussed in the paragraph headed “financial performance of the ERA Group” above. In addition, steel prices in PRC have been volatile in recent years. Taking into account that the ERA Group lacks hedging policy on the steel prices, we consider that any significant increment in steel price may exert pressure on the profitability of the ERA Group.

3.                           Information on the Offeror and its intention regarding the future of the ERA Group

(i)                          Background of the Offeror

As set out in the “Letter from Citigroup” in the Composite Document, Caterpillar is incorporated in Delaware and was listed on the New York Stock Exchange on 2 December 1929 under the name Caterpillar Tractor Company. In 1986, it was changed to Caterpillar Inc., and in May 1991, Caterpillar became one of 30 companies in the Dow Jones Industrial Average. With 2011 sales and revenues of US$60.138 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. The types of services provided by Caterpillar through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services include (i) financing for dealers and customers for sales of products; (ii) remanufacturing “cores” from used equipment and resells as a remanufactured product; (iii) provision of logistics services for Caterpillar’s worldwide business and logistics solutions for other third parties; and provision of rail maintenance, repair, remanufacturing services for the rail business.

Caterpillar, through its wholly-owned subsidiary, Caterpillar (HK) Limited, holds the entire share capital of the Offeror. The Offeror is a Société Anonyme incorporated and registered in Luxembourg on 9 November 2011 and is registered with the Luxembourg Register of Commerce. Its principal business activity is investment holding, although the Offeror held no investments as at the Latest Practicable Date.

(ii)                      Intentions in relation to the ERA Group

The directors of the Offeror believe that the acquisition of ERA by the Offeror will provide significant synergy opportunities and result in a business that will deliver more benefits and value than could be accomplished by either company alone, as well as provide Caterpillar an entry opportunity into the Chinese roof support market.

In turn, the directors of the Offeror believe that ERA, which has grown rapidly over the past several years, would benefit from the financial, management, and technical support that Caterpillar can provide. In particular, the directors of the Offeror believe that Caterpillar can bring technological improvements to ERA’s current business and thereby lead to operational and safety improvements at Chinese mines where ERA’s products are used. The directors of the Offeror believe that Caterpillar’s institutional knowledge in manufacturing and product design will also enable ERA to improve and diversify its product development in order to better serve its Chinese client base. Additionally, given the global reach and scale of Caterpillar’s business, distribution abilities and operations outside of PRC, the directors of the Offeror believe that the acquisition of ERA by the Offeror would give ERA greater access to, and improve its ability to grow, business and sales globally.

Other than certain changes to the composition of the Board as set out under the paragraph headed “Intention regarding the composition of the Board” below, the Offeror does not intend to institute any major changes to ERA’s current business and operations (including any redeployment of assets or major employee changes within the ERA Group). However, the Offeror plans to conduct a post-acquisition review of the business and operations of ERA to determine what changes, if any, it may wish to make in the future.

The Offeror is committed to build on ERA’s current business and operations and aims to improve its product quality and technology to enable the product to achieve a longer lifespan thus improving the efficiency and safety for the underground mining business in PRC.

(iii)                  Intention regarding the composition of the Board

It is intended that Lee Jong Dae, Wang Fu, Phil Qiu Jin, Christopher John Parker, Dong Xiangge, Chan Sze Hon and David Marc Boulanger will resign from their positions as ERA Directors, in each case with effect from the Closing Date. Emory Williams and Li Rubio shall remain as ERA Directors but it is intended that Emory Williams will resign from the position as chairman of ERA, with effect from the Closing Date (or as soon as practicable thereafter) and their service contracts will be terminated at such time.

It is also intended that Luis de Leon will be appointed as executive director and chairman of ERA, Robert J Sherack will be appointed as executive director and vice chairman of ERA and Edward J Scott, Kebao Yang and Qihua Chen as non-executive directors of ERA, in each case with effect from the Closing Date (or as soon as practicable thereafter).

The biographical details of Luis de Leon, Robert J Sherack, Edward J Scott, Kebao Yang and Qihua Chen are set out in the “Letter from Citigroup” in the Composite Document. From their biographical details, we note that each of the proposed ERA Directors is the management of group companies of Caterpillar and has relevant working experience in the machinery industry.

(iv)                    Compulsory acquisition and withdrawal of listing

As set out in the “Letter from Citigroup” in the Composite Document, the Offeror intends to exercise the right under section 88 of the Cayman Islands Companies Law to compulsorily acquire those Shares not acquired by the Offeror under the Share Offer if it, within four months of the posting of the Composite Document, acquires not less than 90% of the Shares. On completion of the compulsory acquisition, if exercised, ERA will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Shares from GEM pursuant to Rule 9.23(i) of the Listing Rules.

Pursuant to Rule 2.11 of the Takeovers Code, except with the consent of the Executive, where the Offeror seeks to acquire or privatise ERA by means of the Share Offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirement imposed by the Cayman Islands Companies Law, acceptance of the Share Offer and purchases made by the Offeror and its Concert Parties during the four months after posting of the Offer Document total 90% of the Disinterested Shares.

Written notice of the Offeror’s exercise of its right of compulsory acquisition as described above will be provided by the Offeror to those ERA Shareholders who do not accept the Share Offer and who are required to sell their Shares to the Offeror pursuant to the Offeror’s right of compulsory acquisition. Such ERA Shareholders will be entitled to elect to receive the Cash Alternative in respect of some of their Shares and the Loan Note Alternative in respect of the remainder of their Shares, or to elect to receive either the Cash Alternative or the Loan Note Alternative in respect of all of their Shares. The Offeror has the right under the Takeovers Code to deem those ERA Shareholders subject to the above-mentioned compulsory acquisition process (but not, for the avoidance of doubt, those ERA Shareholders whose acceptances form part of the 90% acceptances required to satisfy the acceptance condition) who do not make any election in the required manner as to how they wish to receive consideration from the Offeror for their Shares within 10 Business Days of being notified by the Offeror in writing of its intention to exercise its right of compulsory acquisition as having elected to receive the Cash Alternative in respect of all of their Shares.

If the level of acceptances of the Share Offer reaches the prescribed level under the Cayman Islands Companies Law and the requirements of Rule 2.11 of the Takeovers Code are satisfied, dealings in the Shares will be suspended from the Closing Date up to the withdrawal of listing of the Shares from the Stock Exchange pursuant to Rule 9.23(i) of the Listing Rules.

(v)                        Maintaining the listing/public float

As set out in the “Letter from Citigroup” in the Composite Document, in the event that the Offeror does not effect the compulsory acquisition set out above but the Offeror nonetheless proceeds with the Offers (whether by reason of the Offeror waiving the acceptance Condition or otherwise), the Offeror will, following the closing of the Offers, take appropriate steps to ensure that not less than 25% of the Shares will be held by the public in compliance with the Listing Rules, which may include the Offeror selling some of its Shares.

The Stock Exchange has stated that if, at the close of the Offers, less than the minimum prescribed percentage applicable to ERA, being 25% of the issued Shares, is held by the public, or if the Stock Exchange believes that (i) a false market exists or may exist in the trading of the Shares or (ii) there are insufficient Shares in public hands to maintain an orderly market, then it will consider exercising its discretion to suspend trading in the Shares.

In this regard, it should be noted that, upon closing of the Offers, there may be an insufficient public float for the Shares and therefore trading in the Shares may be suspended until a prescribed level of public float is attained.

4.                           Price performance and trading volume of the Shares

(i)                          Price performance of the Shares

As ERA is a listed company, its share price should reflect the prevailing market assessment of its fair value. We have compared share prices of ERA with the benchmark Hang Seng Index (the “HSI”), the main indicator of the share performance for listed shares in Hong Kong which reflecting general trends of the market.

Set out below is the chart showing the daily closing price and trading volume of the Shares as quoted on the Stock Exchange relative to HSI from 27 April 2011, being 12 months preceding the Latest Practicable Date, to the last trading day for the Shares before the date of the Announcement (the “Last Trading Day”) (the “Pre-Announcement Period”) and from 11 November 2011 to the Latest Practicable Date (the “Post-Announcement Period”) (collectively known as the “Review Period”):

Historical share prices of ERA

Source: Website of the Stock Exchange and Bloomberg

On 23 June 2011, the trading of the Shares was suspended pending the issue of an announcement involving proposed fund raising. On 24 June 2011, ERA further announced that it would not proceed with the proposed fund raising after considering the then market volatility and conditions, and the advice of its investment bankers. The closing price of the Shares remained at HK$0.630 per Share on 24 June 2011 and gradually sank to HK$0.255 per Share on 11 August 2011, the lowest Share price during the Review Period.

On 29 August 2011, ERA published an unusual price and trading volume movement announcement. It was stated that ERA was in preliminary discussions with unrelated parties which had shown various interests in the business of ERA but ERA had yet to reach an agreement, whether formal or informal, on any aspect of such opportunities with such parties (the “Preliminary Announcement”). The closing price of the Shares surged 25% to HK$0.500 per Share on 29 August 2011 from HK$0.400 per Share on 26 August 2011, being the trading day immediately prior to the Preliminary Announcement and further surged to HK$0.580 per Share on 30 August 2011.

On 7 November 2011, trading in Shares was suspended pending the release of the Announcement. On 11 November 2011, being the first trading day of Shares after publication of the Announcement, the closing price of the Shares surged approximately 21.2% to HK$0.800 per Share from HK$0.660 per Share on 4 November 2011, being the Last Trading Day. During the Post-Announcement Period, the Shares were traded at or below the Cash Consideration and fluctuated between HK$0.790 and HK$0.880 per Share.

Prior to the release of the Preliminary Announcement, the Share price underperformed the HSI most of the times. In contrast, the Share price generally outperformed the HSI after the release of the Preliminary Announcement.

We consider that the surge in closing price of the Shares after the release of the Announcement reflected the market reaction to the Share Offer. Given the historical Share price performance, we consider that the current Share price is supported by the Offers. The prevailing Share price may not be sustainable if the Share Offer is withdrawn or lapses.

(ii)                      Comparison with historical Share prices

The Cash Alternative

The Cash Consideration of HK$0.88 per Share represents:

(a)                      a premium of approximately 33.3% over the closing price of the Shares of HK$0.660 per Share as quoted on the Stock Exchange on the Last Trading Day;

(b)                      a premium of approximately 33.6% over the volume weighted average closing price of the Shares of HK$0.658 per Share as quoted on the Stock Exchange for the 5 consecutive trading days up to and including Last Trading Day;

(c)                       a premium of approximately 36.2% over the volume weighted average closing price of the Shares of HK$0.646 per Share as quoted on the Stock Exchange for the 10 consecutive trading days up to and including the Last Trading Day;

(d)                      a premium of approximately 57.6% over the volume weighted average closing price of the Shares of HK$0.558 per Share as quoted on the Stock Exchange for the 30 consecutive trading days up to and including the Last Trading Day;

(e)                       a premium of approximately 100.1% over the volume weighted average closing price of the Shares of HK$0.440 per Share as quoted on the Stock Exchange for the 60 consecutive trading days up to and including the Last Trading Day;

(f)                        a premium of approximately 1.1% over the closing price of HK$0.870 per Share as quoted on the Stock Exchange on the Latest Practicable Date; and

(g)                       a premium of approximately 284.3% over the December 2011 Net Asset Value per Share.

The Loan Note Alternative

The minimum Aggregate Redemption Amount of HK$0.75 in respect of each HK$1.00 of the Loan Notes represents:

(a)                        a premium of approximately 13.6% over the closing price of the Shares of HK$0.660 per Share as quoted on the Stock Exchange on the Last Trading Day;

(b)                       a premium of approximately 13.9% over the volume weighted average closing price of the Shares of HK$0.658 per Share as quoted on the Stock Exchange for the 5 consecutive trading days up to and including Last Trading Day;

(c)                        a premium of approximately 16.1% over the volume weighted average closing price of the Shares of HK$0.646 per Share as quoted on the Stock Exchange for the 10 consecutive trading days up to and including the Last Trading Day;

(d)                       a premium of approximately 34.3% over the volume weighted average closing price of the Shares of HK$0.558 per Share as quoted on the Stock Exchange for the 30 consecutive trading days up to and including the Last Trading Day;

(e)                        a premium of approximately 70.6% over the volume weighted average closing price of the Shares of HK$0.440 per Share as quoted on the Stock Exchange for the 60 consecutive trading days up to and including the Last Trading Day;

(f)                          a discount of approximately 13.8% over the closing price of the Shares of HK$0.870 per Share as quoted on the Stock Exchange on the Latest Practicable Date; and

(g)                       a premium of approximately 227.5% over the December 2011 Net Asset Value Per Share.

The maximum Aggregate Redemption Amount of HK$1.15 in respect of each HK$1.00 of the Loan Notes represents:

(a)                        a premium of approximately 74.2% over the closing price of the Shares of HK$0.660 per Share as quoted on the Stock Exchange on the Last Trading Day;

(b)                       a premium of approximately 74.8% over the volume weighted average closing price of the Shares of HK$0.658 per Share as quoted on the Stock Exchange for the 5 consecutive trading days up to and including Last Trading Day;

(c)                        a premium of approximately 78.0% over the volume weighted average closing price of the Shares of HK$0.646 per Share as quoted on the Stock Exchange for the 10 consecutive trading days up to and including the Last Trading Day;

(d)                       a premium of approximately 106.1% over the volume weighted average closing price of the Shares of HK$0.558 per Share as quoted on the Stock Exchange for the 30 consecutive trading days up to and including the Last Trading Day;

(e)                        a premium of approximately 161.4% over the volume weighted average closing price of the Shares of HK$0.440 per Share as quoted on the Stock Exchange for the 60 consecutive trading days up to and including the Last Trading Day;

(f)                          a premium of approximately 32.2% over the closing price of the Shares of HK$0.870 per Share as quoted on the Stock Exchange on the Latest Practicable Date; and

(g)                       a premium of approximately 402.2% over the December 2011 Net Asset Value Per Share.

As illustrated above, the Cash Consideration represents a premium in a range of approximately 33.6% to 100.1% over the average closing prices for 5, 10, 30 and 60 consecutive trading days up to and including the Last Trading Day. It is noted that the Shares were traded at or below the Cash Consideration at all times during the Pre-Announcement Period and the Post-Announcement Period and were traded below the minimum Aggregate Redemption Amount of HK$0.750 at most of the time during the Pre-Announcement Period.

(iii)                  Trading volume

The following table sets out the trading volume of the Shares during the Review Period:

				Percentage of
				average daily
			Percentage of	trading volume
			average daily	to total number
		Average	trading volume	of Shares held
		daily trading	to total number	by public ERA
	Total trading	volume for the	of Shares in issue	Shareholders
	volume for the	month/period	as at the Latest	as at the Latest
	month/period	(Shares)	Practicable Date	Practicable Date
Month/period	(Shares)	(Note 1)	(Note 2)	(Note 3)
2011
April (from 27 April 2011)	42,753,200	14,251,067	0.251%	0.484%
May	124,537,000	6,226,850	0.109%	0.212%
June	102,360,000	5,118,000	0.090%	0.174%
July	165,413,000	8,270,650	0.145%	0.281%
August	615,535,200	26,762,400	0.470%	0.909%
September	259,660,000	12,983,000	0.228%	0.441%
October	224,786,000	11,239,300	0.198%	0.382%
November	1,615,126,839	89,729,269	1.577%	3.048%
December	583,440,877	29,172,044	0.513%	0.991%
2012
January	400,353,616	22,241,868	0.391%	0.756%
February	195,465,937	9,307,902	0.164%	0.316%
March	564,048,405	25,638,564	0.451%	0.871%
April (up to the
Latest Practicable Date)	335,185,807	22,345,720	0.393%	0.759%

Source: Website of the Stock Exchange and Bloomberg

Notes:

(1)                     Average daily trading volume is calculated by dividing the total trading volume for the month/period by the number of trading days during the month/period which exclude any trading day on which trading of the Shares on the Stock Exchange was suspended for the whole trading day;

(2)                     Based on 2,943,749,083 Shares held by public ERA Shareholders as at the Latest Practicable Date.

As illustrated in the above table, the average daily trading volume during the Review Period ranged from approximately 5,118,000 Shares to approximately 89,729,269 Shares, representing approximately 0.090% to 1.577% of the total number of Shares in issue as at the Latest Practicable Date, and approximately 0.174% to 3.048% of the total number of Shares held by public ERA Shareholders as at the Latest Practicable Date. We note that there was an exceptional high trading volume in November 2011, mainly attributable to the release of the Announcement in relation to the Share Offer.

Given the lack of liquidity in the trading of the Shares during the Review Period, the ERA Shareholders who intend to dispose of a significant shareholding in the market within a short timeframe may not be able to do so without exerting a downward pressure on the market price of the Shares. Therefore, the Share Offer represents an alternative exit for the ERA Shareholders.

5.                           Comparisons

(a)                       Comparable companies

The ERA Group is principally engaged in the manufacture and sale of coal mining machinery in PRC. In assessing the fairness and reasonableness of the Share Offer, we have compared the pricing ratio represented by the Cash Consideration to the market valuation of other listed companies that are engaged in business similar to that of the ERA Group, which are covered by Bloomberg. Since the ERA Group recorded loss for the year ended 31 December 2011, the use of price-to-earnings as reference to assess the Cash Consideration is not applicable.

In determining whether a business segment is the principal business of a company, we consider it is a justifiable basis to make reference to the revenue generated from a business segment that contributes more than half of the total revenue of a company. Based on the information available from the website of the Stock Exchange and Bloomberg, we have identified four comparable companies (the “Comparable Companies”) that the majority of the revenue was generated from the coal mining machinery business in PRC in the latest financial year. The Comparable Companies, which are exhaustive based on the above selection criteria, and their respective price-to-book ratios (“P/B ratios”) are set out below.

		Market
Company (Stock code)	Principal activities	capitalisation	P/B ratio
		HK$’ mm	(Note 1)

Sany Heavy Equipment International Holdings Co. Ltd. (0631.HK)	Manufacture and sale of integrated excavation machinery, integrated coal mining equipment and coal mining transportation equipment	19,173	2.9

Shandong Mining Machinery Group Co. Ltd. (002526.CH)	Develops, produces and sells coal mining machinery and provides related services, whereas its main products include conveyors, hydraulic supports, belt conveyors and hydraulic props etc.	4,820	2.1

Tian Di Science & Technology Co. Ltd. (600582.CH)	Develops and manufactures mining automation control systems, mining machines, coal preparation equipment, and materials and equipment used for underground engineering	22,877	4.6

Zhengzhou Coal Mining Machinery Group Co. Ltd. (601717.CH)	Develops and manufactures hydraulic support in coal industry. The company’s products include two legs hydraulic support, four legs hydraulic support, caving support, and hydraulic valve	23,496	3.3
Maximum			4.6
Minimum			2.1
Average			3.2

ERA	Manufactures hydraulic roof supports designed for underground coal mining in PRC	5,006 (Note 2)	3.8 (Note 3)

Source: Websites of the Stock Exchange, the Shenzhen Stock Exchange, the Shanghai Stock Exchange and Bloomberg

Notes:

(1)                     P/B ratio of each of the Comparable Companies is calculated based on the closing price as at the Latest Practicable Date divided by net assets per share as extracted from the respective latest annual report.

(2)                     The valuation of ERA is calculated based on the Cash Consideration.

(3)                     P/B ratio of ERA is calculated based on the Cash Consideration divided by net assets per Share as at 31 December 2011 as extracted from 2011 Annual Report.

Based on the aforesaid criteria, Sany Heavy Equipment International Holdings Co. Ltd. is the only company listed on the Stock Exchange that is comparable to ERA. The P/B ratio as implied by the Cash Consideration of approximately 3.8 times is higher than the P/B ratio of Sany Heavy Equipment International Holdings Co. Ltd. of approximately 2.9 times.

Though the other three Comparable Companies are not listed in Hong Kong, their businesses are similar to that of the ERA Group. The ERA Shareholders should note that these Comparable Companies may be subject to different market conditions. We consider that the inclusion of such Comparable Companies provide additional information for the ERA Shareholders to compare the P/B ratio as implied by the Cash Consideration to those of other Comparable Companies listed elsewhere. The P/B ratios of the three Comparable Companies ranged from approximately 2.1 to 4.6 with an average of 3.2. The P/B ratio as implied by the Cash Consideration of approximately 3.8 times is within the range of the P/B ratios of these Comparable Companies.

(b)                       Privatisation precedents

We have reviewed all privatisation proposals for companies listed on the Stock Exchange that were announced and successfully completed during the Review Period (the “Privatisation Precedents”), details of which are set out in the following table.

Date of			Premium of offer/cancellation price over closing price/average closing price prior
announcement of			to the privatisation announcement
the privatisation	Company		Last	30	90	180
proposal	(Stock code)	Principal business	trading day	trading days	trading days	trading days	P/NAV
13 May 2011	Little Sheep Group Limited (968)	Operation of full-service restaurants chain, provision of catering services and sale of related food products	30.0%	29.5%	32.3%	30.8%	4.8
30 June 2011	China Resources Microelectronics Limited (597)	Manufacturing in the development and operation of semiconductor in PRC	43.3%	29.7%	21.9%	27.5%	1.2
15 July 2011	International Mining Machinery Holdings Limited (1683)	Design, manufacture and sale of underground long wall coal mining equipment in PRC	29.8%	15.8%	16.3%	23.8%	3.5
18 July 2011	Cosway Corporation Limited (288) (Note 1)	Sale of household, personal care, healthcare and other consumer products and property investment	34.1%	45.1%	32.9%	23.8%	4.5
8 August 2011	HannStar Board International Holdings Limited (667)	Manufacture and sale of printed circuit board	47.1%	51.8%	48.0%	23.8%	0.6
19 October 2011	Zhengzhou China Resources Gas Co. Ltd. (3928)	Sale of natural gas, pressure control equipments and gas appliances and construction of gas pipelines and the provision of renovation services of gas pipelines	45.8%	38.4%	22.8%	10.9%	1.5
Maximum			47.1%	51.8%	48.0%	30.8%	4.8
Minimum			29.8%	15.8%	16.3%	10.9%	0.6
Average			38.4%	35.1%	29.0%	23.4%	2.7
10 November 2011	ERA		33.3%	58.4%	83.7%	42.6%	4.1

Source: Website of the Stock Exchange

Note:

(1)                     Cosway announced on 2 March 2012 that the offeror has received adequate acceptance of offer for the purpose of privatisation. The procedures of compulsory acquisition of the remaining shares of Cosway and delisting of Cosway were still in progress as at the Latest Practicable Date.

It is noted that International Mining Machinery Holdings Limited (“IMM”) was principally engaged in the coal mining machinery business then. We consider IMM as the most comparable company among other Privatisation Precedents. As illustrated in the table above, the Cash Consideration represents a premium in the range of approximately 42.6% to 83.7% over the average closing prices for 30, 60 and 180 trading days up to and including the Last Trading Day and such premiums are higher than those of IMM.

Other than IMM, the ERA Shareholders should note that other Privatisation Precedents as shown in the above table were engaged in businesses different from ERA. Given that these Privatisation Precedents were conducted under different market conditions, we consider that the inclusion of Privatisation Precedents provides with the ERA Shareholders information regarding recent market ranges and averages of evaluation parameters of successful privatisation proposals for the purpose of comparing the Cash Consideration.

The Cash Consideration represents a premium of approximately 33.3% over the closing price on the Last Trading Day, which is below the average of approximately 38.4% but within the range of approximately 29.8% to 47.1% for the Privatisation Precedents. We note that the premiums offered by the Cash Alternative are higher than those of the Privatisation Precedents for 30, 90 and 180 trading days up to and including the last trading day prior to the issue of the respective privatisation announcements.

We have also compared the price to net asset value (“NAV”) ratio represented by the Cash Consideration to those of the Privatisation Precedents. We note that the price to NAV ratio of approximately 4.1 times represented by the Cash Consideration is (i) higher than that of IMM; and (ii) within the range and higher than the average of approximately 2.7 times of the Privatisation Precedents.

Based on the above analyses, we consider that the Cash Consideration represents a reasonable premium in comparison with the historical Share prices, the Comparable Companies and the Privatisation Precedents. Accordingly, we consider that the Cash Consideration is fair and reasonable.

6.                            The Loan Note Alternative

Under the Share Offer, the ERA Shareholders can elect the Cash Alternative, Loan Note Alternative or a combination of their choice of the Cash Alternative and Loan Note Alternative.

For those ERA Shareholders elect to receive the Cash Alternative, they will receive the Cash Consideration of HK$0.88 per Share (less seller’s ad valorem stamp duty) by cheque as soon as possible, but in any event within seven Business Days of the date of receipt of a complete and valid acceptance of the Offers, or of the date on which the Offers becomes or is declared unconditional in all respects, whichever is the later.

For those ERA Shareholders elect to receive the Loan Note Alternative, they will receive the 2013 Redemption Amount of between HK$0.75 and HK$0.95 per HK$1.00 of Loan Notes on 30 April 2013 and the 2014 Redemption Amount of between HK$0 and HK$0.40 per HK$1.00 of Loan Notes on 30 April 2014. In aggregate, the Aggregate Redemption Amount ranges from HK$0.75 to HK$1.15 per HK$1.00 of Loan Notes, which varies with the amount of Consolidated Gross Profit for each of the two years ending 31 December 2013.

It is noted that the Controlling Shareholders have undertaken that MML will elect to receive the Loan Note Alternative in respect of not less than 30% of the Shares held by MML.

Major terms of the Loan Notes

The following major terms of the Loan Notes are extracted from “Summary particulars of the Loan Notes” as set out in the Appendix II to the Composite Document:

Redemption dates	:	The Loan Noteholders are entitled to receive a capital payment on 30 April 2013 and 30 April 2014.

Redemption amount	:	The 2013 Redemption Amount will be determined by reference to the Consolidated Gross Profit of ERA for the financial year ending 31 December 2012; and

The 2014 Redemption Amount will be determined by reference to the aggregate Consolidated Gross Profit for the two consecutive financial years ending 31 December 2013.

The minimum aggregate Redemption Amount is HK$0.75 and the maximum Aggregate Redemption Amount is HK$1.15 in respect of each HK$1.00 Loan Notes.

Pre-payment redemption amount	:

The Offeror may, at any time, by giving the Loan Noteholders not less than one month’s written notice, pre-pay all of the Loan Notes by paying the Pre-payment Redemption Amount (less any taxes required to be deducted or withheld from such payments) on the date specified in such notice.

The Pre-payment Redemption Amount is calculated as follows:

(a) if the early redemption occurs prior to the 2013 Redemption Date, HK$1.15 per HK$1.00 of Loan Notes redeemed (i.e. the maximum Aggregate Redemption Amount); or

(b) if the early redemption occurs after the 2013 Redemption Date, HK$1.15 per HK$1.00 of Loan Notes redeemed less the 2013 Redemption Amount already paid.

Any Loan Notes repaid or prepaid will be cancelled and will not be available for reissue.

Transferability	:

Non-transferable, except (i) in the event Shares are held through a nominee, the Loan Notes will be issued in the name of the registered owner of such Shares for subsequent transfer to the Loan Noteholder; (ii) from a Loan Noteholder to the Offeror; or (iii) (in the case of an individual who is a deceased or bankrupt Loan Noteholder) to the executors, personal representatives, trustees or beneficiaries of that Loan Noteholder, or upon the occurrence of any other event giving rise to the transmission of the Loan Notes by operation of law.

Voting right	:	No voting rights.

Dividend	:	No dividend.

Payment guarantee	:	The payment of all amounts under the Loan Notes will be guaranteed by Caterpillar.

The amount of the 2013 Redemption Amount and the 2014 Redemption Amount will be determined in accordance with the following table:

	2013
	Redemption
	Amount	2014 Redemption Amount (HK$ per HK$ 1.00 of Loan Notes)
Consolidated Gross	(HK$ per	Aggregate Consolidated Gross Profit in 2012 and 2013 (in HK$ mm)
Profit in 2012	HK$ 1.00 of	Less than	1,500 –	1,589 –	1,667 –	1,745 –	1,831
(in HK$ mm)	Loan Notes)	1,500	1,589	1,667	1,745	1,831	or greater

Less than 650	0.750	0.000	0.200	0.250	0.300	0.350	0.400
650 – 693	0.850	0.000	0.100	0.150	0.200	0.250	0.300
693 – 732	0.875	0.000	0.075	0.125	0.175	0.225	0.275
732 – 779	0.900	0.000	0.050	0.100	0.150	0.200	0.250
779 – 826	0.925	0.000	0.025	0.075	0.125	0.175	0.225
826 or greater	0.950	0.000	0.000	0.050	0.100	0.150	0.200

Based on the above information, the Aggregate Redemption Amounts are set out below:

	Aggregate Redemption Amount
Consolidated Gross	Aggregate Consolidated Gross Profit in 2012 and 2013 (in HK$ mm)
Profit in 2012	Less than	1,500 –	1,589 –	1,667 –	1,745 –	1,831
(in HK$ mm)	1,500	1,589	1,667	1,745	1,831	or greater

Less than 650	0.750	0.950	1.000	1.050	1.100	1.150
650 – 693	0.850	0.950	1.000	1.050	1.100	1.150
693 – 732	0.875	0.950	1.000	1.050	1.100	1.150
732 – 779	0.900	0.950	1.000	1.050	1.100	1.150
779 – 826	0.925	0.950	1.000	1.050	1.100	1.150
826 or greater	0.950	0.950	1.000	1.050	1.100	1.150

Note:        Each range of Consolidated Gross Profit and aggregate Consolidated Gross Profit set out in the above table is inclusive of the first figure, and exclusive of the last figure, in such range.

The Loan Noteholders are entitled to the 2013 Redemption Amount on 30 April 2013 and the 2014 Redemption Amount on 30 April 2014 only. As the Loan Notes are not transferrable, the Loan Noteholders do not have any alternative exit to dispose of their Loan Notes prior to 30 April 2014 except to the Offeror, (in the case of an individual who is a deceased or bankrupt Loan Noteholder) to the executors, personal representatives, trustees or beneficiaries of that Loan Noteholder, or upon the occurrence of any other event giving rise to the transmission of the Loan Notes by operation of law. The ERA Shareholders should note that the Loan Notes are unlisted and illiquid investments.

In contrast to being ERA Shareholders, the Loan Noteholders are not entitled to any shareholders’ rights such as voting rights. The Loan Noteholders will not able to monitor future corporate actions of the ERA Group such as material disposals and connected transactions.

It is also noted that the Offeror intends to compulsorily acquire those Shares not acquired by the Offeror if it acquires not less than 90% of the Shares within four months of the posting of the Composite Document. On completion of the compulsory acquisition, ERA will become an indirect wholly-owned subsidiary of Caterpillar and will be delisted from the Stock Exchange. If ERA is delisted, it will not be subject to the requirements of the Listing Rules. The Loan Note Instrument does not provide the right for the Loan Noteholders to obtain the financial statements of ERA. We understand that the financial statements of ERA will not be sent to the Loan Noteholders if ERA is delisted.

It is noted that the payment of all amounts under the Loan Notes will be guaranteed by Caterpillar. We note from the annual report of Caterpillar for the year ended 31 December 2011, Caterpillar had total assets of approximately US$81.4 billion (or equivalent to approximately HK$634.9 billion and net assets of approximately US$12.9 billion (or equivalent to approximately HK$100.6 billion) as at 31 December 2011, among which, Caterpillar has cash and short-term investments of approximately US$3.1 billion (or equivalent to approximately HK$24.2 billion) as at 31 December 2011. As such, Caterpillar should have sufficient financial resources to repay the 2013 Redemption Amount and 2014 Redemption Amount barring unforeseen circumstances.

Based on the above analysis, the ERA Shareholders shall take into account of, among other things, the features of the Loan Notes, in particular, the Loan Notes are illiquid investments and the rights of the Loan Noteholders are different from the rights of the ERA Shareholders in considering whether or not to choose the Loan Note Alternative.

Consolidated Gross Profit in 2012 and 2013

The Aggregate Redemption Amount varies with Consolidated Gross Profit for the two years ending 31 December 2013. As extracted from the “Aggregate Redemption Amount” table above, the amount of Consolidated Gross Profit in 2012 and the amount of aggregate Consolidated Gross Profit for the two years ending 31 December 2013 for entitlement of different Aggregate Redemption Amounts are summarised in the table below. The table also illustrates the premium/(discount) of Aggregate Redemption Amount over/(to) the Cash Consideration for comparison of the return under the Cash Alternative and the Loan Note Alternative.

Consolidated Gross Profit in 2012 and 2013

	Premium/(discount) of		Aggregate
	Aggregate Redemption		Consolidated
	Amount over/(to) the	Consolidated	Gross Profit
Aggregate Redemption Amount	Cash Consideration	Gross Profit in 2012	in 2012 and 2013
(Note 1)	(Note 2)	(Note 3)	(Note 3)
HK$ per HK$1.00 of Loan Notes	%	HK$mm	HK$mm

Below Cash Consideration of HK$0.88 per Share (Note 4)
HK$0.750	(14.77)%	Less than 650	Less than 1,500
HK$0.850	(3.41)%	650 – 693	Less than 1,500
HK$0.875	(0.57)%	693 – 732	Less than 1,500
Above Cash Consideration of HK$0.88 per Share (Note 4)
HK$0.900	2.27%	732 – 779	Less than 1,500
HK$0.925	5.11%	779 – 826	Less than 1,500
HK$0.950		Either
	7.95%	(i) 826 or greater	Less than 1,500
		or (ii) –	1,500 – 1,589
HK$1.000	13.64%	—	1,589 – 1,667
HK$1.050	19.32%	—	1,667 – 1,745
HK$1.100	25.00%	—	1,745 – 1,831
HK$1.150	30.68%	—	1,831 or greater

Notes:

(1)                      The Aggregate Redemption Amount will be received on 2013 Redemption Date and 2014 Redemption Date (as the case maybe).

(2)                     It should note that the calculation represents a direct comparison of the Aggregate Redemption Amount with the Cash Consideration without taking into consideration of time value of money.

(3)                     Each range of Consolidated Gross Profit and aggregate Consolidated Gross Profit set out in the above table is inclusive of the first figure, and exclusive of the last figure, in such range.

(4)                     Settlement of the Cash Consideration (less seller’s ad valorem stamp duty) will be made by cheque as soon as possible, but in any event within seven Business Days of the date of receipt of a complete and valid acceptance of the Share Offer, or of the date on which the Offers become or are declared unconditional in all respects, whichever is the later.

The above return comparison ignores time value of money and is for illustrative purpose only. As different investors have different time value of money, the ERA Shareholders shall consider their own time value of money in the return comparison.

Historical Consolidated Gross Profit

For the year ended 31 December 2010, the ERA Group recorded turnover of approximately HK$1,768.9 million and Consolidated Gross Profit of approximately HK$348.8 million. For the year ended 31 December 2011, the ERA Group recorded turnover of approximately HK$1,953.3 million and Consolidated Gross Profit of approximately HK$300.0 million.

As shown in the above table, for entitlement of an Aggregate Redemption Amount above the Cash Consideration of HK$0.88 per Share, the Consolidated Gross Profit for the year ending 31 December 2012 or the aggregated Consolidated Gross Profit for the two years ending 31 December 2013 are required to be substantially higher than the historical figures. For example, for the Aggregate Redemption Amount of HK$0.9, the Consolidated Gross Profit for the year ending 31 December 2012 shall be at least HK$732 million, equivalent to approximately 2.44 times to that of the year ended 31 December 2011.

Future prospects of the ERA Group

Intention of the Offeror regarding the future of the ERA Group is set out in the section headed “Information on the Offeror and its intention regarding the future of the ERA Group” above.

Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The 2011 sales and revenues of Caterpillar was US$60.138 billion. With the background of Caterpillar, it is reasonable to believe that ERA can benefit from technological improvements to its products, products diversification and access to distribution channels outside China. However, we consider that it is difficult to quantify the actual impacts on sales and Consolidated Gross Profit for the two years ending 31 December 2013 as a result of the anticipated synergies. We also consider that the future prospects of the ERA Group to a large extent depend on the future intentions of Caterpillar in relation to the ERA Group.

Valuation of the Loan Notes

Caterpiller has commissioned RHL Appraisal Limited, a qualified valuer, (the “Valuer”), to perform a valuation to determine an upper range and a lower range of the fair value of the Loan Notes. The Valuer applied the discounted cash flow method in the valuation. The Valuer is of the opinion that the fair value of each HK$1.00 Loan Note as at 26 April 2012 is at maximum HK$1.1409 and at minimum of HK$0.7449.

We have discussed with the Valuer on the methodology and assumptions applied in determining the fair value. The Valuer has conducted the valuation in accordance with International Valuation Standards issued by International Valuation Standards Council. We note that the valuation is not intended to contain forecasts of the future performance of ERA in any form, so only the upper and lower range of the fair value of the Notes was provided. Discounted cash flow method was employed in deriving the fair value of the Loan Notes. The fair value of the Loan Notes was estimated by computing the present value of all future cash flows, which are the 2013 Redemption Amount on 30 April 2013 and 2014 Redemption Amount on 30 April 2014, discounted by the prevailing market rate of interest for similar instruments.

The 2013 Redemption Amount and 2014 Redemption Amount were discounted by 0.67% per annum which is the same as the yields of US corporate bonds of the industrial sector with the same credit rating as Caterpillar. As the Loan Notes will be issued by the Offeror and guaranteed by Caterpillar, we consider that the risk of the Loan Notes is similar to other debts of Caterpillar and, therefore, the estimated discount rate based on the credit rating of Caterpillar is reasonable.

The Valuer was of the opinion that the fair value of each HK$1.00 Loan Note, free from encumbrances, was at maximum of HK$1.1409 and at minimum of HK$0.7449 as at 26 April 2012, representing a premium of approximately 29.6% and a discount of approximately 15.4% to the Cash Consideration, respectively. The ERA Shareholders should note that the 2013 Redemption Amount and the 2014 Redemption Amount vary with the Consolidated Gross Profit in 2012 and the Aggregate Consolidated Gross Profit in 2012 and 2013 and the valuation report of the Loan Note did not take into consideration of such factor. For details, please refer to the valuation report of the Loan Note set out in Appendix IV to the Composite Document.

7.                            The Option Offer

All the Options are in-the-money (i.e. exercise prices below the Cash Consideration). The intrinsic value for an in-the-money option is calculated based on the “see-through” principle, which is the difference between the share price of the underlying and the exercise price of the option. The cancellation consideration is HK$0.48 per Option in respect of Options with an exercise price of HK$0.40, and HK$0.38 per Option in respect of Options with an exercise price of HK$0.50. We, therefore, consider that the cancellation consideration for the Options is fair and reasonable.

The ERA Optionholders should note that according to the share option schemes of ERA, the Options will lapse if they are not exercised in full (to the extent not already exercised even though the option period has not come into effect during the occurrence of the general offer) at any time within one month after the date on which the Offers becomes or is declared unconditional.

As the terms of the Share Offer are fair and reasonable and the cancellation prices of the Options are based on the “see-through” principle, we consider the terms of the Option Offer are fair and reasonable so far as the ERA Optionholders are concerned. Accordingly, we advise the Independent Board Committee to recommend the ERA Optionholders to accept the Option Offer.

CONCLUSION AND RECOMMENDATION

Share Offer

In arriving at our recommendation in respect of the Share Offer, we have considered the principal factors and reasons as discussed above, and in particular the following (which should be read in conjunction with and interpreted in the full context of our letter):

•                                the ERA Group incurred loss for the year ended 31 December 2011;

•                                although the outlook of the coal mining machinery industry in PRC remains positive, the competitive operating environment and any significant increment in steel price may exert pressure on the profitability of the ERA Group;

•                                the Cash Consideration represents a premium in a range of approximately 33.6% to 100.1% over the average closing prices for 5, 10, 30, 60 trading days up to and including the Last Trading Day;

•                                the prevailing Share prices may not be sustainable if the Share Offer is withdrawn or lapses;

•                                the P/B ratio as implied by the Cash Consideration is within the range of P/B ratios of the Comparable Companies;

•                                the premiums offered by the Cash Alternative are higher than those of the Privatisation Precedents for 30, 90 and 180 trading days up to and including the last trading day prior to the issue of the respective privatisation announcements;

•                                given the lack of liquidity in the trading of the Shares during the Review Period, the ERA Shareholders who intend to dispose of a significant shareholding in the market within a short timeframe may not be able to do so without exerting a downward pressure on the market price of the Shares. Therefore, the Share Offer represents an alternative exit for the ERA Shareholders; and

•                                the Loan Note Alternative provides an additional choice for the ERA Shareholders to realise their shareholdings.

Based on our discussion, we consider that the terms of the Share Offer are fair and reasonable so far as the ERA Shareholders are concerned. Accordingly, we advise the Independent Board Committee to recommend the ERA Shareholders to accept the Share Offer.

Having considered the principal factors as discussed and in particular the following:

•                                the Loan Notes are illiquid investments;

•                                the 2013 Redemption Amount and the 2014 Redemption Amount will be received on 30 April 2013 and 30 April 2014 respectively;

•                                for entitlement of an Aggregate Redemption Amount above the Cash Consideration, the Consolidated Gross Profit for the year ending 31 December 2012 or the aggregated Consolidated Gross Profit for the two years ending 31 December 2013 are required to be substantially higher than the historical figures;

•                                the future prospects of the ERA Group to a large extent depend on the future intentions of Caterpillar in relation to the ERA Group;

•                                the Loan Noteholders will not able to monitor future corporate actions of the ERA Group; and

•                                the ERA Shareholders should note that the 2013 Redemption Amount and the 2014 Redemption Amount vary with the Consolidated Gross Profit in 2012 and the Aggregate Consolidated Gross Profit in 2012 and 2013 and the valuation report of the Loan Note set out in the Appendix IV to the Composite Document did not take into consideration of such factor, we further recommend the ERA Shareholders to elect the Cash Alternative.

As the ERA Shareholders have different investment objectives and circumstances, they should consult their own professional advisers for advice in respect of the election of Cash Alternative and/or the Loan Note Alternative. Furthermore, we have not considered the different tax implications on the ERA Shareholders for electing different alternatives since these depend on their individual circumstances. The ERA Shareholders should consider their own tax position and, if in doubt, consult their professional advisers.

The ERA Shareholders who would like to realise part or all of their investments in ERA are reminded to closely monitor the market price of the Shares during the Offer Period and, instead of accepting the Share Offer, consider selling their Shares in the open market if the net proceeds of such sale after deducting all transaction costs exceed the net amount to be received under the Share Offer. For those ERA Shareholders who may not be able to realise a higher return from selling their Shares in the open market, the ERA Shareholders are recommended to accept the Share Offer which provides a reasonable alternative exit to realise their investment in the Shares.

Option Offer

As the terms of the Share Offer are fair and reasonable and the cancellation prices of the Options are based on the “see-through” principle, we consider the terms of the Option Offer are fair and reasonable so far as the ERA Optionholders are concerned. Accordingly, we advise the Independent Board Committee to recommend the ERA Optionholders to accept the Option Offer.

The ERA Optionholders are reminded to closely monitor the market price of the Shares during the Offer Period and, instead of accepting the Option Offer, consider exercising the Options and selling their Shares in the open market if the net proceeds of such sale after deducting all transaction costs and exercise price exceed the net amount to be received under the Option Offer. For those ERA Optionholders who may not be able to realise a higher return from exercising the Options and selling their Shares in the open market, the ERA Optionholders are recommended to accept the Option Offer which provides a reasonable alternative exit to realise their Options. For those ERA Optionholders opt for the Loan Notes, they are required to exercise their Options and elect the Loan Note Alternative.

The ERA Optionholders should note that according to the share option schemes of ERA, the Options will lapse if they are not exercised in full (to the extent not already exercised even though the option period has not come into effect during the occurrence of the general offer) at any time within one month after the date on which the Offers become or are declared unconditional.

The ERA Shareholders and the ERA Optionholders should read carefully the procedures for accepting the Option Offer detailed in “Further terms of the Offers” set out in Appendix I to the Composite Document.

Yours faithfully
For and on behalf of
Quam Capital Limited
Noelle Hung
Director

APPENDIX I	FURTHER TERMS OF THE OFFERS

1.                                      PROCEDURES FOR ACCEPTANCE OF THE OFFERS

1.1          The Share Offer

To accept the Share Offer, you should complete and sign the accompanying WHITE Form of Share Offer Acceptance in accordance with the instructions printed thereon, which instructions form part of the terms of the Share Offer.

If the Share certificate(s) and/or transfer receipts and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) in respect of your Shares is/are in your name and you wish to accept the Share Offer, you must send the duly completed and signed WHITE Form of Share Offer Acceptance together with the relevant share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) to the Registrar at 12th Floor, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong in any event no later than 4:00 p.m. on the Closing Date or such later time and/or date as the Offeror may determine and announce with the consent of the Executive.

If the Share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) in respect of your Shares is/are in the name of a nominee company or a name other than your own and you wish to accept the Share Offer in full or in part, you must either:

(a)          lodge your Share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) with the nominee company, or other nominee, and with instructions authorising it to accept the Share Offer on your behalf and requesting it to deliver the WHITE Form of Share Offer Acceptance duly completed together with the relevant Share certificate(s) and/or transfer receipt(s) and/or other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) for the number of Shares in respect of which you intend to accept the Share Offer to the Registrar; or

(b)         arrange for the Shares to be registered in your name by ERA, through the Registrar, and send the duly completed WHITE Form of Share Offer Acceptance together with the relevant Share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) to the Registrar; or

(c)          if your Shares have been lodged with your licensed securities dealer/registered institution in securities/custodian bank through CCASS, instruct your licensed securities dealer/registered institution in securities/custodian bank to authorise HKSCC Nominees to accept the Share Offer on your behalf on or before the deadline set by HKSCC Nominees. In order to meet the deadline set by HKSCC Nominees, you should check with your licensed securities dealer/ registered institution in securities/custodian bank for the timing on processing your instruction, and submit your instruction to your licensed securities dealer/ registered institution in securities/custodian bank as required by them; or

(d)         if your Shares have been lodged with your investor participant’s account maintained with CCASS, authorise your instruction via the CCASS Phone System or CCASS Internet System before the deadline set by HKSCC Nominees.

If the Share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title in respect of your Shares is/are not readily available and/or is/are lost, as the case may be, and you wish to accept the Share Offer, the WHITE Form of Share Offer Acceptance should nevertheless be completed and delivered to the Registrar together with a letter stating that you have lost one or more of your Share certificates and/or transfer receipt(s) and/or other document(s) of title or that it/they is/are not readily available. If you find such document(s) or if it/they become(s) available, it/they should be forwarded to the Registrar as soon as possible thereafter.

If you have lost your Share certificate(s) and/or transfer receipt(s) and/or other document(s) of title, you should also write to the Registrar requesting a letter of indemnity which, when completed in accordance with the instructions given, should be returned to the Registrar.

If you have lodged transfer(s) of any of your Shares for registration in your name and have not received your Share certificate(s) and you wish to accept the Share Offer, you should nevertheless complete and sign the WHITE Form of Share Offer Acceptance and deliver it to the Registrar together with the transfer receipt(s) duly signed by you. Such action will be deemed to be an irrevocable authority to the Offeror to collect from ERA or the Registrar on your behalf the relevant Share certificate(s) when issued and to deliver such Share certificates to the Registrar and to authorise and instruct the Registrar to hold such Share certificate(s), subject to the terms and conditions of the Share Offer, as if it/they were delivered to the Registrar with the WHITE Form of Share Offer Acceptance.

An acceptance of the Share Offer may not be counted as valid unless:

(a)                                  it is received by the Registrar on or before 4:00 p.m. on the Closing Date or such time and/or date as the Offeror may determine and announce in accordance with the Takeovers Code, and the Registrar has recorded that such acceptance and any relevant documents required under paragraph (b) below have been so received; and

(b)                                 the WHITE Form of Share Offer Acceptance is duly completed and signed and is:

(i)                                     accompanied by the relevant Share certificate(s) and/or transfer receipt(s) and/or other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) and, if that/those Share certificate(s) is/are not in your name, such other documents (e.g. a duly stamped transfer of the relevant Shares in blank or in favour of the acceptor executed by the registered holder) in order to establish your right to become the registered holder of the relevant Shares; or

(ii)                                  from a registered ERA Shareholder or his personal representatives (but only up to the amount of the registered holding and only to the extent that the acceptance relates to the Shares which are not taken into account under the other sub-paragraphs of this paragraph (b)); or

(iii)                               certified by the Registrar or the Stock Exchange.

If the WHITE Form of Share Offer Acceptance is executed by a person other than the registered ERA Shareholder, appropriate documentary evidence of authority (e.g. grant of probate or certified copy of a power of attorney) to the satisfaction of the Registrar must be produced.

No acknowledgment of receipt of any WHITE Form of Share Offer Acceptance, Share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given.

1.2                     The Option Offer

If you accept the Option Offer, you should complete the PINK Form of Option Offer Acceptance in accordance with the instructions printed thereon, which instructions form part of the terms of the Option Offer.

The completed PINK Form of Option Offer Acceptance should be forwarded, together with the relevant certificate(s) of the Options under the Option Class you intend to tender, stating the number of Shares underlying the Options in respect of which you intend to accept the Option Offer for those Options in respect of the same Option Class, by post or by hand to the Company Secretary at Unit 9B, 9th Floor, Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong as soon as possible and in any event so as to reach the Company Secretary at the aforesaid address no later than 4:00 p.m. on the Closing Date or such later time and/or date as the Offeror may determine and announce with the consent of the Executive.

If the certificate(s) in respect of your Options is/are not readily available and/or is/are lost, as the case may be, and you wish to accept the Option Offer, the PINK Form of Option Offer Acceptance should nevertheless be completed and delivered to the Company Secretary together with a letter stating that you have lost one or more of your Option certificate(s) or that it/they is/are not readily available. If you find such document(s) or if it/they become(s) available, it/they should be forwarded to the Company Secretary as soon as possible thereafter. If you have lost your Option certificate(s), you should also write to the Company Secretary requesting a letter of indemnity which, when completed in accordance with the instructions given, should be returned to the Company Secretary.

If the certificate(s) in respect of your Options is/are not readily available and/or is/are lost, as the case may be, and you wish to accept the Share Offer, you must exercise the Options to the extent exercisable as indicated in section 3 in this Appendix below, but so that the relevant exercise notice, cheque for the subscription monies and the WHITE Form of Share Offer Acceptance must reach the Company Secretary and the Registrar (as the case may be) seven Business Days before the first Closing Date. You should also write to the Company Secretary requesting a letter of indemnity which, when completed in accordance with the instructions given, should be returned to the Company Secretary with a copy set to the Registrar.

No stamp duty will be deducted from the amount paid to the ERA Optionholders who accept the Option Offer.

No acknowledgment of receipt of any PINK Form of Option Offer Acceptance and/or certificate(s) of the Options will be given.

2.                           SETTLEMENT

2.1                     The Share Offer

Cash Alternative

If you elect to receive the Cash Alternative (including in respect of Shares held in uncertificated form through CCASS), settlement of the consideration (less seller’s ad valorem stamp duty) will be made by cheque as soon as possible, but in any event within seven Business Days of the date of receipt of a complete and valid acceptance of the Share Offer, or of the date on which the Offers become or are declared unconditional in all respects, whichever is the later. Each cheque will be despatched by ordinary post to the address specified on the relevant ERA Shareholder’s WHITE Form of Share Offer Acceptance at his/her own risk.

No fractions of a cent will be payable and the amount of cash consideration payable to an ERA Shareholder who accepts the Share Offer by electing to receive the Cash Alternative (in full or in part) will be rounded down to the nearest cent.

Loan Note Alternative

If you are the registered owner of Shares and elect to receive the Loan Note alternative, the Loan Notes to be issued to you will be issued in your name as soon as possible, but in any event within seven Business Days of the date of receipt of a complete and valid acceptance of the Share Offer, or of the date or which the Offers become or are declared unconditional in all respects, whichever is the later. The Loan Notes will be despatched by ordinary post to the address specified on the relevant ERA Shareholder’s WHITE Form of Share Offer Acceptance at his/her own risk.

If you hold Shares through a nominee (including but not limited to HKSCC Nominees) and elect to receive the Loan Note Alternative, the Loan Notes to be issued to you will be issued in the name of the registered owner of such Shares for subsequent transfer to you. For example, as the Loan Notes will not become eligible securities in CCASS, the Loan Notes should be withdrawn from CCASS and registered into your own name, or some other nominee on your behalf. ERA Shareholders will be notified by way of an announcement with details of the transfer agent to be appointed by the Offeror and the procedures for the initial transfer of Loan Notes by a nominee (including but not limited to HKSCC Nominees) to their beneficial owner who has elected to receive the Loan Note Alternative. The fees to be incurred in respect of the initial cancellation and issue of the certificate for Loan Notes which are payable to the transfer agent in connection with such initial transfer of Loan Notes shall be borne by the Offeror. ERA Shareholders are recommended to consult their professional advisers if they are in doubt as to the above procedures.

2.2                     The Option Offer

If you accept the Option Offer, settlement of the consideration will be made by cheque as soon as possible, but in any event within seven Business Days of the date of receipt of a complete and valid acceptance of the Option Offer, or of the date on which the Offers become or are declared unconditional in all respects, whichever is the later. Each cheque will be despatched by ordinary post to the address specified on the relevant ERA Optionholder’s PINK Form of Option Offer Acceptance at his/her own risk.

No fractions of a cent will be payable and the amount of cash consideration payable to an ERA Optionholder who accepts the Option Offer will be rounded down to the nearest cent.

No fractions of Loan Notes will be issued and the number of Loan Notes that will be issued to an ERA Shareholder who accepts the Share Offer by electing to receive the Loan Note Alternative (in full or in part) will be rounded down to the nearest whole number.

Settlement of the redemption amounts and other principal amounts under the Loan Notes will be in cash in HK$ on the 2013 Redemption Date and the 2014 Redemption Date or, where applicable, any early redemption or other payment date.

3.                            EXERCISE OF OPTIONS

An ERA Optionholder who wishes to accept the Share Offer may exercise their Options (to the extent exercisable) by completing, signing and delivering a notice for exercising the Options together with a cheque for payment of the subscription monies and the related certificates for the Options to the Company Secretary at Unit 9B, 9th Floor, Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong seven Business Days before the first Closing Date, or such other time and/or date as the Offeror may, subject to the Takeovers Code, decide and announce. The ERA Optionholder should at the same time complete and sign the WHITE Form of Share Offer Acceptance and deliver it to the Registrar together with a copy of the set of documents delivered to the Company Secretary for exercising the Options. Exercise of the Options is subject to the terms and conditions of the relevant share option schemes of ERA under which they granted and the terms attaching to the grant of the relevant Options. Delivery of the completed and signed WHITE Form of Share Offer Acceptance to the Registrar will not serve to complete the exercise of the Options but will only be deemed to be an irrevocable authority to the Offeror and/or Citigroup and/or any of their respective agent(s) or such other person(s) as they may direct to collect from ERA or the Registrar on his/her behalf the relevant Share certificate(s) when issued on exercise of the Options as if it was/they were delivered to the Registrar with the WHITE Form of Share Offer Acceptance. If an ERA Optionholder fails to exercise his/her Options as aforesaid, there is no guarantee that ERA may issue the relevant Share certificate in respect of the Shares allotted pursuant to his/her exercise of the Option(s) to such ERA Optionholder in time for him/her to accept the Share Offer as an ERA Shareholder of such Shares under the terms of the Share Offer.

4.                          LAPSE OF OPTIONS

Nothing in this Composite Document nor the Option Offer will serve to extend the life of any Option which lapses under the share option scheme of ERA under which it was granted. No exercise of Options nor acceptance of the Option Offer may be made in relation to any Option that has lapsed.

5.                            ACCEPTANCE PERIOD AND REVISIONS

Unless the Offers have previously been revised or extended with the consent of the Executive, to be valid, the WHITE Form of Share Offer Acceptance must be received by the Registrar and the PINK From of Option Offer Acceptance must be received by the Company Secretary in accordance with the instructions printed thereon by 4:00 p.m. on the Closing Date.

If the Offers are extended, the announcement of such extension will state the next Closing Date or a statement that the Offers will remain open until further notice. In the latter case, at least 14 days’ notice in writing must be given to the ERA Shareholders and ERA Optionholders before the Offers are closed. If, in the course of the Offers, the Offeror revises the term of the Offers, all ERA Shareholders and ERA Optionholders, whether or not they have already accepted the Share Offer and the Option Offer, respectively, will be entitled to accept the revised Share Offer and the Option Offer, respectively, under the revised term. The revised Offers must be kept open for at least 14 days following the date on which the revised offer document is posted and shall not be closed earlier than the Closing Date.

If the Closing Date is extended, any reference in this Composite Document and in the Forms of Acceptance to the Closing Date shall, except where the context otherwise requires, be deemed to refer to the subsequent closing date.

6.                            ANNOUNCEMENTS

By 6:00 p.m. on the Closing Date (or such later time and/or date as the Executive may in exceptional circumstances permit), the Offeror must inform the Executive and the Stock Exchange of its decision in relation to the revision and extension of the Offers. The Offeror must publish an announcement in accordance with the Listing Rules on the Stock Exchange’s website by 7:00 p.m. on the Closing Date stating the results of the Offers and whether the Offers have been revised, extended or expired. The announcement will state the following:

(i)	the total number of Shares and rights over Shares for which acceptances of the Offers have been received;

(ii)	the total number of Shares and rights over Shares held, controlled or directed by the Offeror and its Concert Parties before the Offer Period;

(iii)	the total number of Shares and rights over Shares acquired or agreed to be acquired during the Offer Period by the Offeror and its Concert Parties; and

(iv)

details of any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in ERA which the Offeror and any of its Concert Parties have borrowed or lent, save for any borrowed Shares which have been either on-lent or sold.

The announcement will specify the percentages of the relevant classes of share capital, and the percentages of voting rights represented by these numbers of Shares.

In computing the total number of Shares and Options represented by acceptances, for announcement purposes, acceptances which are in all respects in complete and good order or that have been received by the Registrar or the Company Secretary (as the case may be) no later than 4:00 p.m. on the Closing Date, being the latest time and date for acceptance of the Offers, shall be included.

As required under the Takeovers Code, all announcements in relation to the Offers will be made in accordance with the requirements of the Listing Rules.

7.                            NOMINEE REGISTRATION

To ensure equality of treatment of all ERA Shareholders, those ERA Shareholders who hold Shares as nominee on behalf of more than one beneficial owner should, as far as practicable, treat the holding of each beneficial owner separately. In order for beneficial owners of Shares, whose investments are registered in the names of nominees, to accept the Share Offer, it is essential that they provide instructions of their intentions with regard to the Share Offer to their nominees.

All documents and remittances sent to ERA Shareholders and ERA Optionholders by post will be sent to them by ordinary post at their own risk. Such documents and remittances will be sent to ERA Shareholders and ERA Optionholders at their addresses as they appear in the register of members of ERA and the register of optionholders of ERA, respectively, and, in the case of joint ERA Shareholders, to the ERA Shareholder whose name appears first in the register of members of ERA. None of the Offeror, Caterpillar, ERA, Citigroup, the Registrar or any of their respective directors or any other person involved in the Offers will be responsible for any loss or delay in transmission or any other liabilities that may arise as a result thereof.

8.                            RIGHT OF WITHDRAWAL

The Offers are conditional upon fulfilment of the Conditions set out in the letter from Citigroup in this Composite Document. Acceptance of the Share Offer and the Option Offer tendered by ERA Shareholders and ERA Optionholders, respectively, shall be irrevocable and cannot be withdrawn, except in the circumstances set out in the following paragraph or in compliance with Rule 17 of the Takeovers Code, which provides that an acceptor of the Share Offer or the Option Offer shall be entitled to withdraw his/her/its consent within 21 days from the Closing Date or if the Offers have not by then become unconditional as to acceptances. An acceptor of the Share Offer or the Option Offer may withdraw his/her/its acceptance by lodging a notice in writing signed by the acceptor (or his/her/its agent duly appointed in writing and evidence of whose appointment is produced together with the notice) to the Registrar or the Company Secretary, as the case may be.

Under Rule 19.2 of the Takeovers Code, if the Offeror is unable to comply with any of the requirements of making announcements relating to the Offers set out in section 4 of this Appendix, the Executive may require that acceptors be granted a right of withdrawal, on terms acceptable to the Executive, until such requirements can be met.

9.                            SHARES

Acceptance of the Share Offer by any ERA Shareholder will be deemed to constitute a warranty by such ERA Shareholder that all the Shares to be sold by such ERA Shareholder under the Share Offer will be free from all liens, charges, options, claims, equities, adverse interests, rights of pre-emption and any other third party rights or encumbrances of any nature whatsoever and together with all rights accruing or attaching thereto, including, without limitation, the right to receive in full dividends and other distributions declared, made or paid, if any, on or after the date of the Composite Document.

10.       HONG KONG STAMP DUTY

Sellers’ ad valorem stamp duty arising in connection with acceptance of the Share Offer will be payable by each ERA Shareholder at the rate of HK$1.00 for every HK$1,000 or part thereof of (i) the market value of the Shares; or (ii) the consideration payable by the Offeror for such person’s Shares, whichever is higher, and will be deducted from the cash amount due to such accepting ERA Shareholder. The Offeror will pay the buyer’s ad valorem stamp duty on its own behalf and, subject to such deduction aforesaid will be responsible to account to the Stamp Office of Hong Kong for all the stamp duty payable for the sale and purchase of the Shares which are validly tendered for acceptance under the Share Offer.

11.       GENERAL

(a)          All communications, notices, the Forms of Acceptance, Share certificates, transfer receipts, other documents of title (and/or any satisfactory indemnity or indemnities required in respect thereof) and remittances to be delivered by or sent to or from ERA Shareholders and ERA Optionholders will be delivered by or sent to or from them, or their designated agents, through post at their own risk, and none of the Offeror, the Registrar or any of their respective directors or agents accepts any liability for any loss in postage or any other liabilities that may arise as a result thereof.

(b)         The provisions set out in the WHITE Form of Share Offer Acceptance and the PINK Form of Option Offer Acceptance form part of the terms of the Share Offer and the Option Offer, respectively.

(c)          The accidental omission to despatch this Composite Document and/or the Forms of Acceptance or any of them to any person to whom the Offers are made will not invalidate either of the Share Offer or the Option Offer in any way.

(d)         The Share Offer and the Option Offer and all acceptances thereof will be governed by and construed in accordance with the laws of Hong Kong.

(e)          Due execution of a WHITE Form of Share Offer Acceptance will constitute an authority to the Offeror, any director of the Offeror, Citigroup or such person or persons as the Offeror may direct, to complete and execute any document on behalf of the person or persons accepting the Share Offer and to do any other act that may be necessary or expedient for the purposes of vesting in the Offeror, or such person or persons as they may direct, the Shares in respect of which such person or persons has/have accepted the Share Offer.

(f)            The settlement of the consideration to which any ERA Shareholder or ERA Optionholder is entitled under the Share Offer and the Option Offer, respectively, will be implemented in full in accordance with the terms of the Share Offer and the Option Offer, respectively, without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled against such ERA Shareholder or ERA Optionholder.

(g)         Any ERA Shareholders or ERA Optionholders accepting the Share Offer or the Option Offer will be responsible for payment of any transfer or cancellation or other taxes or duties payable in respect of the relevant jurisdiction due by such persons.

(h)         In making their decision, ERA Shareholders and ERA Optionholders must rely on their own examination of the ERA Group and the terms of the Share Offer and the Option Offer, respectively, including the merits and risks involved. The contents of this Composite Document, including any general advice or recommendation contained herein together with the Forms of Acceptance, shall not be construed as any legal or business advice on the part of the Offeror, ERA, Citigroup, the Independent Financial Adviser or their respective professional advisers. ERA Shareholders and ERA Optionholders should consult their own professional advisers for professional advice.

(i)             References to the Share Offer or the Option Offer in this Composite Document and in the Forms of Acceptance shall include any extension and/or revision thereof.

(j)             This Composite Document has been prepared for the purposes of compliance with the legislative and regulatory requirements applicable in respect of the Share Offer and the Option Offer in Hong Kong and the operating rules of the Stock Exchange.

APPENDIX II	SUMMARY PARTICULARS OF THE LOAN NOTES

The Loan Notes have been created by a resolution of the board of directors of the Offeror, and have been constituted by a loan note instrument executed as a deed by the Offeror (the “Loan Note Instrument”), a copy of which is available for inspection in accordance with the section headed “Documents Available for Inspection” in Appendix VI to this Composite Document. The issue of the Loan Notes is conditional on the Offers becoming or being declared unconditional in all respects. The Loan Note Instrument contains provisions, inter alia, to the effect set out below.

1.                            FORM AND STATUS

The Loan Notes (which will be evidenced by certificates) will be governed by Hong Kong law and will be issued in registered form by the Offeror in amounts and integral multiples of HK$1.00 nominal value. They will constitute unsecured obligations of the Offeror, and will rank pari passu with all other unsecured and unsubordinated obligations of the Offeror. The Loan Note Instrument does not contain any restrictions on borrowing, disposals or charging of assets by the Offeror or any other member of the Caterpillar Group.

2.                            INTEREST

No interest or amounts in the nature of interest will accrue or be paid on the Loan Notes.

3.                            REPAYMENT AND PRE-PAYMENT

Each Loan Note will carry an entitlement to receive a capital payment on each of the 2013 Redemption Date and the 2014 Redemption Date. The 2013 Redemption Amount payable will be determined by reference to the Consolidated Gross Profit of ERA for the financial year ending 31 December 2012. The 2014 Redemption Amount payable will be determined by reference to the aggregate Consolidated Gross Profit of ERA for the two consecutive financial years ending 31 December 2013. The payment of all amounts under the Loan Notes will be guaranteed by Caterpillar (in such capacity, the “Guarantor”).

The amount of the 2013 Redemption Amount and the 2014 Redemption Amount will be determined in accordance with the following table:

	2013
	Redemption
Consolidated	Amount	2014 Redemption Amount (HK$ per HK$1.00 of Loan Notes)
Gross Profit	(HK$ per	Aggregate Consolidated Gross Profit in 2012 and 2013 (in HK$ mm)
in 2012	HK$ 1.00 of	Less than	1,500 –	1,589 –	1,667 –	1,745 –	1,831
(in HK$ mm)	Loan Notes)	1,500	1,589	1,667	1,745	1,831	or greater

Less than 650	0.750	0.000	0.200	0.250	0.300	0.350	0.400
650 – 693	0.850	0.000	0.100	0.150	0.200	0.250	0.300
693 – 732	0.875	0.000	0.075	0.125	0.175	0.225	0.275
732 – 779	0.900	0.000	0.050	0.100	0.150	0.200	0.250
779 – 826	0.925	0.000	0.025	0.075	0.125	0.175	0.225
826 or greater	0.950	0.000	0.000	0.050	0.100	0.150	0.200

Note:                  Each range of Consolidated Gross Profit and aggregate Consolidated Gross Profit set out in the above table is inclusive of the first figure, and exclusive of the last figure, in such range.

All payments of the 2013 Redemption Amount and/or the 2014 Redemption Amount will be less any taxes required to be deducted or withheld from such payments.

The Offeror may, at any time, by giving the Loan Noteholders not less than one month’s written notice, pre-pay all of the Loan Notes by paying the Pre-payment Redemption Amount (less any taxes required to be deducted or withheld from such payments) on the date specified in such notice. The Offeror currently has no intention to pre-pay the Loan Notes. However, if it becomes apparent that the performance of ERA is such that the aggregate Consolidated Gross Profit of ERA for the two consecutive financial years ending 31 December 2013 is likely to greatly exceed HK$1,831 million, the Offeror may consider pre-payment of the Loan Notes for reasons of administrative convenience.

The Pre-payment Redemption Amount is calculated as follows:

(a)                        if the early redemption occurs prior to the 2013 Redemption Date, HK$1.15 per HK$1.00 of Loan Notes redeemed (i.e. the maximum Aggregate Redemption Amount); or

(b)                       if the early redemption occurs after the 2013 Redemption Date, HK$1.15 per HK$1.00 of Loan Notes redeemed LESS the 2013 Redemption Amount already paid.

Any Loan Notes repaid or prepaid will be cancelled and will not be available for re-issue.

4.                            EVENTS OF DEFAULT

Each Loan Noteholder shall be entitled to give notice to the Offeror that all amounts payable on the Loan Notes (determined as provided below) are immediately due and payable if any of the following events occur:

(a)                        any amount on any of the Loan Notes shall fail to be paid within five business days of the due date for such payments;

(b)                       the Offeror, the Guarantor or any shareholder of the Offeror takes any corporate action for its winding-up or dissolution or a court order is made in respect of the winding-up of the Offeror or the Guarantor, or a receiver, administrator, administrative receiver, liquidator, trustee or similar officer is appointed in respect of all or a substantial part of the Offeror or the Guarantor; or

(c)                        anything analogous to or having a substantially similar effect to any of the events specified in the foregoing paragraph shall occur under the laws of any applicable jurisdiction.

The amount payable on the Loan Notes upon the redemption following an event of default is calculated as follows:

(a)                        if the event of default occurs prior to the 2013 Redemption Date, HK$1.15 per HK$1.00 of Loan Notes redeemed (i.e. the maximum Aggregate Redemption Amount); or

(b)                       if the event of default occurs after the 2013 Redemption Date, HK$1.15 per HK$1.00 of Loan Notes redeemed LESS the 2013 Redemption Amount already paid.

In other words, all amounts payable on the Loan Notes on an event of default will be such that each Loan Noteholder will receive in aggregate HK$1.15 per HK$1.00 of Loan Notes (taking into account all amounts received by it from time to time in respect of its Loan Notes) (less any taxes required to be deducted or withheld from such payments).

5.                            MEETINGS AND MODIFICATIONS

The Loan Noteholders will have power by a resolution passed in accordance with the provisions of the Loan Note Instrument, (if at a duly convened meeting of the Loan Noteholders) carried by not less than 75% of the persons voting, or (if in writing) signed by the holders of at least 75% in principal amount of the Loan Notes for the time being outstanding, to, among other things, sanction any abrogation, modification or compromise or any arrangement in respect of the rights of the Loan Noteholders against the Offeror or its property whether such rights shall arise under the Loan Note Instrument or otherwise.

No resolution by the Loan Noteholders shall be effective which would increase any obligation of the Offeror under the Loan Note Instrument or postpone the due date for payment of any of the 2013 Redemption Amount, the 2014 Redemption Amount or any other principal amount in respect of the Loan Notes without the consent of the Offeror and the Guarantor.

6.                            REGISTRATION, TITLE, TRANSFERABILITY AND MARKETABILITY

(a)                        The Loan Notes will be in registered form but will not be transferable in whole or in part except (i) in the event Shares are held through a nominee (including but not limited to HKSCC Nominees) the Loan Notes will be issued in the name of the registered owner of such Shares for subsequent transfer to the Loan Noteholder, (ii) from a Loan Noteholder to the Offeror or (iii) (in the case of an individual who is a deceased or bankrupt Loan Noteholder) to the executors, personal representatives, trustees or beneficiaries of that Loan Noteholder, or upon the occurrence of any other event giving rise to the transmission of the Loan Notes by operation of law.

(b)                       A register of Loan Noteholders will be maintained at the Offeror’s registered office (or at such other place as the Offeror may from time to time have appointed for the purpose and have notified to the Loan Noteholders), and any Loan Noteholder may at all reasonable times during office hours and on reasonable notice inspect, and take copies of, such register.

(c)                        The Offeror shall recognise as absolute owner the registered holder of any Loan Note. The receipt of the registered holder for the time being of any Loan Notes or, in the case of joint registered holders, the receipt of any of them, for the 2013 Redemption Amount or the 2014 Redemption Amount or for any other moneys payable in respect of the Loan Notes shall be a good discharge to the Offeror. The Offeror shall not be bound to enter any notice of any express, implied or constructive trust on the register of Loan Noteholders.

(d)                       The Loan Notes shall not be capable of being dealt in or on any stock exchange in Hong Kong or elsewhere and no application has been or shall be made to any stock exchange for permission to deal in or for an official or other quotation for the Loan Notes.

(e)                        The Offers, including the Loan Note Alternative in respect of the Share Offer, will be made in the United States pursuant to an exemption from the US tender offer rules provided by Rule 14d-1(c) under the US Exchange Act. The Loan Notes to be issued in connection with the Share Offer will not be, and are not required to be, registered with the SEC under the US Securities Act, in reliance upon the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder.

(f)                          No prospectus has been, or will be, produced or published in respect of the offering of the Loan Notes. In particular, such offering will be made in the European Economic Area (the “EEA”) pursuant to an exemption (under Directive 2003/71/EC, amended by Directive 2010/73EC (the “Prospectus Directive”), as implemented in the relevant member state of the EEA) from the requirement to produce and publish a prospectus which is compliant with the Prospectus Directive. Therefore, any person making or intending to make any offer within the EEA for the Loan Notes must only do so in circumstances in which no obligation arises for the Offeror to produce and publish a prospectus for such offer which is compliant with the Prospectus Directive.

(g)                       No steps have been, or will be, taken to enable the Loan Notes to be offered in compliance with the applicable securities laws of any state, province, territory or jurisdiction or country outside Hong Kong.

7.                            GOVERNING LAW

The Loan Notes and the Loan Note Instrument shall be governed by and construed in accordance with Hong Kong law.

The description above represents a summary only of the terms of the Loan Notes. The detailed provisions of the Loan Note Instrument which will govern the rights and obligations of the Offeror and the Loan Noteholders with respect to the Loan Notes shall prevail if there is any ambiguity.

APPENDIX III	FINANCIAL INFORMATION OF ERA GROUP

1.                            SUMMARY OF FINANCIAL INFORMATION OF THE ERA GROUP

The following is a summary of the financial results of the ERA Group for each of the three years ended 31 December 2011, prepared in accordance with the Hong Kong Financial Reporting Standards, as extracted from the annual reports of ERA for the year ended 31 December 2011, 2010 and 2009 respectively.

The auditors of ERA for each of the three years ended 31 December 2011, RSM Nelson Wheeler, did not issue any qualified opinion on the financial statements of the ERA Group for each of the three years ended 31 December 2011.

ERA had no exceptional or extraordinary items for each of the three years ended 31 December 2011.

Financial Summary

	Year ended 31 December
	2009 HK$’000 (restated)	2010 HK$’000 (restated)	2011 HK$’000 (audited)

Revenue	1,404,769	1,768,913	1,953,342
Profit/(loss) before taxation	157,162	173,878	(10,312)
Taxation	(26,227)	(38,779)	(3,941)
Profit/(loss) for the year	130,935	135,099	(14,253)
Attributable to minority interests	—	—	—
Basic earnings/(loss) per share
(HK cents)	3.27	3.07	(0.25)
Dividend	—	—	—
Dividend per share	—	—	—

2.                            AUDITED FINANCIAL INFORMATION

The following is the full text of the audited financial statements of the ERA Group for the year ended 31 December 2011 extracted from the annual report of ERA for the year ended 31 December 2011:

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the year ended 31 December 2011

		2011	2010
	Note	HK$’000	HK$’000
Turnover	7	1,953,342	1,768,913
Cost of goods sold		(1,653,310)	(1,420,110)

Gross profit		300,032	348,803
Other income	8	97,275	69,933
Selling expenses		(96,649)	(104,622)
Administrative expenses		(159,846)	(85,371)
Fair value loss on derivative components of convertible bond	31	—	(10,790)
Other operating expenses		(12,143)	(3,122)

Profit from operations		128,669	214,831
Finance costs	10	(138,785)	(40,953)
Share of losses of jointly controlled entities	23	(196)	––

(Loss)/profit before tax		(10,312)	173,878
Income tax expense	11	(3,941)	(38,779)

(Loss)/profit for the year attributable to the owners of the Company	16	(14,253)	135,099

Other comprehensive income:
Exchange differences on translating foreign operations		36,817	20,397
Exchange differences reclassified to profit or loss on disposal of a subsidiary		––	506
Other comprehensive income for the year, net of tax:		36,817	20,903
Total comprehensive income for the year attributable to the owners of the Company		22,564	156,002

		HK Cents	HK Cents
(Loss)/earnings per share	17
Basic		(0.25)	3.07

Diluted		(0.25)	3.06

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

At 31 December 2011

		2011	2010
	Note	HK$’000	HK$’ 000
Non-current assets
Property, plant and equipment	18	623,952	345,264
Prepaid land lease payments	19	28,815	13,691
Goodwill	20	530,776	461,866
Intangible assets	21	5,585	6,965
Investments in jointly controlled entities	23	26,171	––
		1,215,299	827,786
Current assets
Inventories	24	675,361	202,014
Trade and other receivables	25	2,655,252	1,914,153
Prepaid land lease payments	19	690	364
Current tax assets		––	9
Pledged bank deposits	26	777,180	334,109
Bank and cash balances	26	338,135	102,664
		4,446,618	2,553,313
Current liabilities
Trade and other payables	27	2,623,678	1,535,710
Borrowings	28	1,205,969	496,442
Provisions	29	4,308	5,670
Finance lease payables	30	32,924	22,189
Derivative components of convertible bond	31	––	23,967
Convertible bond	31	––	12,761
Amounts due to directors	32	96,579	99
Amount due to a third party	33	385,000	––
Current tax liabilities		8,250	40,626
		4,356,708	2,137,464
Net current assets		89,910	415,849
Total assets less current liabilities		1,305,209	1,243,635
Non-current liabilities
Finance lease payables	30	4,999	21,310
NET ASSETS		1,300,210	1,222,325
Capital and reserves
Issued equity	35	847,365	846,632
Reserves	36	452,845	375,693
TOTAL EQUITY		1,300,210	1,222,325

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the year ended 31 December 2011

		Share		Share
		premium	Statutory	option	Exchange
	Issued	account	reserve	reserve	reserve
	equity	HK$’000	HK$’000	HK$’000	HK$’000	Retained
	HK$’000	(Note 36(c)	(Note 36(c)	(Note 36(c)	(Note 36(c)	profits	Total
	(Note 35)	(i))	(iv))	(iii))	(ii))	HK$’000	HK$’000

At 1 January 2010	1	—	35,246	—	11,675	172,770	219,692

Total comprehensive income for the year	—	—	—	—	20,903	135,099	156,002

Transfer	—	—	25,536	—	—	(25,536)	—

Capitalisation of an amount due to shareholder of Hong Kong Siwei Holdings Limited as share capital	23,010	—	—	—	—	—	23,010

Arising from reverse takeover	823,621	—	—	—	—	—	823,621

Changes in equity for the year	846,631	—	25,536	—	20,903	109,563	1,002,633

At 31 December 2010 and 1 January 2011	846,632	—	60,782	—	32,578	282,333	1,222,325

Total comprehensive income for the year	—	—	—	—	36,817	(14,253)	22,564

Transfer	—	—	11,433	—	—	(11,433)	—

Conversion of convertible bond	499	36,246	—	—	—	—	36,745

Issue of shares	234	9,126	—	—	—	—	9,360

Recognition of share-based payments	—	—	—	9,216	—	—	9,216

Changes in equity for the year	733	45,372	11,433	9,216	36,817	(25,686)	77,885

At 31 December 2011	847,365	45,372	72,215	9,216	69,395	256,647	1,300,210

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended 31 December 2011

		2011	2010
	Note	HK$’000	HK$’ 000

CASH FLOWS FROM OPERATING ACTIVITIES

(Loss)/profit before tax		(10,312)	173,878
Adjustments for:
Allowance for trade and other receivables		41,472	2,471
Allowance for inventories		11,559	2,853
Amortisation of intangible assets		1,867	1,583
Amortisation of prepaid land lease payments		682	353
Depreciation		28,130	18,699
Fair value loss on derivative components of convertible bonds	31	––	10,790
Gain on disposal of a subsidiary	38(b)	(110)	(1,583)
Gain on disposals of property, plant and equipment		(391)	(234)
Net (gain)/loss on cross guarantee		(3,562)	3,629
Provision of warranty expense		1,995	––
Interest expenses		137,367	38,892
Interest income		(15,794)	(3,900)

Operating profit before working capital changes		192,903	247,431
Increase in inventories		(466,669)	(14,306)
Increase in trade and other receivables		(699,502)	(309,799)
(Increase)/decrease in amount due from a director		(23)	23
Decrease in amounts due from related companies		––	48,704
Increase in trade and other payables		917,480	374,340
Decrease in amount due to a substantial shareholder		––	(8)
Increase in amounts due to directors		––	99
Decrease in amounts due to related companies		––	(6,133)

Cash (used in)/generated from operations		(55,811)	340,351
Interest paid		(133,855)	(30,009)
Tax paid		(37,637)	(21,471)

Net cash (used in)/generated from operating activities		(227,303)	288,871

		2011	2010
	Note	HK$’000	HK$’000
CASH FLOWS FROM INVESTING ACTIVITIES

Increase in pledged bank deposits		(425,209)	(231,410)
Purchases of property, plant and equipment		(265,431)	(154,533)
Payment for prepaid land leases		(15,416)	––
Purchases of intangible assets		(235)	(4,707)
Net cash outflow on disposal of a subsidiary	38(b)	(690)	––
Interest received		15,794	3,900
Acquisition of subsidiaries	38(a)	5,457	1,561
Proceeds from disposal of property, plant and equipment		1,074	4,793
Net cash used in investing activities		(684,656)	(380,396)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank borrowings raised		1,192,550	727,504
Borrowings from a third party		385,000	––
Amounts due to directors		96,500	––
Proceeds from concession of share options		9,360	––
Repayment of bank borrowings		(509,721)	(390,661)
Repayment of finance lease payables		(31,830)	(13,563)
Repayment of other loan		––	(112,070)
Repayment of directors		––	(40,518)
Repayment of a related company		––	(11,264)

Net cash generated from financing activities		1,141,859	159,428

NET INCREASE IN CASH AND CASH EQUIVALENTS		229,900	67,903
Effect of foreign exchange rate changes		5,571	3,814

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		102,664	30,947

CASH AND CASH EQUIVALENTS AT END OF YEAR		338,135	102,664

ANALYSIS OF CASH AND CASH EQUIVALENTS
Bank and cash balances		338,135	102,664

NOTES TO THE FINANCIAL STATEMENTS

For the year ended 31 December 2011

1.                            General information

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 26 May 2000 under the Companies Law (Revised) of the Cayman Islands. The address of registered office and principal place of business of the Company are disclosed in the Corporate Information section of the annual report. The Company’s shares are listed on The Growth Enterprise Market of The Stock Exchange of Hong Kong Limited.

The principal activity of the Company is investment holding. The principal activities of the Company’s subsidiaries are set out in note 22 to the financial statements.

2.                            Reverse takeover

On 30 September 2010, a very substantial acquisition and reverse takeover involving a new listing application were completed. The Group acquired from Mining Machinery Ltd (“MML”). The entire issued share capital of Hong Kong Siwei Holdings Limited (“HK Siwei”), a company incorporated in Hong Kong with limited liability, and its subsidiary, Zhengzhou Siwei Mechanical & Electrical Equipment Manufacturing Co., Ltd (“Zhengzhou Siwei”) (collectively as “Siwei Group”).

The details of the above transactions are set out in the circular to shareholders of the Company dated 30 June 2010.

The reverse takeover transaction (the “Transaction”) has been accounted for as a reverse takeover under Hong Kong Financial Reporting Standard 3 (Revised) (“HKFRS 3 (Revised)”) “Business Combinations” since the issuance of the consideration shares resulted in Mining Machinery Ltd. controlling the Company. For accounting purposes and in accordance with HKFRS 3 (Revised), in preparing these consolidated financial statements, the Siwei Group is treated as the acquirer while the Company and its subsidiaries, prior to the Transaction, which were mainly engaged in provision of corporate secretarial services, and distribution of films and sub-licensing of film rights (referred thereafter to as the “Services Group”), were deemed to have been acquired by the Siwei Group as acquiree. The comparative figures of these consolidated financial statements have been prepared as a continuation of the consolidated financial statements of the Siwei Group and accordingly:

(i)             The assets and liabilities of the Siwei Group are recognised and measured at their pre-combination carrying amounts;

(ii)          The assets and liabilities of the Services Group are recognised and measured initially at their fair value in accordance with the HKFRS 3 (Revised).

The Siwei Group has applied the acquisition method to account for the acquisition of the Services Group. In applying the acquisition method, the separately identifiable assets and liabilities of the Services Group were recorded in the consolidated statement of financial position at their fair value at the completion date of the Transaction. In addition, goodwill arising on the acquisition of the Services Group of approximately HK$458,358,000, being the excess of the cost of acquisition of the Services Group over the sum of the fair values of the separately identifiable assets less liabilities of the Services Group, was recorded in 2010. The results of the Services Group have been consolidated to the Group’s consolidated financial statements since the completion date of the Transaction.

3.                            Adoption of new and revised Hong Kong Financial Reporting Standards

In the current year, the Group has adopted all the new and revised Hong Kong Financial Reporting Standards (“HKFRSs”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”) that are relevant to its operations and effective for its accounting year beginning on 1 January 2011. HKFRSs comprise Hong Kong Financial Reporting Standards; Hong Kong Accounting Standards (“HKAS”); and Interpretations. The adoption of these new and revised HKFRSs did not result in significant changes to the Group’s accounting policies and amounts reported for the current year and prior years.

The Group has not applied the new HKFRSs that have been issued but are not yet effective. The Group has already commenced an assessment of the impact of these new HKFRSs but is not yet in a position to state whether these new HKFRSs would have a material impact on its results of operations and financial position.

4.                            Significant accounting policies

These financial statements have been prepared in accordance with HKFRSs issued by the HKICPA, accounting principles generally accepted in Hong Kong and the applicable disclosures required by the Rules Governing the Listing of Securities on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited (the “GEM Listing Rules”) and by the Hong Kong Companies Ordinance.

These financial statements have been prepared under the historical cost convention, as modified by the revaluation of derivatives which are carried at their fair values.

The preparation of financial statements in conformity with HKFRSs requires the use of certain key assumptions and estimates. It also requires the directors of the Company to exercise its judgements in the process of applying the accounting policies. The areas involving critical judgements and areas where assumptions and estimates are significant to these financial statements are disclosed in note 5 to the financial statements .

The significant accounting policies applied in the preparation of these financial statements are set out below.

(a)                                 Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries made up to 31 December. Subsidiaries are entities over which the Group has control. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group has control.

Subsidiaries are consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date the control ceases.

The gain or loss on the disposal of a subsidiary that results in a loss of control represents the difference between (i) the fair value of the consideration of the sale plus the fair value of any investment retained in that subsidiary and (ii) the Company’s share of the net assets of that subsidiary plus any remaining goodwill relating to that subsidiary and any related accumulated exchange reserve.

Intragroup transactions, balances and unrealised profits are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Non-controlling interests represent the equity in subsidiaries not attributable, directly or indirectly, to the Company. Non-controlling interests are presented in the consolidated statement of financial position and consolidated statement of changes in equity within equity. Non-controlling interests are presented in the consolidated statement of comprehensive income as an allocation of profit or loss and total comprehensive income for the year between the non-controlling shareholders and owners of the Company.

Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling shareholders even if this results in the non-controlling interests having a deficit balance.

Changes in the Company’s ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions (i.e. transactions with owners in their capacity as owners). The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiary. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the Company.

(b)                                 Business combination and goodwill

The acquisition method is used to account for the acquisition of a subsidiary in a business combination. The cost of acquisition is measured at the acquisition-date fair value of the assets given, equity instruments issued, liabilities incurred and contingent consideration. Acquisition-related costs are recognised as expenses in the periods in which the costs are incurred and the services are received. Identifiable assets and liabilities of the subsidiary in the acquisition are measured at their acquisition-date fair values.

The excess of the cost of acquisition over the Company’s share of the net fair value of the subsidiary’s identifiable assets and liabilities is recorded as goodwill. Any excess of the Company’s share of the net fair value of the identifiable assets and liabilities over the cost of acquisition is recognised in consolidated profit or loss as a gain on bargain purchase which is attributed to the Company.

In a business combination achieved in stages, the previously held equity interest in the subsidiary is remeasured at its acquisition-date fair value and the resulting gain or loss is recognised in consolidated profit or loss. The fair value is added to the cost of acquisition to calculate the goodwill.

If the changes in the value of the previously held equity interest in the subsidiary were recognised in other comprehensive income (for example, available-for-sale investment), the amount that was recognised in other comprehensive income is recognised on the same basis as would be required if the previously held equity interest were disposed of.

Goodwill is tested annually for impairment or more frequently if events or changes in circumstances indicate that it might be impaired. Goodwill is measured at cost less accumulated impairment losses. The method of measuring impairment losses of goodwill is the same as that of other assets as stated in the accounting policy (u) below. Impairment losses of goodwill are recognised in consolidated profit or loss and are not subsequently reversed. Goodwill is allocated to cash-generating units that are expected to benefit from the synergies of the acquisition for the purpose of impairment testing.

The non-controlling interests in the subsidiary are initially measured at the non-controlling shareholders’ proportionate share of the net fair value of the subsidiary’s identifiable assets and liabilities at the acquisition date.

(c)                                  Joint venture

A joint venture is a contractual arrangement whereby the Group and other parties undertake an economic activity that is subject to joint control. Joint control is the contractually agreed sharing of control over the economic activity when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing control (the “venturers”).

A jointly controlled entity is a joint venture that involves the establishment of a separate entity in which each venturer has an interest.

Investment in a jointly controlled entity is accounted for in the consolidated financial statements by the equity method and is initially recognised at cost. Identifiable assets and liabilities of the jointly controlled entity in an acquisition are measured at their fair values at the acquisition date. The excess of the cost of acquisition over the Group’s share of the net fair value of the jointly controlled entity’s identifiable assets and liabilities is recorded as goodwill. The goodwill is included in the carrying amount of the investment and is tested for impairment together with the investment at the end of each reporting period when there is objective evidence that the investment is impaired. Any excess of the Group’s share of the net fair value of the identifiable assets and liabilities over the cost of acquisition is recognised in consolidated profit or loss.

The Group’s share of a jointly controlled entity’s post-acquisition profits or losses is recognised in consolidated profit or loss, and its share of the post-acquisition movements in reserves is recognised in the consolidated reserves. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. When the Group’s share of losses in a jointly controlled entity equals or exceeds its interest in the jointly controlled entity, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the jointly controlled entity. If the jointly controlled entity subsequently reports profits, the Group resumes recognising its share of those profits only after its share of the profits equals the share of losses not recognised.

The gain or loss on the disposal of a jointly controlled entity that results in a loss of joint control represents the difference between (i) the fair value of the consideration of the sale plus the fair value of any investment retained in that jointly controlled entity and (ii) the Group’s share of the net assets of that jointly controlled entity plus any remaining goodwill relating to that jointly controlled entity and any related accumulated foreign currency translation reserve.

Unrealised profits on transactions between the Group and its jointly controlled entities are eliminated to the extent of the Group’s interests in the jointly controlled entities. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of jointly controlled entities have been changed where necessary to ensure consistency with the policies adopted by the Group.

(d)                                 Foreign currency translation

(i)            Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency.

(ii)        Transactions and balances in each entity’s financial statements

Transactions in foreign currencies are translated into the functional currency on initial recognition using the exchange rates prevailing on the transaction dates. Monetary assets and liabilities in foreign currencies are translated at the exchange rates at the end of each reporting period. Gains and losses resulting from this translation policy are included in profit or loss.

Non-monetary items that are measured at fair values in foreign currencies are translated using the exchange rates at the dates when the fair values are determined.

When a gain or loss on a non-monetary item is recognised in other comprehensive income, any exchange component of that gain or loss is recognised in other comprehensive income. When a gain or loss on a non-monetary item is recognised in profit or loss, any exchange component of that gain or loss is recognised in profit or loss.

(iii)    Translation on consolidation

The results and financial position of all the Group entities that have a functional currency different from the Company’s presentation currency are translated into the Company’s presentation currency as follows:

•                        Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•                        Income and expenses for each statement of comprehensive income are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the exchange rates on the transaction dates); and

•                        All resulting exchange differences are recognised in the exchange reserve.

On consolidation, exchange differences arising from the translation of the net investment in foreign entities and of borrowings are recognised in the exchange reserve. When a foreign operation is sold, such exchange differences are recognised in consolidated profit or loss as part of the gain or loss on disposal.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

(e)                                  Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are recognised in profit or loss during the period in which they are incurred.

Depreciation of property, plant and equipment is calculated at rates sufficient to write off their cost less their residual values over the estimated useful lives on a straight-line basis. The principal annual rates are as follows:

Buildings	2% – 5%
Plant and machinery	10% – 20%
Office equipment	20% – 25%
Motor vehicles	20%

The residual values, useful lives and depreciation method are reviewed and adjusted, if appropriate, at end of each reporting period.

Construction in progress represents buildings under construction and plant and machinery pending installation, and is stated at cost less impairment losses. Depreciation begins when the relevant assets are available for use.

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant asset, and is recognised in profit or loss.

(f)                                    Leases

(i)            Operating leases

Leases that do not substantially transfer to the Group all the risks and rewards of ownership of assets are accounted for as operating leases. Lease payments (net of any incentives received from the lessor) are recognised as an expense on a straight-line basis over the lease term.

(ii)        Finance leases

Leases that substantially transfer to the Group all the risks and rewards of ownership of assets are accounted for as finance leases. At the commencement of the lease term, a finance lease is capitalised at the lower of the fair value of the leased asset and the present value of the minimum lease payments, each determined at the inception of the lease.

The corresponding liability to the lessor is included in the statement of financial position as finance lease payables. Lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Assets under finance leases are depreciated the same as owned assets.

(g)                                 Research and development expenditure

Expenditure on research activities is recognised as an expense in the period in which it is incurred. An internally generated intangible asset arising from the Group’s products development is recognised only if all of the following conditions are met:

•                  An asset is created that can be identified (such as software and new processes);

•                  It is probable that the asset created will generate future economic benefits; and

•                  The development cost of the asset can be measured reliably.

Internally generated intangible assets are stated at cost less accumulated amortisation and impairment losses. Amortisation is calculated on a straight-line basis over their estimated useful lives. Where no internally generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.

(h)                       Intangible assets

Intangible assets represented technical know-how and computer software acquired and are stated at cost less accumulated amortisation and impairment losses. Amortisation is calculated on a straight-line basis over their estimated useful lives which are ranging from three to ten years.

(i)                          Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average basis. The cost of finished goods and work in progress comprises raw materials, direct labour and an appropriate proportion of all production overhead expenditure, and where appropriate, subcontracting charges. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

(j)                          Recognition and derecognition of financial instruments

Financial assets and financial liabilities are recognised in the statement of financial position when the Group becomes a party to the contractual provisions of the instruments.

Financial assets are derecognised when the contractual rights to receive cash flows from the assets expire; the Group transfers substantially all the risks and rewards of ownership of the assets; or the Group neither transfers nor retains substantially all the risks and rewards of ownership of the assets but has not retained control on the assets. On derecognition of a financial asset, the difference between the asset’s carrying amount and the sum of the consideration received and the cumulative gain or loss that had been recognised in other comprehensive income is recognised in the profit or loss.

Financial liabilities are derecognised when the obligation specified in the relevant contract is discharged, cancelled or expires. The difference between the carrying amount of the financial liability derecognised and the consideration paid is recognised in the profit or loss.

(k)                       Trade and other receivables

Trade and other receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less allowance for impairment. An allowance for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the allowance is the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate computed at initial recognition. The amount of the allowance is recognised in the profit or loss.

Impairment losses are reversed in subsequent periods and recognised in profit or loss when an increase in the receivables’ recoverable amount can be related objectively to an event occurring after the impairment was recognised, subject to the restriction that the carrying amount of the receivables at the date the impairment is reversed shall not exceed what the amortised cost would have been had the impairment not been recognised.

(l)                          Cash and cash equivalents

For the purpose of the statement of cash flows, cash and cash equivalents represent cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term highly liquid investments which are readily convertible into known amounts of cash and subject to an insignificant risk of change in value. Bank overdrafts which are repayable on demand and form an integral part of the Group’s cash management are also included as a component of cash and cash equivalents.

(m)                    Financial liabilities and equity instruments

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument under HKFRSs. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. The accounting policies adopted for specific financial liabilities and equity instruments are set out below.

Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred, and subsequently measured at amortised cost using the effective interest method.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

Financial guarantee contract liabilities

Financial guarantee contract liabilities are measured initially at their fair values and are subsequently measured at the higher of:

•                  the amount of the obligations under the contracts, as determined in accordance with HKAS 37 “Provisions, Contingent Liabilities and Contingent Assets”; and

•                  the amount initially recognised less cumulative amortisation recognised in profit or loss on a straight-line basis over the terms of the guarantee contracts.

Convertible bonds

Convertible bonds which entitle the holder to convert into equity instruments, other than into a fixed number of equity instruments at a fixed conversion price, are regarded as combined instruments consist of a liability and a derivative component. At the date of issue, the fair value of the derivative component is determined using an option pricing model; and this amount is carried as a derivative liability until extinguished on conversion or redemption. The remainder of the proceeds is allocated to the liability components and is carried as a liability at amortised cost using the effective interest rate method until extinguished on conversion or redemption. The derivative components is measured at fair value with gains and losses recognised in profit or loss.

Transaction costs are apportioned between the liability and derivative components of the convertible bonds based on the allocation of proceeds to the liability and derivative components on initial recognition.

Trade and other payables

Trade and other payables are stated initially at their fair value and subsequently measured at amortised cost using the effective interest method unless the effect of discounting would be immaterial, in which case they are stated at cost.

Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

(n)                       Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable and is recognised when it is probable that the economic benefits will flow to the Group and the amount of revenue can be measured reliably.

Revenue from the sales of manufactured goods and trading of raw material are recognised on the transfer of significant risks and rewards of ownership, which generally coincides with the time when the title has passed to the customers and the goods are delivered or the customers have taken delivery of the goods.

Consultancy fee income is recognised when the service is rendered.

Revenue from the provision of accounting, management and consultancy services is recognised when the services are rendered.

Interest income is recognised on a time-proportion basis using the effective interest method.

Revenue from financial guarantee contracts issued is recognised on a straight-line basis over the term of the guarantee contracts.

(o)                       Employee benefits

(i)                       Employee leave entitlements

Employee entitlements to annual leave and long service leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave and long service leave as a result of services rendered by employees up to the end of the reporting period.

Employee entitlements to sick leave and maternity leave are not recognised until the time of leave.

(ii)                   Pension obligations

The Group contributes to defined contribution retirement schemes which are available to all employees. Contributions to the schemes by the Group and employees are calculated as a percentage of employees’ basic salaries. The retirement benefit scheme cost charged to profit or loss represents contributions payable by the Group to the funds.

(iii)               Termination benefits

Termination benefits are recognised when, and only when, the Group demonstrably commits itself to terminate employment or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal.

(p)                       Share-based payments

The Group issues equity-settled share-based payments to certain directors, employees and consultants.

Equity-settled share-based payments to directors and employees are measured at fair value (excluding the effect of non market-based vesting conditions) of the equity instruments at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest and adjusted for effect of non market-based vesting conditions.

Equity-settled share-based payments to consultants are measured at the fair value of the services rendered or if the fair value of the services rendered cannot be reliably measured, at the fair value of the equity instruments granted. The fair value is measured at the date the Group receives the services and recognised as an expense.

(q)                       Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalised as part of the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

To the extent that funds are borrowed generally and used for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined by applying a capitalisation rate to the expenditures on that asset. The capitalisation rate is the weighted average of the borrowing costs applicable to the borrowings of the Group that are outstanding during the period, other than borrowings made specifically for the purpose of obtaining a qualifying asset.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

(r)                         Government grants

A government grant is recognised when there is reasonable assurance that the Group will comply with the conditions attached to it and that the grant will be received.

Government grants relating to income are deferred and recognised in profit or loss over the period to match them with the costs they are intended to compensate.

Government grants that become receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognised in profit or loss in the period in which they become receivable.

Government grants relating to the purchase of assets are recorded as deferred income and recognised in profit or loss on a straight-line basis over the useful lives of the related assets.

(s)                         Taxation

Income tax represents the sum of the current tax and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit recognised in profit or loss because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of each reporting period.

Deferred tax is recognised on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences, unused tax losses or unused tax credits can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition other than in a business combination of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised, based on tax rates that have been enacted or substantively enacted by the end of reporting period. Deferred tax is recognised in profit or loss, except when it relates to items recognised in other comprehensive income or directly in equity, in which case the deferred tax is also recognised in other comprehensive income or directly in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

(t)                          Related parties

A              related party is a person or entity that is related to the Group.

(A)      A person or a close member of that person’s family is related to the Group if that person:

(i)                          has control or joint control over the Group;

(ii)                       has significant influence over the Group; or

(iii)                    is a member of the key management personnel of the Company or of a parent of the Company.

(B)        An entity is related to the Group (reporting entity) if any of the following conditions applies:

(i)                          The entity and the Company are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

(ii)                       One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

(iii)                    Both entities are joint ventures of the same third party.

(iv)                   One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

(v)                      The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group. If the Group is itself such a plan, the sponsoring employers are also related to the Group.

(v)                      The entity is controlled or jointly controlled by a person identified in (A).

(vii)                A person identified in (A)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

(u)                       Impairment of assets

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets except goodwill, inventories and receivables to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of any impairment loss. Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. An impairment loss is recognised immediately in the profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined (net of amortisation or depreciation) had no impairment loss been recognised for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

(v)                        Provisions and contingent liabilities

Provisions are recognised for liabilities of uncertain timing or amount when the Group has a present legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditures expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow is remote.

(w)                     Events after the reporting period

Events after the reporting period that provide additional information about the Group’s position at the end of the reporting period or those that indicate the going concern assumption is not appropriate are considered adjusting events and are reflected in the financial statements. Events after the end of reporting period that are not adjusting events are disclosed in the notes to the financial statements when material.

5.                            Critical judgements and key estimates

Critical judgements in applying accounting policies

In the process of applying the accounting policies, the directors of the Company have made the following judgements that have the most significant effect on the amounts recognised in the financial statements.

Legal titles of certain buildings

As stated in note 18 to the financial statements, the titles of certain buildings in the PRC have not been obtained by the Group as at 31 December 2011. These buildings are erected on lands which the Group did not have the relevant land use right. Despite the fact that the Group did not have the legal titles of these buildings, the directors of Company determine to recognise these buildings as property, plant and equipment on the ground that the Group is in substance controlling these buildings.

Key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the year, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

(a)                    Property, plant and equipment and intangible assets

The Group determines the estimated useful lives, residual values and related depreciation and amortisation charges for the Group’s property, plant and equipment and intangible assets. These estimates are based on the historical experience of the actual useful lives of property, plant and equipment and intangible assets of similar nature and functions. The Group will revise the depreciation and amortisation charge where useful lives and residual values are different to those previously estimated, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

(b)                    Impairment loss for bad and doubtful debts

The Group makes impairment loss for bad and doubtful debts based on assessments of the recoverability of the trade receivables and other receivables including and the current creditworthiness of each debtor. Impairments arise where events or changes in circumstances indicate that the balances may not be collectible. The identification of bad and doubtful debts requires the use of judgement and estimates. Where the actual result is different from the original estimate, such difference will impact the carrying value of the trade receivables and other receivables and amounts due from related parties and doubtful debt expenses in the year in which such estimate has been changed. If the financial conditions of the debtors were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

(c)                     Allowance for slow-moving inventories

Allowance for slow-moving inventories is made based on the ageing and estimated net realisable value of inventories. The assessment of the allowance amount involves judgement and estimates. Where the actual outcome in the future is different from the original estimate, such difference will impact the carrying value of inventories and allowance charge/write-back in the period in which such estimate has been changed.

(d)                    Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating unit to which goodwill has been allocated. The value in use calculation requires the Group to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate the present value. The carrying amount of goodwill at the end of the reporting period was approximately HK$530,776,000. No impairment loss was recognised during 2011.

(e)                     Income taxes

The Group is subject to income taxes in several jurisdictions. Significant estimations are required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions the period in which such determination is made.

6.                           Financial risk management

The Group’s activities expose it to a variety of financial risks: foreign currency risk, credit risk, liquidity risk and interest rate risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

(a)                       Foreign currency risk

The Group has minimal exposure to foreign currency risk as most of its business transactions, assets and liabilities are principally denominated in Hong Kong dollars, US dollars and Renminbi (“RMB”). Accordingly the Group’s profit or loss is substantially independent of changes in foreign currency exchange rate. The Group currently does not have a foreign currency hedging policy in respect of foreign currency transactions, assets and liabilities. The Group will monitor its foreign currency exposure closely and will consider hedging significant foreign currency exposure should the need arise.

(b)                       Credit risk

The carrying amounts of the bank and cash balances and, trade and other receivables included in the statement of financial position represent the Group’s maximum exposure to credit risk in relation to the Group’s financial assets.

The Group’s credit risk is primarily attributable to its trade receivables. It has policies in place to ensure that sales are made to customers with an appropriate credit history. In order to minimise credit risk, the directors review the recoverable amount of each individual trade debt regularly to ensure that adequate impairment losses are recognised for irrecoverable debts. In this regard, the directors consider that the Group’s credit risk is significantly reduced.

The credit risk on bank and cash balances is limited because the counterparties are either banks with high credit-ratings assigned by international credit-rating agencies or large PRC state-controlled banks.

Other receivables are closely monitored by the directors.

The Group has no significant concentrations of credit risk with exposure spread over a number of counterparties and customers.

(c)                        Liquidity risk

The Group’s policy is to regularly monitor current and expected liquidity requirements to ensure that it maintains sufficient reserves of cash to meet its liquidity requirements in the short and longer term.

The maturity analysis of the Group’s financial liabilities, based on the contractual undiscounted payments, is as follows:

	Less than	Between	Between	Over
	1 year	1 and 2 years	2 and 5 years	5 years
	HK$’ 000	HK$’ 000	HK$’000	HK$’000
At 31 December 2011
Trade and other payables	2,623,678	—	—	—
Borrowings	1,242,513	—	—	—
Finance lease payables	34,763	5,147	—	—
Amounts due to directors	96,701	—	—	—
Amount due to a third party	411,496	—	—	—
Financial guarantees	195,695	—	—	—

	Less than	Between	Between	Over
	1 year	1 and 2 years	2 and 5 years	5 years
	HK$’ 000	HK$’ 000	HK$’000	HK$’000
At 31 December 2010
Trade and other payables	1,535,710	—	—	—
Borrowings	506,976	—	—	—
Finance lease payables	24,642	22,115	—	—
Amounts due to directors	99	—	—	—
Financial guarantees	141,243	—	—	—

(d)                       Interest rate risk

The Group’s exposure to interest-rate risk arises from its bank deposits, bank borrowings, finance lease payables and amounts due to directors and a third party. The bank deposits and finance lease payables bear interests at variable rates varied with the then prevailing market condition. The bank borrowings bear interests at variable rates or fixed interest rates, details of which are disclosed in note 28 to the financial statements. The exposure of the interest rate risks of the bank balances is insignificant given the existing low bank interest deposit rate. The interest rates of the amounts due to directors and a third party are fixed as disclosed in notes 32 and 33 and expose the Group to fair value interest rate risk.

(e)                        Categories of financial instruments

	2011	2010
	HK$’ 000	HK$’ 000
Financial assets:
Loans and receivables (including cash and cash equivalents)	3,446,016	2,168,548

Financial liabilities:
Financial liabilities at fair value
Derivative components of convertible bond	—	23,967
Financial liabilities at amortised cost	4,241,309	2,088,511

(f)                          Fair values

Except as disclosed in note 31 to the financial statements, the carrying amounts of the Group’s financial assets and financial liabilities as reflected in the consolidated statement of financial position approximate their respective fair values.

The following disclosures of fair value measurements use a fair value hierarchy which has 3 levels:

Level 1:	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3:	inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Disclosures of level in fair value hierarchy at 31 December 2011

	Fair value measurement using:			Total
	Level 1	Level 2	Level 3	2011
Description	HK$’000	HK$’000	HK$’000	HK$’000

Convertible bond – Derivative components	—	—	—	—

Disclosures of level in fair value hierarchy at 31 December 2010

	Level 1	Level 2	Level 3	2010
Description	HK$’000	HK$’000	HK$’000	HK$’000

Convertible bond – Derivative components	—	23,967	—	23,967

7.        Turnover

The turnover of the Group which represents sales of mining machineries, related spare parts and consultancy services are as follows:

	2011	2010
	HK$’000	HK$’000

Sales of mining machineries	1,829,188	1,737,183
Sales of spare parts	123,925	31,522
Consultancy services income	229	208

	1,953,342	1,768,913

Consultancy services do not constitute a separate reportable segment.

8.        Other income

		2011	2010
	Note	HK$’000	HK$’000

Sales of scrap materials		66,153	54,754
Gain on trading of raw materials		9,889	4,466
Interest income		15,794	3,900
Government grants (Note)		1,658	3,819
Gain on disposal of a subsidiary	38(b)	110	1,583
Gain on disposals of property, plant and equipment		391	234
Bad debts recovered		—	137
Reversal of accruals		850	—
Others		2,430	1,040

		97,275	69,933

Note:                  Government grants in 2011 mainly represented reward of approximately HK$968,000 from Administrative Committee Zhengzhou High-Technology Development Zone () for outstanding performance, while government grants in 2010 mainly represented reward of approximately HK$2,865,000 for successful completion of the reverse takeover transaction.

9.        Segment information

The directors of the Company consider that the Group operates in a single reportable segment which is managed as a single strategic business unit that is engaged in the manufacturing and sale of coal mining machinery with similar technology and marketing strategy. The Group’s operating profit or loss is earned or incurred within the People’s Republic of China (“PRC”) and all its operating assets are principally located in the PRC. Therefore, no business segment or geographical segment is presented.

Revenue from major customers, amounted to 10% or more of the Group’s revenue are set out below:

Revenue from major customers

	2011	2010
	HK$’000	HK$’000

Customer A	226,781	365,693
Customer B	248,426	—

10.      Finance costs

	2011	2010
	HK$’000	HK$’000

Bank charges	1,418	1,506
Interest on bills	54,002	11,094
Finance lease interest	3,495	393
Financial services charges	1,536	2,298
Interest on bank borrowings wholly repayable within five years	58,767	16,617
Interests on loans from directors wholly repayable within five years	2,482	1,161
Interest on other loan from a third party wholly repayable within five years	16,612	7,028
Interest on convertible bond wholly repayable within five years	17	301
Other interests	456	—
Exchange loss	—	555

	138,785	40,953

11.      Income tax expense

	2011	2010
	HK$’000	HK$’000

Current tax – Hong Kong Profits Tax
Provision for the year	—	6

Current tax – PRC Enterprise Income Tax
Provision for the year	4,479	36,157
(Over)/under-provision in prior years	(538)	2,616

	3,941	38,779

No provision for Hong Kong Profits Tax is required since the Group did not generate any assessable profits arising in Hong Kong for the year. The amount provided for the year ended 31 December 2010 was calculated at 16.5% based on the assessable profit for the year.

Under the Law of the PRC on Enterprise Income Tax (the “EIT Law”) and Implementation Regulation of the EIT Law, the tax rate of the PRC subsidiary, Zhengzhou Siwei, is 25% from 1 January 2008 onwards.

According to the new EIT law, entities that qualify as “High and New Technology Enterprises” are entitled to the preferential EIT rate of 15%. Zhengzhou Siwei received approval for the status as a “High and New Technology Enterprises”. The status is valid for three years starting from January 2008. On 28 October 2011 Zhengzhou Siwei has renewed the status which will be valid for the next three years. Zhengzhou Siwei is located in Zhengzhou High and New Technology Industries Development Zone, and was entitled to a PRC income tax rate of 15%.

The reconciliation between income tax expense and the product of (loss)/profit before tax multiplied by PRC enterprise income tax rate is as follows:

	2011	2010
	HK$’000	HK$’000

(Loss)/profit before tax	(10,312)	173,878

Domestic income tax rate	25%	25%
Tax at domestic income tax rate	(2,578)	43,470
Tax effect of income that is not taxable	(2,404)	(478)
Tax effect of expenses that are not deductible	11,024	12,539
Tax effect of temporary differences not recognised	1,109	4,720
(Over)/under-provision in prior years	(538)	4,360
Tax effect of tax loss not recognised	—	20
Others	(20)	—
Tax effect of concessionary tax rate granted	(2,652)	(25,852)

Income tax expense	3,941	38,779

12.                    (Loss)/profit for the year

The Group’s (loss)/profit for the year is stated after charging/(crediting) the following:

	2011	2010
	HK$’000	HK$’000

Amortisation of intangible assets (included in administrative expenses)	1,867	1,583
Allowance for trade and other receivables (included in administrative expenses and other operating expenses)	41,472	2,471
Allowance for inventories (included in other operating expenses)	11,559	2,853
Auditor’s remuneration	1,774	1,417
Cost of inventories sold#	1,653,310	1,420,110
Depreciation	28,130	18,699
Directors’ emoluments
— As directors	676	30
— For management	10,353	1,317
	11,029	1,347
Fair value loss on derivative components of convertible bond	—	10,790
Operating lease charges
— Amortisation of prepaid land lease payments	682	353
— Land and buildings rentals	2,230	1,971
Research and development expenditure	9,052	4,146
Staff costs excluding directors’ emoluments
Salaries, bonuses and allowances	174,204	117,580
Retirement benefit scheme contributions	40,008	25,965
	214,212	143,545
Bad debt recovered	—	(137)
Gain on disposal of a subsidiary	(110)	(1,583)
Net (gain)/loss on cross guarantee (included in administrative expenses)	(3,562)	3,629

#            Cost of inventories sold included the aggregate of staff costs, depreciation and operating lease charges of approximately HK$174,559,000 (2010: HK$122,525,000) which are included in the amounts disclosed separately above.

13.                    Directors’ and employees’ emoluments

The emoluments of each director were as follows:

		Salaries,
		allowance,		Retirement
		bonus		benefit
	Directors’	and benefits	Share-based	scheme	2011
	fees	in kind	payments	contributions	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Executive directors
Emory WILLIAMS (note i)	—	599	—	—	599
LEE Jong Dae	—	1,800	1,681	24	3,505
LI Rubo (note ii)	—	599	—	—	599
Phil Qiu JIN (note ii & iv)	—	2,117	1,681	—	3,798
WANG Fu (note ii)	—	1,731	—	47	1,778

Independent non-executive directors
BOULANGER David Marc	—	—	32	—	32
CHAN Sze Hon	120	—	10	—	130
DONG Xiangge (note ii)	314	—	—	—	314
JIANG Ming (note ii & iii)	242	—	—	—	242
PARKER Christopher John (note iv)	—	—	32	—	32

Total for 2011	676	6,846	3,436	71	11,029

		Salaries,
		allowance,		Retirement
		bonus		benefit
	Directors’	and benefits	Share-based	scheme	2010
	fees	in kind	payments	contributions	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Executive directors
Emory WILLIAMS (note i)	—	—	—	—	—
KIM Beom Soo (note v)	—	2,000	—	—	2,000
LEE Jong Dae	—	2,270	—	—	2,270
LEE Sung Min (note v)	—	2,000	—	—	2,000
LI Rubo (note ii)	—	—	—	—	—
Phil Qiu JIN (note ii & iv)	—	48	—	—	48
WANG Fu (note ii)	—	616	—	3	619

Independent non-executive directors
BOULANGER David Marc	—	—	—	—	—
CHAN Sze Hon	120	—	—	—	120
DONG Xiangge (note ii)	—	—	—	—	—
JIANG Ming (note ii & iii)	—	—	—	—	—
PARKER Christopher John (note iv)	—	—	—	—	—

Total for 2010	120	6,934	—	3	7,057

Notes:

(i) Appointed on 13 October 2010

(ii) Appointed on 12 November 2010

(iii) Resigned on 5 September 2011

(iv) Re-designated as non-executive director on 3 January 2012

(v) Resigned on 13 October 2010

There was no arrangement under which a director waived or agreed to waive any emoluments during the year. In addition, no emoluments were paid by the Group to any of the directors as an inducement to join or upon joining the Group or as compensation for loss of office.

The five highest paid individuals in the Group during the year included 3 (2010: 4) directors whose emoluments are reflected in the analysis presented above. The emoluments of the remaining 2 (2010: 1) individuals are set out below and prepared in the same basis of directors’ emolument of this note:

	2011	2010
	HK$’ 000	HK$’ 000
Basic salaries, allowances and benefits in kind	1,499	810
Share-based payments	130	—
Retirement benefit scheme contributions	71	24
	1,700	834

The emoluments fell within the following bands:

	Number of individuals
	2011	2010
Nil to HK$1,000,000	2	1

In both years, no emoluments were paid by the Group to any of the directors or the highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office.

14.                     Retirement benefit schemes

The Group operates a Mandatory Provident Fund scheme (the “MPF Scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance for those employees who are eligible to participate in the MPF Scheme. Contributions are made based on a percentage of the employees’ basic salaries and are charged to the profit or loss as they become payable in accordance with the rules of the MPF Scheme. The assets of the MPF Scheme are held separately from those of the Group in an independently administered fund. The Group’s employer contributions vest fully with employees when contributed into the MPF Scheme.

The employees of the Group’s subsidiaries established in the PRC are members of a central pension scheme operated by the local municipal government. These subsidiaries are required to contribute certain percentage of the employees’s basic salaries and wages to the central pension scheme to fund the retirement benefits. The local municipal government undertakes to assume the retirement benefits obligations of all existing and future retired employees of these subsidiaries. The only obligation of these subsidiaries with respect to the central pension scheme is to meet the required contributions under the scheme.

The only obligation of the Group with respect of the retirement benefit schemes is to make the required contributions under the respective schemes.

15.                     Dividend

No dividend has been declared or paid by the Company during the year (2010 : Nil).

16.                     (Loss)/Profit for the year attributable to the owners of the Company

The (loss)/profit for the year attributable to the owners of the Company included a loss of approximately HK$33,236,000 (2010: loss of approximately HK$1,644,455,000) which has been dealt with in the financial statements of the Company.

17.                     (Loss)/Earnings per share

The calculation of the basic and diluted (loss)/earnings per share attributable to the ordinary equity holders of the Company is based on the following data:

	2011	2010
	HK$’000	HK$’000
(Loss)/earnings
(Loss)/earnings for the purposes of basic and diluted (loss)/earnings per share ((loss)/profit for the year)	(14,253)	135,099
Number of shares (‘000)
Weighted average number of ordinary shares for the purpose of basic (loss)/earnings per share	5,683,229	4,407,054
Effect of share options	58,331	14,606
Weighted average number of ordinary shares for the purpose of diluted (loss)/earnings per share	5,741,560	4,421,660

The denominators used are the same as those detailed above for both basic and diluted (loss)/earnings per share.

18.       Property, plant and equipment

		Plant and	Office	Motor	Construction
	Buildings	machinery	equipment	vehicles	in progress	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Cost

At 1 January 2010	84,650	85,850	5,497	7,586	2,795	186,378
Additions	18,828	19,489	1,795	4,310	158,650	203,072
Arising from the transaction	—	—	15	152	—	167
Transfer	8,005	1,859	—	—	(9,864)	—
Disposals	—	(5,392)	(240)	(1,999)	(2,767)	(10,398)
Exchange differences	3,029	3,072	197	272	100	6,670

At 31 December 2010 and 1 January 2011	114,512	104,878	7,264	10,321	148,914	385,889
Additions	1,996	93,100	2,280	5,780	191,741	294,897
Arising from acquisition of subsidiaries	—	—	97	966	—	1,063
Transfer	189,285	74,125	—	—	(263,410)	—
Disposals	(323)	(474)	(8)	(605)	(4,347)	(5,757)
Exchange differences	6,630	5,980	311	474	4,974	18,369

At 31 December 2011	312,100	277,609	9,944	16,936	77,872	694,461

Accumulated depreciation

At 1 January 2010	4,638	15,278	1,891	1,468	—	23,275
Charge for the year	4,569	10,654	1,574	1,902	—	18,699
Disposals	—	(1,584)	(203)	(830)	—	(2,617)
Exchange differences	290	793	104	81	—	1,268

At 31 December 2010 and 1 January 2011	9,497	25,141	3,366	2,621	—	40,625
Charge for the year	6,064	16,429	1,956	3,681	—	28,130
Disposals	(19)	(129)	(1)	(1)	—	(150)
Exchange differences	440	1,166	153	145	—	1,904

At 31 December 2011	15,982	42,607	5,474	6,446	—	70,509

Carrying amount

At 31 December 2011	296,118	235,002	4,470	10,490	77,872	623,952

At 31 December 2010	105,015	79,737	3,898	7,700	148,914	345,264

At 31 December 2011, the carrying amount of property, plant and equipment pledged as security for the Group’s bank borrowings amounted to approximately HK$92,164,000 (2010: HK$31,071,000).

At 31 December 2011, the Group’s buildings included certain buildings with carrying amount of approximately HK$207,669,000 (2010: HK$15,811,000) erected on lands which the Group did not have the relevant land use rights (note 25) . Accordingly, the Group has not obtained the relevant construction permits and building ownership certificates for these buildings. However, the Group obtained the following certificates in relation to the construction of and right to use these buildings:

(a)           Pursuant to the certificate of confirmation () issued by Planning Administration Bureau of Xingyang ( ) dated 21 October 2009, the construction plan of the Group in Guangwu Town, Xingyang City ( ) complied with the overall development programme of Guangwu Town, Xingyang City ( ). The Group is in the process of obtaining the relevant construction plan permit.

(b)           Pursuant to the certificate of confirmation () issued by Construction Administration Bureau of Xingyang ( ) dated 18 October 2009, Construction Administration Bureau of Xingyang() allowed the Group to continue theconstruction process and at the same time applying the relevant construction permit.

(c)           Pursuant to the certificate of confirmation () issued by Real Estate Administration Bureau of Xingyang ( ) dated 18 October 2009, despite the fact that the Group constructed certain buildings which did not have building ownership certificates, Real Estate Administration Bureau of Xingyang () agreed that the Group can continue to use the buildings before applying for the building ownership certificates.

According to a legal opinion issued by Commerce & Finance Law Offices (the “PRC Lawyer” or “”), based on the above certificates of confirmation despite the Group failed to apply for the relevant permits on construction of the buildings in accordance with the PRC laws and regulations, the probability of penalty imposed by Planning Administration Bureau of Xingyang (), Construction Administration Bureau of Xingyang () and Real Estate Administration Bureau of Xingyang () is low.

The Group will apply for the building ownership certificates of these buildings after obtaining the relevant land use rights. Based on the legal opinion and the fact that these buildings have been used by the Group, the directors of the Company are of the opinion that these buildings should be treated as assets of the Group and included in the property, plant and equipment.

The carrying value of the plant and machinery includes an amount of approximately HK$79,025,000 (2010: HK$50,308,000) in respect of assets held under finance lease.

19.       Prepaid land lease payments

	2011	2010
	HK$’000	HK$’000

At beginning of year	14,055	13,919
Additions	15,416	—
Amortisation of prepaid land lease payments	(682)	(353)
Exchange differences	716	489

At end of year	29,505	14,055
Current portion	(690)	(364)

Non-current portion	28,815	13,691

The Group’s prepaid land lease payments represent payments for land use rights in the PRC under medium lease terms.

At 31 December 2011, the carrying amount of certain prepaid land lease payments pledged as security for the Group’s bank borrowings amounted to approximately HK$14,227,000 (2010: HK$14,055,000).

20.     Goodwill

HK$’000

Cost

At 1 January 2010	3,508
Arising on acquisition of subsidiaries (note (a))	458,358

At 31 December 2010 and 1 January 2011	461,866
Arising on acquisition of subsidiaries (note (b))	68,910

At 31 December 2011	530,776

Carrying amount

At 31 December 2011	530,776

At 31 December 2010	461,866

Notes:

(a)          The goodwill was arising on the acquisition of the Service Group. Details of the acquisition are set out in note 38(a). Goodwill acquired in a business combination is allocated, at acquisition, to the cash generating units (“CGUs”) that are expected to benefit from that business combination. Before recognition of impairment losses, the carrying amount of goodwill had been allocated to Zhengzhou Siwei, which is engaged in the manufacturing and sales of mining machinery.

                        The recoverable amount of the CGU is determined from the CGU’s fair value less costs to sell. According to the announcement jointly published by ERA and Caterpillar (Luxembourg) Investment Co. S.A. (“the Offeror”), an indirect wholly-owned subsidiary of Caterpillar Inc., on the Stock Exchange dated 11 November 2011, the Offeror, will, subject to the satisfaction of the Pre-Condition, make a voluntary conditional offer to acquire all of the issued shares in the share capital of ERA. The cash alternative offer price of HK$0.88 per share is used to estimate the fair value of the Group. As Zhengzhou Siwei is the major subsidiary of the Group, the fair value of Zhengzhou Siwei is approximated by subtracting the value of ERA Mining Machinery Limited, from the total consideration for the Group. The value of ERA Mining Machinery Limited is determined by reference to recent comparable market transactions.

(b)         The goodwill was arising on acquisition of seven sales agents companies. Details of the acquisition are set out in note 38(a). Goodwill acquired in a business combination is allocated, at acquisition, to the cash generating units (“CGUs”) that are expected to benefit from that business combination. Before recognition of impairment losses, the carrying amount of goodwill had been allocated to the sales agents, which are engaged in the distributions and selling activities of mining machinery.

                        The recoverable amounts of the CGUs are determined from value in use calculations. The key assumptions for the value in use calculations are those regarding the discount rates, growth rates and budgeted costs and turnover during the year. The Group estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the CGUs. The growth rates are based on long-term average economic growth rate of the geographical area in which the businesses of the CGUs operate. Budgeted costs and turnover are based on past practices and expectations on market development.

                        The Group prepares cash flow forecasts derived from the most recent financial budgets approved by the directors of the Group for the next 5 years with the residual period using the growth rate of 3%. This rate does not exceed the average long-term growth rate for the relevant markets.

                        The rate used to discount the forecast cash flows from sales agents was 21.33% as at 31 December 2011.

21.       Intangible assets

	Technical	Computer
	know-how	Software
	(purchased)	(purchased)	Total
	HK$’000	HK$’000	HK$’000

At 1 January 2010	5,093	2,197	7,290
Additions	2,210	2,497	4,707
Exchange differences	182	79	261

At 31 December 2010 and 1 January 2011	7,485	4,773	12,258
Additions	—	235	235
Exchange differences	293	187	480

At 31 December 2011	7,778	5,195	12,973

Accumulated amortisation

At 1 January 2010	3,239	301	3,540
Amortisation for the year	1,340	243	1,583
Exchange differences	153	17	170

At 31 December 2010 and 1 January 2011	4,732	561	5,293
Amortisation for the year	1,371	496	1,867
Exchange differences	201	27	228

At 31 December 2011	6,304	1,084	7,388

Carrying amount

At 31 December 2011	1,474	4,111	5,585

At 31 December 2010	2,753	4,212	6,965

The average remaining amortisation period of the technical know-how as at 31 December 2011 and 2010 was 4 months and 19 months respectively. Moreover, the average remaining amortisation period of computer software as at 31 December 2011 and 2010 was 85 months and 95 months respectively.

The Group carried out a review of the recoverable amount of its intangible assets for the year ended 31 December 2011 and 2010, with regard to the market conditions of its products. The recoverable amount of the relevant assets has been determined on the basis of their value in use. The directors of the Company are of the opinion that there was no impairment in the intangible assets as at 31 December 2011 and 2010.

22.       Subsidiaries

Particulars of the principal subsidiaries at 31 December 2011 and 2010 are as follows:

			Percentage of
	Place of		ownership interest/
	incorporation/		voting power/
	registration	Issued/Registered/	profit sharing
Name	and operation	fully paid up capital	Direct	Indirect	Principal activities

Zhengzhou Siwei (Note 1)	The PRC	Registered capital of RMB284,837,000/ RMB263,825,000	—	100%	Manufacturing and sales of mining machinery

Hong Kong Siwei Holdings Limited	Hong Kong	2,301,001 ordinary shares of HK$10 each	—	100%	Investment holding

Vasky Energy Ltd	British Virgin Islands	1 ordinary share of US$1 each	100%	—	Investment holding

IFS Asia-Pacific Limited* (Note 2)	Hong Kong	100,000 ordinary shares of HK$1 each	100%	—	Provision of corporate secretarial services

*      Disposed on 31 March 2011

The above list contains the particulars of subsidiaries which principally affected the results, assets or liabilities of the Group.

Notes:

(1)          Zhengzhou Siwei was established as a domestic enterprise on 9 June 2003 in the PRC with limited liability. On 20 March 2007, the then equity holders of Zhengzhou Siwei entered into a joint venture agreement with HK Siwei whereby the then equity holders of Zhengzhou Siwei agreed to sell 25% equity interest in Zhengzhou Siwei in aggregate to HK Siwei. Accordingly Zhengzhou Siwei became a sino-foreign equity joint venture on 20 April 2007 and an associate of HK Siwei. Pursuant to a share transfer agreement dated 17 September 2007, all the individual equity holders of Zhengzhou Siwei agreed to sell their entire 75% equity interest in Zhengzhou Siwei in aggregate to HK Siwei. As a result, Zhengzhou Siwei became a wholly-owned subsidiary of HK Siwei and a wholly-owned foreign enterprise established in the PRC.

On 31 July 2004, Zhengzhou Siwei revalued certain of its property, plant and equipment and prepaid land lease payments with the revaluation gains of RMB21,012,000 credited to the capital reserve account of Zhengzhou Siwei in accordance with the Generally Accepted Accounting Principles of the PRC.

Pursuant to a resolution passed on 16 September 2004 by the then equity holders of Zhengzhou Siwei, the directors of Zhengzhou Siwei were authorised to capitalise RMB34,381,000 standing to the credit of the capital reserve account of Zhengzhou Siwei, which comprised capital reserve of RMB13,369,000 and the revaluation gains of RMB21,012,000 as stated above, by applying such sum as paying up in full RMB34,381,000 capital in proportion to equity holders of Zhengzhou Siwei, whose names appeared on the register of member of Zhengzhou Siwei at the close of business on 16 September 2004.

Since the revaluation of land use rights and property, plant and equipment amounting to RMB21,012,000 is not in compliance with the subsequent measurement requirement of HKAS 17 “Leases” and HKAS 16 “Property, Plant and Equipment”, the revaluation gains and the corresponding increase in capital as mentioned in the paragraphs above is reversed for the purpose of these financial statements prepared in accordance with HKFRSs. Therefore the fully paid-up capital as disclosed in these financial statements prepared in accordance with HKFRSs does not agree with the fully paid-up capital as registered by Zhengzhou Siwei.

(2)          By a sales and purchase agreement signed on 31 March 2011, IFS Asia-Pacific Limited, a wholly owned subsidiary, was disposed to an independent third party with a consideration of HK$400,000.

23.       Investments in jointly controlled entities

	2011	2010
	HK$’000	HK$’000

Unlisted investments:
Share of net assets	26,171	—

Details of the jointly controlled entities at 31 December 2011 are as follows:

			Percentage of
			ownership
	Place of		interest/voting
	incorporation/	Issued and	power/profit
Name	registration	paid up capital	sharing	Principal activities

Siwei Marco Automatic Control System Co., Ltd	The PRC	Registered capital of RMB 20,000,000	51.0%	Electrohydraulic control systems manufacturing

Zhengzhou Siwei Coal Mining Machinery Rebuild Co., Ltd	The PRC	Registered capital of RMB 20,000,000	56.8%	Maintenance and rebuilding of hydraulic cylinders

The following amounts are the Group’s share of the jointly controlled entities that are accounted for by the equity method of accounting included in the Group’s financial statements.

	2011	2010
	HK$’000	HK$’000

At 31 December
Current assets	22,067	—
Non-current assets	5,359	—
Current liabilities	(1,255)	—
Non-current liabilities	—	—

Net assets	26,171	—

Year ended 31 December
Revenue	3	—

Expenses	(199)	—

24.       Inventories

	2011	2010
	HK$’000	HK$’000

Raw materials	249,518	112,609
Work in progress	296,347	80,684
Finished goods	129,496	8,721

	675,361	202,014

As at 31 December 2011, inventories with carrying amount of approximately HK$270,097,000 (2010: HK$186,476,000) were pledged as security for banking facilities granted to the Group as set out in note 28 to the financial statements.

25.       Trade and other receivables

	2011	2010
	HK$’000	HK$’000

Trade receivables	2,215,809	1,588,936
Allowances for bad and doubtful debts	(53,531)	(11,670)

	2,162,278	1,577,266
Bills receivables	74,976	22,947
Prepayments	324,551	182,378
Deposits	43,390	28,473
Other receivables	50,057	103,089

	2,655,252	1,914,153

The Group’s trading terms with customers other than those for retention receivables are due on delivery. Deposit payments are normally required. The credit term for retention receivables is generally one year. The Group seeks to maintain strict control over its outstanding receivables. Overdue balances are reviewed regularly by the directors.

Prepayments mainly represent the prepayments for land lease payments and property, plant and equipment.

The ageing analysis of trade receivables, based on the delivery date, and net of allowances, are as follows:

	2011	2010
	HK$’000	HK$’000

0 to 90 days	1,154,502	914,651
91 to 180 days	311,408	210,320
181 to 365 days	219,391	160,715
Over 1 year	476,977	291,580

	2,162,278	1,577,266

As at 31 December 2011, approximately HK$1,230,830,000 (2010: HK$346,900,000) of trade receivables were pledged to banks to secure banking facilities as set out in note 28 to financial statements.

Reconciliation of allowance for trade receivables:

	2011	2010
	HK$’000	HK$’000

At beginning of year	11,670	4,965
Arising from the Transaction	—	3,991
Allowance for the year	44,409	3,165
Reversal of allowances	(2,937)	(694)
Written off upon disposal of subsidiary	(377)	—
Exchange differences	766	243

At end of year	53,531	11,670

As of 31 December 2011, trade receivables of approximately HK$2,001,363,000 (2010: HK$1,390,311,000) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	2011	2010
	HK$’000	HK$’000

0 to 90 days	993,587	770,736
91 to 180 days	311,408	192,743
181 to 365 days	219,391	143,086
Over 1 year	476,977	283,746

	2,001,363	1,390,311

“Most of the customers of the Group are state-owned enterprises or under the control of state-owned enterprises. In this regard, the directors of the Group consider that there is no material collectability problem with the trade receivables as at 31 December 2011.”

The carrying amounts of the Group’s trade receivables are denominated in RMB.

Included in other receivables at 31 December 2010 are deposits for acquisition of four parcels of land in Guangwu Town, Xingyang City () of approximately HK$74,737,000, for which the directors of the Company and the existing owners of these parcels of land have not yet concluded the prices for the transfer of the legal titles. Accordingly, the Group did not have the relevant land use right certificates. During the year ended 31 December 2010, the Group constructed four buildings on these parcels of land. The Group obtained the following certificates in relation to the land use rights:

(a)               Pursuant to the certificate of confirmation  issued by Planning Administration Bureau of Xingyang () dated 21 October 2009, the construction plan of the Group in Guangwu Town, Xingyang City () complied with the overall development programme of Guangwu Town, Xingyang City (). The Group is in the process of obtaining the relevant construction plan permit.

(b)              Pursuant to the certificate of confirmation  issued by Land Resources Bureau of Xingyang () dated 5 January 2010, the Group has not yet obtained the land use right certificates. The procedures in relation to the change in the usage of land are in progress and the Group is allowed to construct and use the properties for production and operation on these parcels of land before obtaining the relevant land use right certificates without any penalty.

According to a legal opinion issued by the PRC Lawyer, based on the above certificates of confirmation, despite the fact that the Group’s buildings were erected on the land before obtaining the relevant land use right certificates, the probability of penalty imposed by Planning Administration Bureau of Xingyang () and Land Resources Bureau of Xingyang () is low.

26.      Pledged bank deposits and bank and cash balances

The Group’s pledged bank deposits represented deposits in RMB pledged to banks to secure banking facilities granted to the Group as set out in note 28 to the financial statements. As at 31 December 2011, pledged deposits of approximately HK$705,560,000 (2010: HK$286,709,000) are at fixed interest rate ranging from 3.25% to 3.30% (2010: 1.98% to 2.2%) per annum and are therefore subject to fair value interest rate risk and approximately HK$71,620,000 (2010: HK$47,400,000) are at floating interest rate, therefore are subject to cashflow interest rate risk.

The carrying amounts of the Group’s bank and cash balances are denominated in the following currencies:

	2011	2010
	HK$’000	HK$’000

Hong Kong dollars	25,817	15,164
US dollars	83	32,807
RMB	312,235	54,681
Others	—	12

	338,135	102,664

Conversion of RMB into foreign currencies is subject to the PRC’s Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations.

27.      Trade and other payables

	2011	2010
	HK$’000	HK$’000

Trade payables	1,184,447	873,251
Bills payables	950,826	451,728
Accruals and other payables	139,702	71,777
Advance receipts from customers	252,762	29,792
VAT and other tax	69,917	76,346
Accrued staff salaries and welfares	26,024	32,816

	2,623,678	1,535,710

The ageing analysis of trade payables, based on the date of receipt of goods, is as follows:

	2011	2010
	HK$’000	HK$’000

0 to 90 days	769,488	539,346
91 to 180 days	202,082	96,787
181 to 365 days	134,972	102,421
Over 1 year	77,905	134,697

	1,184,447	873,251

Bills payables have an average maturity period of 180 days, interest-free and are secured by charges over the Group’s bank deposits, inventories, trade receivables and guarantees given by a director and third parties.

The carrying amounts of the Group’s trade payables are denominated in the following currencies:

	2011	2010
	HK$’000	HK$’000

EURO	1,316	936
Hong Kong dollars	1,771	2,026
US dollars	—	652
RMB	1,181,360	869,637

	1,184,447	873,251

28.      Borrowings

	2011	2010
	HK$’000	HK$’000

Short term bank loans, secured	1,205,969	496,042
Other loans	—	400

	1,205,969	496,442

The borrowings are repayable on demand or within one year.

The carrying amounts of the borrowings are denominated in the following currencies:

	HK$	RMB	Total
	HK$’000	HK$’000	HK$’000

At 31 December 2011
Short term bank loans	—	1,205,969	1,205,969

At 31 December 2010
Short term bank loans	—	496,042	496,042
Other loans	400	—	400

	400	496,042	496,442

The average interest rates were as follows:

	2011	2010

Short term bank loans	4.9% – 8.5%	4.9% – 7.4%

Short term bank loans of approximately HK$189,580,000 (2010: HK$82,200,000) and other loans are arranged at fixed interest rates and expose the Group to fair value interest rate risk. Short term bank loans of approximately HK$1,016,389,000 (2010: HK$413,842,000) are arranged at floating rates, thus exposing the Group to cash flow interest rate risk.

The short term bank loans as at 31 December 2011 are secured by charges over the Group’s bank deposits, trade receivables, inventories, property, plant and equipment, prepaid land lease payments, and guarantees from a director and third parties.

The short term bank loans as at 31 December 2010 were secured by charges over the Group’s bank deposits, trade receivables, inventories, property, plant and equipment, prepaid land lease payments, and guarantees from a director and third parties.

The other loans as at 31 December 2010 were unsecured, interest free and repayable on demand.

29.      provisions

	Cross guarantee	Warranty	Total
	HK$’000	HK$’000	HK$’000
	(Note 39)

At 1 January 2010	—	1,875	1,875
Addition provisions	7,491	1,891	9,382
Amortisation/provision used	(3,862)	(2,860)	(6,722)
Underprovision in prior year	—	969	969
Exchange differences	99	67	166

At 31 December 2010 and 1 January 2011	3,728	1,942	5,670

Addition provisions	873	3,991	4,864
Amortisation/provision used	(4,435)	(5,149)	(9,584)
Underprovision in prior year	—	3,153	3,153
Exchange differences	105	100	205

At 31 December 2011	271	4,037	4,308

The warranty provisions represent the Group’s best estimate of the Group’s liability under 12 months warranties granted on mining machinery based on prior experience and industry averages for defective products.

30.      Finance lease payables

			Present value of
	Minimum		minimum lease
	lease payments		payments
	2011	2010	2011	2010
	HK$’000	HK$’000	HK$’000	HK$000

Amounts payable under finance leases: Within one year	34,763	24,642	32,924	22,189
In the second year	5,147	22,115	4,999	21,310

	39,910	46,757	37,923	43,499
Less: Future finance charges	(1,987)	(3,258)	—	—

Present value of lease obligations	37,923	43,499	37,923	43,499

Less: Amount due for settlement within twelve months (shown under current liabilities)			(32,924)	(22,189)

Amount due for settlement after twelve months (shown under non-current liabilities)			4,999	21,310

The Group leased certain of its plant and machinery under finance lease during the year. The average lease term is two years. For the year ended 31 December 2011 and 2010, the average effective borrowing rate were 7.6% per annum. Interest rates are floating during the contract period.

All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

The Group’s obligations under finance leases are secured by the lessors’ charge over the leased assets.

31.      Convertible bond

On 14 July 2008 the Services Group issued a convertible bond with a nominal value of HK$21,726,600 (“CB”). At the option of the bondholders, the bondholders have the right, subject to “Conditions Precedent” stated in terms of CB to convert either in whole or in part (in multiples of HK$100) the principal amount into the Company’s ordinary shares at an initial conversion price, subject to adjustment, of HK$0.35 per share for the period commencing from the date of issue of the CB up to the maturity date at the discretion of the holders of the CB, provided that any conversion shall be made in amounts of not less than a whole multiple of HK$100 on each conversion save that if at any time the outstanding principal amount of the CB is less than HK$100, the whole (but not part only) of the outstanding principal amount of the CB may be converted. Any CB not converted will be redeemed on 13 July 2013 at 100% of their face value plus accrued interest. CB carries interests at 1% per annum payable semi-annually in arrears on the last day of each half year. In the event that the prevailing price of the conversion shares is at least HK$2 per share for 5 consecutive trading days before the maturity date, the bondholders of the CB shall mandatory exercise its rights to convert all of the CB into conversion shares. The Company may redeem all but not some of the CB at face value plus accrued interest at any time after the issuance of the CB but prior to the maturity date at its discretion by 30 business days’ notice in advance to the bondholders of the CB, provided that each bondholders of the CB shall retain its conversion right prior to the completion of the redemption.

Details of CB are disclosed in the Company’s announcement dated 16 July 2008.

On 5 February 2010 and 14 July 2010, respectively, HK$400,400 and HK$3,850,000 of CB were converted into 1,144,000 and 11,000,000 ordinary shares of the Company.

On 5 January 2011, HK$17,476,200 of the entire CB were converted into 49,932,000 ordinary shares of the Company.

HK$’000

Liability components at 30 September 2010, at fair value	12,460
Interest charged	301

Liability components at 31 December 2010	12,761

Interest charged	17
Entire CB converted at 5 January 2011	(12,778)

Liability components at 31 December 2011	—

Derivative components at 30 September 2010	13,177
Fair value loss for the period from 1 October 2010 to 31 December 2010	10,790

Derivative components at 31 December 2010	23,967

Entire CB converted at 5 January 2011	(23,967)

Derivative components at 31 December 2011	—

The interest charged for the period is calculated by applying an effective interest rate of 10.18% to the liability components since the bonds were issued.

The directors estimate the fair values of the liability components of the CB at 31 December 2011 to be approximately HK$Nil (2010: HK$12,347,000.) This fair value has been calculated by discounting the future cash flows at the market rate.

The fair value of the derivative components of CB were revalued as at 31 December 2010 based on valuation by an independent valuer, Greater China Appraisal Limited, determined using the Binomial Option Pricing Model. The significant inputs to the model were as follows:

At
31 December
2010

Share price of underlying shares (HK$)	0.830
Exercise price (HK$)	0.350
Expected volatility (%)	70.400
Expected life (years)	2.53
Risk-free rate (%)	0.788
Expected dividend yield (%)	—

Expected volatility was determined by calculating the historical volatility of the Company’s share price over the previous periods equivalent to the length of the expected life.

32.      Amounts due to directors

The amounts due are unsecured, repayable on demand and at an interest rate of 8% per annum except that an amount due of approximately HK$82,000 is interest free.

33.      Amount due to a third party

The amount due is secured by 1,538,464,000 shares held by MML and subject to a US$10 million personal guarantee to be jointly and severally provided by the directors of the Company, Mr. Emory WILLIAMS and Mr. LI Rubo. The loan has a 12 month term and at an interest rate of 8% per annum payable semi-annually. The interest rate steps up to 15% of the loan after 120 days upon it becomes callable by the third party or if there is a payment default.

34.      Deferred tax

Under the New Income Tax Law and the Implementation Rules, from 1 January 2008, non-resident enterprises without an establishment or place of business in the PRC or which have an establishment or place of business in the PRC but whose relevant income is not effectively connected with the establishment or a place of business in the PRC, will be subject to withholding tax at the rate of 10% on various types of passive income such as dividends derived from sources within the PRC. A lower withholding tax rate may be applied if there is a tax treaty between China and jurisdiction of the foreign investors. For the Group, the applicable rate is 5%.

According to the notice Caishui 2008 No. 1 released by the Ministry of Finance and the State Administrative of Taxation, distributions of the pre-2008 retained profits of a foreign-invested enterprise to a foreign investor in 2008 or after are exempted from enterprise income tax. Accordingly, the retained profits as at 31 December 2007 in the Group’s PRC subsidiary will not be subject to 5% withholding tax on the future distributions.

The Group is liable to withholding tax on dividends distributed from the Group’s PRC subsidiary in respect of their profits generated on or after 1 January 2008. As at 31 December 2011, temporary differences relating to the undistributed profits of the Group’s PRC subsidiary of approximately RMB284,443,000 (equivalent to HK$322,755,000) (2010: RMB278,412,000 (equivalent to HK$315,459,000)). Deferred tax liabilities have not been recognised in respect of the tax that would be payable on the distribution of these retained profits as the Company controls the dividend policy of these foreign-invested enterprises and it has been determined that it is probable that profits will not be distributed by these foreign-invested enterprises in the foreseeable future.

No provision for deferred taxation has been made in the financial statements as the tax effect of temporary differences is immaterial to the Group.

35.      Issued equity

		Issued
	Number of	equity
	shares	HK$’000

At 31 December 2010	5,614,942,395	846,632
Conversion of convertible bonds	49,932,000	499
Equity-settled share based payments	23,400,000	234

At 31 December 2011	5,688,274,395	847,365

(a)                      Issued equity of the Group

Due to the application of reverse takeover basis of accounting, the amount of issued equity of the Group, which includes share capital and share premium in the consolidated statement of financial position, represents the amount of issued equity of the legal subsidiary, Hong Kong Siwei Holdings Limited, immediately before the acquisition of approximately HK$23,010,000, the deemed cost of acquisition of the Services Group of approximately HK$823,621,000 (Note 38(a) below), after deducting the costs of issuing the new shares. The equity structure, being the number and type of shares, reflects the equity structure of the legal parent, ERA Mining Machinery Limited (Formerly known as ERA Holdings Global Limited).

(b)                      Share capital of the Company

The movements in the share capital of the Company are as follows:

		Number of
	Note	shares	Nominal value
			HK$’000

Ordinary shares

Authorised:
Ordinary shares of HK$0.01 each
At 1 January 2010, 31 December 2010, 1 January 2011 and 31 December 2011		10,000,000,000	100,000
Issued and fully paid:
Ordinary shares of HK$0.01 each at 1 January 2010		399,562,581	3,996
Conversion of convertible bonds	(a)	12,144,000	121
Issued of shares on placement	(b)	1,200,000,000	12,000
Equity-settled share based payments	(c)	3,235,814	32
Issue of consideration shares	(d)	4,000,000,000	40,000
At 31 December 2010		5,614,942,395	56,149
Conversion of convertible bonds	(e)	49,932,000	499
Equity-settled share based payments	(f)	23,400,000	234
At 31 December 2011		5,688,274,395	56,882

Notes:

(a)          During the year 2010, convertible bonds of the Company in aggregate principal amount of HK$4,250,400 were converted into 12,144,000 shares of HK$0.01 each of the Company at a conversion price of HK$0.35 per share. The premium on the conversion of convertible bonds to the issue of shares, amounting to approximately HK$6,168,000, was credited to the Company’s share premium account. These shares issued rank pari passu all respects with the existing shares. Details of the convertible bonds are set out in note 31.

(b)         On 20 September 2010, the Company and a placing agent entered into a placing agreement in respect of the placement of 1,200,000,000 ordinary shares of HK$0.01 each to independent investors at a price of HK$0.364 per share. The placement was completed on 30 September 2010 and the premium on the issue of shares, amounting to approximately of HK$413,460,000, net of share issue expenses, was credited to the Company’s share premium account.

(c)          On 30 September 2010, the Company issued 572,584 ordinary shares of HK$0.01 each at a price of HK$0.6799 per share to Somerley to settle of professional fees of approximately HK$389,000. The premium on the issue of shares, amounting to approximately HK$383,000, net of share issue expenses, was credited to the Company’s share premium account.

On 30 September 2010, the Company further issued 2,663,230 ordinary shares of HK$0.01 each at a price of HK$0.291 per share to Somerley to settle the professional fees of approximately HK$775,000. The premium on the issue of shares, amounting to approximately HK$748,000, net of share issue expenses, was credited to the Company’s share premium account.

(d)         As mentioned in note 2 above, the consideration of the Transaction was satisfied by the allotment and issue of 4,000 million consideration shares to Mining Machinery Ltd.. The Transaction was completed on 30 September 2010. For the purpose of accounting, the consideration shares are issued at the quoted share price of the Company on the completion date of HK$0.51 per share, resulting in credits to share capital of the Company of HK$40,000,000 and share premium of HK$2,000,000,000 (Note 36).

(e)          During the year 2011, convertible bonds of the Company in aggregate principal amount of HK$17,476,200 were converted into 49,932,000 shares of HK$0.01 each of the Company at a conversion price of HK$0.35 per share. The premium on the conversion of convertible bonds to the issue of shares, amounting to approximately HK$36,246,000, was credited to the share premium account in the consolidated statement of changes in equity and approximately HK$37,591,000 was credited to the Company’s share premium account. These shares issued rank pari passu all respects with the existing shares. Details of the convertible bonds are set out in note 31.

(f)            During the year 2011, share-based payments of the Company were converted into 23,400,000 shares of HK$0.01 each of the Company at a conversion price of HK$0.40 per share. The premium on the conversion of share-based payments to the issue of shares, amounting to approximately HK$9,126,000, was credited to the Company’s share premium account. These shares issued rank pari passu all respects with the existing shares. Details of the share options are set out in note 37.

36.                     Reserves

(a)      The Group

The amounts of the Group’s reserves and movements therein are presented in the consolidated statement of comprehensive income and consolidated statement of changes in equity.

(b)      Company

	Share	Share
	premium	option	Accumulated
	account	reserve	losses	Total
	HK$’000	HK$’000	HK$’000	HK$’000

At 1 October 2010	2,532,193	4,877	(182,984)	2,354,086
Loss from 1 October 2010 to 31 December 2010	—	—	(1,644,455)	(1,644,455)
At 31 December 2010 and 1 January 2011	2,532,193	4,877	(1,827,439)	709,631
Loss for the year	—	—	(33,236)	(33,236)
Conversion of convertible bonds	37,591	—	—	37,591
Issue of shares	12,098	(2,972)	—	9,126
Recognition of share-based payments	—	9,216	—	9,216
At 31 December 2011	2,581,882	11,121	(1,860,675)	732,328

(c)       Nature and purpose of reserves

(i)                          Share premium account

Under the Companies Law of the Cayman Islands, the funds in the share premium account of the Company are distributable to the shareholders of the Company provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as they fall due in the ordinary course of business.

(ii)                       Exchange reserve

The exchange reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations. The reserve is dealt with in accordance with the accounting policies set out in note 4(d), to the financial statements.

(iii)                    Share option reserve

The share options reserve represents the fair value of the actual or estimated number of unexercised share options granted to certain directors, employees and other eligible participants of the Group as set out in note 37 to financial statements recognised in accordance with the accounting policies in note 4(p) to the financial statements.

(iv)                   Statutory reserve

The statutory reserve, which is non-distributable, is appropriated from the profit after tax of the Group’s PRC subsidiaries under applicable laws and regulations in the PRC.

37.                     Share-based payments

Pursuant to written resolutions of the shareholders of the Company dated 5 June 2001, Share Option Scheme (the “Old Scheme”) was adopted by the Company with a purpose to recognise the contribution of certain Directors, employees, consultants and advisors of the Group to the growth of the Group and/or the listing of the Company’s shares on GEM on 28 June 2001. Upon expiration of the Old Scheme, a New Share Option Scheme (the “New Scheme”) was adopted by the Company pursuant to shareholder’s resolution of the shareholders of the Company dated 14 July 2011.

Under the terms of the New Scheme adopted by the Company, Directors are authorised, at their discretion, to invite any Directors and employees of the Group to take up options to subscribe for shares of the Company. The subscription price will be determined by the Directors, and will be equal to the higher of (i) the nominal value of the shares; (ii) the closing price per share of the Company as stated in the daily quotation sheet of the Stock Exchange of Hong Kong Limited (the “Exchange”) on the date of the grant of the option, which must be a business day; and (iii) the average of the closing price of the shares of the Company as stated in the Exchange’s daily quotation sheet for the five trading days immediately preceding the date of the grant of the options.

The maximum number of shares in respect of which options may be granted under the New Scheme and any other schemes of the Company is not permitted to exceed 10% of the shares of the Company in issue at the adoption date. The Company may seek approval by the Company’s shareholders in general meeting for granting options beyond the 10% limit.

The total number of the shares of the Company which may be issued upon exercise of all outstanding options granted and yet to be exercised under the New Scheme and any other schemes of the Company must not exceed 30% of the shares of the Company in issue from time to time. HK$1 is payable as consideration for each offer of share option granted and options granted must be taken up within 28 days from date of grant. An option may be exercised in accordance with the terms of the New Scheme at any time during the period commencing immediately after the date on which the options deemed to be granted and accepted and expiring on a date to be determined and notified by the Directors to the grantee.

The New Scheme became effective for a period of 10 years commencing on the adoption on 14 July 2011.

The following table discloses details of options outstanding and the movements during the year ended 31 December 2011 under the Share Option Schemes adopted by the Company on 5 June 2001 and 14 July 2011:

	Outstanding	Number of shares options			Outstanding
	as at	Granted	Exercised	Lapsed	as at
	1 January	during	during	during	31 December
Grantee	2011	the year	the year	the year	2011

Total of directors	14,100,000	105,979,486	(6,800,000)	—	113,279,486
Employees in aggregate	4,900,000	178,219,233	(2,500,000)	(400,000)	180,219,233

	19,000,000	284,198,719	(9,300,000)	(400,000)	293,498,719

Advisors and consultants	19,400,000	—	(14,100,000)	—	5,300,000

	Outstanding	Number of shares options			Outstanding
	as at		Exercised	Lapsed	as at
	1 January	Reallocation	during	during	31 December
Grantee	2010	(Note)	the year	the year	2010

Total of directors	7,700,000	6,400,000	—	—	14,100,000
Employees in aggregate	4,900,000	—	—	—	4,900,000

	12,600,000	6,400,000	—	—	19,000,000

Advisors and consultants	25,800,000	(6,400,000)	—	—	19,400,000

Details of the options granted under the share option schemes are as follows:

		Exercise
		price
Date of grant	Exercise period	HK$

10 July 2008	10 July 2009 – 09 July 2013	0.40
12 August 2011	12 August 2012 – 11 August 2018	0.50

If the options remain unexercised after a period of 5 years from the date of grant, the options will be expired. Options are forfeited if the employee leaves the Group before the options vest.

Note:                  Mr. Emory WILLIAMS and Mr. LI Rubo appointed as directors of the Company on 13 October 2010. Prior to the appointment, Mr. Emory WILLIAMS and Mr. LI Rubo acted as advisors and consultants of the Group. Therefore, their outstanding options were reallocated from advisors and consultants accordingly.

Details of the share options outstanding during the year are as follows:

	2011
		Weighted
		average
		exercise
	Number of	price
	share options	HK$

Outstanding at 1 January 2011	38,400,000	0.40

Granted during the year	284,198,719	0.50
Exercised and lapsed during the year	(23,800,000)	0.40

Outstanding at 31 December 2011	298,798,719	0.5

Exercisable at 31 December 2011	14,600,000

	2010
		Weighted
		average
		exercise
	Number of	price
	share options	HK$

Outstanding at 1 October 2010	38,400,000	0.40

Outstanding at 31 December 2010	38,400,000	0.40

Exercisable at 31 December 2010	38,400,000

These fair values were calculated using the Binomial option pricing model. The inputs into the model were as follows:

2011
HK$
Share price	0.255
Exercise price	0.50
Expected volatility (%)	56.65-59.34
Expected life (years)	6
Risk free rate (%)	1.447
Expected dividend yield (%)	—

Volatility of the Company’s share prices was estimated by the average annualized standard deviations of the continuously compounded rates of return on the share prices of three comparable companies with similar business operation.

38.                     Notes to the consolidated statements of cash flows

(a)                      Acquisition of subsidiaries

On 30 September 2010, the Company issued 4,000,000,000 ordinary shares in exchange for the entire shareholdings in the Siwei Group. Pursuant to HKFRS 3 (Revised), HK Siwei is deemed to be the effective acquirer of the Services Group, reverse takeover accounting is adopted to account for the Transaction, and accordingly these consolidated financial statements of Siwei Group, and the results of the Services Group have been consolidated since the completion date of the Transaction.

On 31 March 2011, the Company acquired 100% of the issued capital of 7 sales agents companies (“Sales Agents Group”) for a consideration RMB11,880,000. The Sales Agents Group was engaged in distributions and selling activities of mining machinery.

The fair value of the identifiable assets and liabilities of Services Group and the Sales Agents Group and goodwill arising from the above acquisitions are as follows:

HK$’000

Purchase consideration of the Services Group:

Consideration deemed to have been paid by Siwei Group (Note (i))	823,621

Less: Fair value of net assets of the Services Group assumed (Note (ii))	(365,263)

Goodwill	458,358

Purchase consideration of the Sales Agents Group:

Consideration transferred (Note (iii))	14,369

Less: Fair value of net liabilities of the Sales Agents Group (Note (iii))	53,774
Exchange difference	767

Goodwill	68,910

Notes:

(i)         The fair value of the consideration deemed to have been paid by the Siwei Group was based on the fair value of the equity instruments deemed to have been issued by the Siwei Group for the acquisition of the Services Group.

(ii)                       The separately identifiable assets and liabilities of the Services Group as at the completion date of the Transaction were as follows:

		Acquiree’s
	Fair value	carrying amount
	HK$’000	HK$’000

Property, plant and equipment (Note 18)	167	167
Trade and other receivables	440,465	440,465
Prepayments and deposits	20,120	20,120
Income tax recoverable	9	9
Bank and cash balances	1,561	1,561
Trade and other payables	(71,422)	(71,422)
Derivative component of convertible bond	(13,177)	(13,177)
Convertible bonds	(12,460)	(13,805)

Net assets assumed	365,263	363,918

HK$’000

Satisfied by:
Total deemed consideration transferred	823,621

Net cash inflow arising on acquisition:
Cash and cash equivalents acquired	1,561

The Services Group contributed turnover of approximately HK$208,000 and net loss of approximately HK$1,641,846,000 to the Group for the period from 1 October 2010 (completion date of the Transaction) to 31 December 2010. If the Transaction had occurred on 1 January 2010, the turnover and net loss contributed by the Services Group would have been approximately of HK$983,000 and HK$1,695,112,000 respectively.

(iii)                    The separately identifiable assets and liabilities of the Sales Agents Group as at 31 March 2011 were as follows:

		Acquiree’s
	Fair value	carrying amount
	HK$’000	HK$’000

Property, plant and equipment (Note 18)	1,063	1,063
Inventories	804	804
Trade and other receivables	10,556	73,742
Bank and cash balances	5,457	5,457
Trade and other payables	(71,540)	(71,540)
Tax payable	(114)	(114)

Net (liabilities)/assets assumed	(53,774)	9,412

HK$’000

Satisfied by:

Total deemed consideration transferred	14,369

Net cash outflow arising on acquisition:
Cash and cash equivalents acquired	5,457

The Sales Agents Group contributed turnover of approximately HK$3,419,000 and net loss of approximately HK$5,546,000 to the Group for the period from 1 April 2011 to 31 December 2011. If the acquisition had occurred on 1 January 2011, the turnover and net loss contributed by the Sales Agents Group would have been approximately of HK$4,557,000 and HK$71,955,000 respectively.

(b)                      Disposal of a subsidiary

As referred to in note 22 to the financial statements, on 31 March 2011 the Group discontinued its consultancy services business at the time of the disposal of a subsidiary, IFS Asia-Pacific Limited.

Net assets at the date of disposal were as follows:

HK$’000

Trade and other receivables	1,277
Bank and cash balances	690
Trade and other payables	(1,677)

Net liabilities disposed of	290
Gain on disposal of a subsidiary	110

Total consideration – satisfied by settlement of other loan	400

Net cash outflow arising on disposal:
Cash and cash equivalents disposed of	(690)

(c)                       Major non-cash transactions

(i)                           Included in share capital as at 31 December 2010 was an amount of HK$23,010,000 in respect of cost of loan capitalisation of amount due to a shareholder.

(ii)                        Additions of property, plant and equipment during the year of HK$21,066,000 (2010: HK$47,454,000) were financed by finance lease.

(iii)                     Additions to property, plant and equipment during the year of HK$7,214,000 (2010: HK$1,085,000) were settled by other receivables.

(iv)                    Proceeds from disposal of property, plant and equipment during the year of HK$568,000 (2010: HK$ Nil) were to settle trade payables.

(v)                       Disposals of property, plant and equipment during the year of HK$4,347,000 (2010: HK$ Nil) were transfer to inventories.

39.                     Contingent liabilities

Legal titles of certain land and buildings

The Group erected certain buildings on certain parcels of land which the Group did not have relevant land use rights. Notwithstanding the local government authorities, including Planning Administration Bureau of Xingyang , Construction Administration Bureau of Xingyang  , Real Estate Administration Bureau of Xingyang  and Land Resources Bureau of Xingyang , have issued certificates of confirmation in respect of the Group’s right to use these buildings and parcels of land, the Group may subject to penalty for the breach of PRC laws and regulations. The directors do not consider a provision for liability be necessary on the grounds that there are no reliable estimate that can be made; and, according to the legal opinion issued by the PRC Lawyer, based on the above certificates of confirmation, the probability of penalty is low.

Financial guarantees issued

Pursuant to directors’ meetings of Zhengzhou Siwei held on 15 April 2011 and 28 April 2011, the directors of Zhengzhou Siwei resolved to approve cross guarantee agreements from which Zhengzhou Siwei and two third parties mutually agreed to issue cross guarantee to the extent of approximately HK$122,309,000 (2010: HK$117,702,000) and HK$183,464,000 (2010: HK$153,013,000) respectively, to banks in respect of banking facilities granted to Zhengzhou Siwei and the third parties. Under such cross guarantees, Zhengzhou Siwei and the third parties are jointly and severally liable for all or any of each of their borrowings from the banks for one year.

At 31 December 2011, the directors of the Group do not consider it probable that a claim will be made against Zhengzhou Siwei under the above guarantees as the default risk is low. The maximum liability of Zhengzhou Siwei as at 31 December 2011 under the guarantees is the amount of bank loans drawn under the cross guarantees by the third parties at that date of approximately HK$195,695,000. (2010: HK$141,243,000)

The fair values at inception dates have been arrived at based on a valuation carried out by Greater China Appraisal Limited, an independent valuer not connected with the Group.

40.                     Capital commitments

The Group’s capital commitments at the end of the year are as follows:

	2011	2010
	HK$’000	HK$’000

Property, plant and equipment Contracted but not provided for	124,972	84,890

41.                     Lease commitments

At 31 December 2011, the total future minimum lease payments under non-cancellable operating leases are payable as follows:

	2011	2010
	HK$’000	HK$’000

Within one year	930	1,549
In the second to fifth years inclusive	2,216	1,474
After five years	371	1,059

	3,517	4,082

Operating lease payments represent rentals payable by the Group for certain parcels of land of its factories premises. The leases are negotiated for terms ranging from four to fifteen years and do not include contingent rentals.

42.                     Related party transactions

In addition to those related party transactions and balances disclosed elsewhere in the financial statements, the Group had the following transactions with its related parties during the year.

(a)

	2011	2010
	HK$’000	HK$’000

Interest on loans from:
– directors(1)	2,482	1,161
– a related company(2)	—	323

Notes:

(1)                     In 2011, HK$1,767,000, HK$378,000, HK$108,000 and HK$229,000 were paid to the directors, Mr. LI Rubo, Mr. Emory WILLIAMS, Mr. LEE Jong Dae and Mr. Christopher John PARKER respectively, as interest on loans from directors.

(2)                     A director, Mr. Emory WILLIAMS, is the controlling equity holder of the related company.

(b)         The remuneration of the Company’s directors and other members of key management personnel during the year ended 2011 were as follows:

	2011	2010
	HK$’000	HK$’000

Short-term benefits	8,301	3,199
Post-employment benefits	95	46
Share-based payments	3,599	—

	11,995	3,245

43.      Information about the statement of financial position of the company

Information about the statement of financial position of the Company at the end of the reporting period includes:

	2011	2010
	HK$’000	HK$’000

Investments in subsidiaries	400	400
Other current assets	1,263,443	825,635
Bank balances and cash	25,648	13,250

Total assets	1,289,491	839,285

Other current liabilities	500,281	35,432
Derivative component of convertible bond	—	23,967
Convertible bonds	—	14,106

Total liabilities	500,281	73,505

Net assets	789,210	765,780

Share capital	56,882	56,149
Reserves	732,328	709,631

Shareholders’ fund	789,210	765,780

44.      Events after the reporting period

On 31 January 2012, Shanxi Xishan Siwei Mechanical & Electrical Equipment Manufacturing Co. Ltd (“Shanxi”), a new jointly controlled entity was set up in the PRC. The percentage of ownership in Shanxi was 30% and its principal activities are manufacturing and sales of mining machineries.

45.      Approval of financial statements

The financial statements were approved and authorised for issue by the Board of Directors on 30 March 2012.

3.         INDEBTEDNESS STATEMENT

Indebtedness

As at 29 February 2012, being the latest practicable date for the purpose of this indebtedness statement, the ERA Group had outstanding indebtedness as follows:

Borrowings

The tables below set out the ERA Group’s borrowings and the maturity profile of such borrowings:

As at
29 February
2012
HK$’000

Secured interest bearing bank borrowings	1,120,562
Secured finance lease payables	32,427
Secured interest bearing loan due to the Offeror	385,000
Unsecured directors’ loans	96,497
Unsecured interest bearing bank loan	61,592
Unsecured amounts due to jointly controlled entities	24,704

Total	1,720,782

Loans repayable:
Within one year	1,596,436
In the second year	3,145
In the third year	—
In the fourth year	—
In the fifth year	—
Repayable on demand	121,201

Total	1,720,782

As at 29 February 2012, the ERA Group had HK$308,315,000 unutilized banking facilities.

The interest rate of the ERA Group’s secured interest bearing bank borrowings ranged from 5.90% to 8.53% per annum throughout the 2 months period ended 29 February 2012. These secured interest bearing bank borrowings are denominated in RMB.

As at 29 February 2012, being the latest practicable date for the purpose of this indebtedness statement, the ERA Group had outstanding secured interest bearing bank borrowings of RMB909,673,000, equivalent to approximately HK$1,120,562,000. The borrowings comprised bank loans of RMB45,000,000 secured by property, plant and equipment and prepaid land lease payments, bank loans of RMB40,000,000 secured by inventories, bank loans of RMB195,000,000 secured by trade receivables from Heilongjiang Dragon Coal Group Co., Ltd., bank loans of RMB249,000,000 secured by trade receivables from China Shenhua Energy Group, a bank loan of RMB40,000,000 secured by trade receivables from Heilongjiang Dragon Coal Group Co., Ltd and Hunchun Coal Mining Co., Ltd, a bank loan of RMB29,000,000 secured by trade receivables from Handan Coal Mining Co., Ltd, a bank loan of RMB19,673,000 secured by trade receivables from Neimenggu Taisheng Group Co., Ltd, a bank loan of RMB40,000,000 secured by trade receivables from Guotouxiyang Energy Co., Ltd, a bank loan of RMB10,000,000 guaranteed by Zhengzhou Eastern Enterprise Investment Guarantee Co., Ltd, which was ultimately secured by inventories and by trade receivables from Shanxi Coal Electricity Group Co., Ltd and guaranteed by a director and certain employees of the ERA Group, bank loans of RMB70,000,000 guaranteed by  (Henan Tianhai Electric Co., Ltd) (“Tianhai Electric”), bank loans of RMB70,000,000 guaranteed by  (Henan Taloph Pharmaceutical Stock Co., Ltd) (“Taloph Pharmaceutical”), bank loans of RMB30,000,000 guaranteed by Henan Province Guarantee Company, which was ultimately secured by inventories and bank loans of RMB72,000,000 guaranteed by pledged bank deposits.

The average effective borrowing rate of the ERA Group’s finance lease payables was 7.6% per annum throughout the 2 months period ended 29 February 2012, and the average lease term is two years. The finance lease payables are secured by the lessors’ charge over the leased assets.

The interest rate of the ERA Group’s secured interest bearing loan due to the Offeror was 8% per annum payable semi-annually and has a 12 month term commencing from 10 November 2011. The interest rate steps up to 15% of the loan after 120 days upon it becomes callable by the Offeror or if there is a payment default. This borrowing is denominated in HK$. As at 29 February 2012, being the latest practicable date for the purpose of this indebtedness statement, the ERA Group had outstanding secured interest bearing loan of approximately HK$385,000,000. The loan is collateralised by 1,538,464,000 Shares held by MML and subject to a US$10,000,000 personal guarantee jointly and severally provided by Mr. Emory Williams and Mr. Li Rubo.

The interest rate of unsecured amount due to ERA Directors’ loans was 8% per annum throughout the 2 months period ended 29 February 2012. These borrowings are all denominated in HK$. As at 29 February 2012, being the latest practicable date for the purpose of this indebtedness statement, the ERA Group had outstanding unsecured interest bearing directors’ loans of approximately HK$96,497,000, comprised approximately HK$79,500,000 due to Mr. Li Rubo and approximately HK$16,997,000 due to Mr. Emory Williams.

A bank loan of RMB50,000,000, equivalent to approximately HK$61,592,000 was unsecured.

Pledge of assets

The following table sets forth the carrying amount of assets pledged by the ERA Group for banking facilities:

As at
29 February
2012
HK$’000

Property, plant and equipment	59,665
Prepaid land lease payments	14,275
Inventories	259,676
Finance lease assets	78,072
Bank deposits	1,124,574
Trade receivables	1,422,429

Total	2,958,691

Financial guarantees

The maximum liabilities of the ERA Group as at 29 February 2012 under financial guarantees are the amounts of bank loans drawn under the cross guarantees by third parties at that date of RMB150,000,000, equivalent to approximately HK$184,775,000.

Contingent liabilities

Legal titles of certain land and buildings

The ERA Group erected certain buildings on certain parcels of land which the ERA Group did not have relevant land use rights. Notwithstanding the local government authorities, including Planning Administration Bureau of Xingyang (), Construction Administration Bureau of Xingyang (), Real Estate Administration Bureau of Xingyang () and Land Resources Bureau of Xingyang (), have issued certificates of confirmation in respect of the ERA Group’s right to use these buildings and parcels of land, the ERA Group may be subject to penalty for the breach of PRC laws and regulations. The ERA Directors do not consider a provision for liability be necessary on the grounds that there are no reliable estimate that can be made; and, according to the legal opinion issued by the PRC lawyer, based on the above certificates of confirmation, the probability of penalty is low.

Financial guarantees issued

As at 29 February 2012, Zhengzhou Siwei and two independent third parties had mutually agreed to issue two separate cross guarantees to the extent of RMB250,000,000, equivalent to approximately HK$307,958,000 in aggregate to banks in respect of banking facilities granted to Zhengzhou Siwei and the third parties. Under such cross guarantees, Zhengzhou Siwei and the third parties are jointly and severally liable for all or any of each of their borrowings from the banks.

The directors of Zhengzhou Siwei do not consider it probable that a claim will be made against Zhengzhou Siwei under the above guarantees. The maximum liability of Zhengzhou Siwei as at 29 February 2012 under the guarantees was the amount of bank loans drawn under the cross guarantees by the third parties at that date of RMB150,000,000, equivalent to approximately HK$184,775,000.

The third parties are Tianhai Electric and Taloph Pharmaceutical.

Tianhai Electric is a subsidiary of China Auto Group, a company listed on the mainboard of the Singapore Stock Exchange and Taloph Pharmaceutical is a company listed on the Shanghai Stock Exchange.

Save as disclosed above and apart from intra-group liabilities, the ERA Group did not have any other outstanding bank or other borrowings, mortgages, charges, debentures or other loan capital, bank overdrafts, loans or other similar indebtedness, guarantee, liabilities under acceptances (other than normal trade bills), acceptance credits, hire purchase or other finance lease commitments or other contingent liabilities.

Save as disclosed above, the ERA Directors have confirmed that there has been no material change in the indebtedness and contingent liabilities of the ERA Group since 29 February 2012.

4.         MATERIAL CHANGE

The ERA Directors have confirmed that there has been no material change in the ERA Group’s financial or trading position or outlook since 31 December 2011, being the date to which the last published audited consolidated financial statements of ERA were made up.

APPENDIX IV	ESTIMATES OF VALUE OF LOAN NOTES

The following is the full text of the valuation report prepared for the purpose of incorporation in this Composite Document received from RHL Appraisal Limited, an independent valuer, in connection with its valuation on the fair value of the Loan Notes.

30 April 2012

RHL Appraisal Limited
Corporate Valuation & Advisory

T +852 2730 6212
F +852 2736 9284

Room 1010, 10/F, Star House,
Tsimshatsui, Hong Kong

The Board of Directors

Caterpillar Inc.

100 NE Adams Street

Peoria

Illinois 61629-6320

USA

Dear Sirs,

In accordance with the instructions from Caterpillar Inc. (hereinafter referred to as the “Client” or the “Company”), we have undertaken a valuation to determine an upper range and a lower range of the fair value of each loan note (hereinafter referred to as the “Loan Notes” or the “Notes”) that will be issued by Caterpillar (Luxembourg) Investment Co. S.A. (hereinafter referred to as the “Offeror”) which is a wholly-owned subsidiary of the Company to satisfy part or all of the price to be paid to the qualifying shareholders of ERA Mining Machinery Limited (hereinafter referred to as “ERA”) who have accepted the conditional voluntary offer for the Offeror to acquire all issued shares of ERA. The date of valuation for the said purpose is taken as 26 April 2012 (hereinafter referred to as the “Valuation Date”).

The valuation will be used as reference and for inclusion in the composite document dated 30 April 2012 (the “Composite Document”) issued in connection with the Offers. The valuation and findings in this report will be used for the abovementioned purpose only.

BASIS OF VALUATION

Our valuation was carried out on a fair value basis. Fair value is defined as “the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction”.

We have conducted our valuation in accordance with the International Valuation Standards issued by the International Valuation Standards Council. The valuation procedure includes a review of the terms and conditions of the subject instrument and the financial and economic condition of the subject company. All matters essential to the proper understanding of the valuation are disclosed in the valuation report. The opinion of value included in the valuation report is impartial, independent, and unbiased.

Instruments

The liability to be valued is a financial instrument derived from a voluntary conditional offer with details as follows:

Instrument	Loan Notes

Issuer	Caterpillar (Luxembourg) Investment Co. S.A.

Denomination	In denomination of HK$1.00 each

Maximum Number of Shares in Connection with the Offers	Up to 5,987,073,114 Shares, if all the outstanding options were exercised by the ERA Optionholders prior to the closing date.

Capital Payment

Each Loan Note will carry an entitlement to receive a capital payment on each of the 2013 Redemption Date and the 2014 Redemption Date. The 2013 Redemption Amount payable will be determined by reference to the Consolidated Gross Profit of ERA for the financial year ending 31 December 2012. The 2014 Redemption Amount payable will be determined by reference to the aggregate Consolidated Gross Profit of ERA for the two consecutive financial years ending 31 December 2013. The payment of the 2013 Redemption Amount and the 2014 Redemption Amount will be guaranteed by Caterpillar.

Caterpillar	means Caterpillar Inc., a Delaware corporation whose shares are listed on the New York Stock Exchange.

Redemption Date	30 April 2013 and 30 April 2014

Redemption Amount	A minimum of HK$0.75 and up to HK$1.15 per Loan Note

Consolidated Gross Profit of ERA

The audited gross profit of the ERA Group on a consolidated basis as determined in accordance with the Hong Kong Financial Reporting Standards as issued by the Hong Kong Institute of Certified Public Accountants, adjusted to eliminate the impact of any changes in the Hong Kong Financial Reporting Standards in effect after 31 December 2011.

Sources of Information

We have planned and performed our valuation so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to express our opinion on the subject instruments. We believe that our valuation provides a reasonable basis for our opinion.

In our valuation, the following sources of information were considered in determining the values of the Notes:

1.                     The joint announcement of the Offeror, the Company and ERA relating to the voluntary conditional offer by the Offeror to acquire the entire issued share capital of ERA dated 10 November 2011 and published on the respective websites of The Stock Exchange of Hong Kong Limited (the “HK Stock Exchange”), ERA and the Company; and

2.                     Bloomberg database.

ASSUMPTIONS AND NOTES TO VALUATION

The assumptions considered having significant effects in this valuation have been evaluated and validated in arriving at our assessed values.

We have assumed that there will be no material change in the existing political, legal, technological, fiscal or economic conditions which might adversely affect the economy in general and the business of the Company.

Valuation Approach and Methodology

In carrying out this valuation exercise, we have reviewed the details of the Notes from public documents and obtained other relevant market information through Bloomberg database. In addition, this valuation is not intended to contain forecasts of the future performance of ERA in any form, so only the upper and lower range of the fair value of the Notes will be provided.

Discounted cash flow method is employed in deriving the fair value of the Loan Notes. The fair value of the Loan Notes is estimated by computing the present value of all the redemption amounts under the Loan Notes, being a minimum of HK$0.75 and up to HK$1.15 per Loan Note, discounted by the prevailing market rate of interest for similar instruments. The equation for pricing the Notes is in general as follows:

Fair Value of the Loan Notes =

CF1	+	CF2	+	CF3	+	...	+	CFn
(1+r)(t)1		(1 +r)(t)2		(1 +r)(t)3				(1+r)(t)n

where                          CFi is the cash flow occurred at time ti;
n is the number of cash flows; and
r is the appropriate market rate for discounting the Loan Notes.

Valuation Assumptions

We have taken the discount rate based on the credit rating of the Company as grade A rating, which we consider appropriate, as of the Valuation Date, with reference to the market data provided by Bloomberg. The discount rate applied for this valuation is 0.67%.

Limiting Conditions

•                                As part of our analysis, we have reviewed the terms of the Loan Notes available to us. We have taken the terms of the Loan Notes to be correct, and have relied on the information available in arriving at our opinion of the fair value of the Loan Notes.

•                                We shall not be required to give testimony or to attend in court or to any government agency by reason of this valuation and with reference to the project described herein unless prior arrangements have been made.

•                                No opinion is intended to be expressed for matters which require legal or other specialised expertise or knowledge, beyond that customarily employed by valuers.

•                                Our conclusions assume continuation of prudent client policies over whatever period of time considered to be necessary in order to maintain the character and integrity of the assets valued. We assume that there are no hidden or unexpected conditions associated with the assets valued that might adversely affect their market value. Further, we assume no responsibility for changes in market conditions after the Valuation Date.

•                                No allowance has been made in our valuation for any charges, debts, collateral or amounts owing on the assets valued, or for any expenses or taxation which may be incurred in effecting a sale. It is assumed that the assets valued are free from all encumbrances, restrictions and outgoings of an onerous nature which could affect their values.

•                                This valuation report has been prepared solely as reference and for inclusion in the Composite Document only.

OPINION OF FAIR VALUE

Based on the results of our investigations and analyses outlined in this report, we are of the opinion that the fair value of each HK$1.00 Loan Note as of the Valuation Date, free from any encumbrances, is at maximum HK$1.1409 and at minimum HK$0.7449.

Yours faithfully,
For and on behalf of
RHL Appraisal Ltd.
Andrew C.L. Chan		Neville H.S. Yu
CFA, MRA		CPA
Senior Associate Director		Senior Manager

Mr. Chan has over 15 years of experience in investment and financial analysis, corporate finance, corporate financing, investor relations and business development. Mr. Chan has been participating in various acquisition projects in the PRC, Hong Kong and Singapore and has gained exposure to different business environment such as listed companies, quasi-government owned corporation and financial advisory firms.

Mr. Yu is a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants with over 5 years’ experience gained in a corporate valuation firm and one of the top-tier international accounting firms focusing on financial audit, internal control assessment, financial statement analysis, business and intangible asset valuation, financial instrument valuation for private and listed companies of various industries in the Greater China region.

The following is the full text of the letter from Citigroup, the financial adviser to the Offeror, for the purpose of incorporation in this Composite Document.

The Board of Directors

Caterpillar Inc.

100 NE Adams Street

Peoria

Illinois 61629-6320

USA

30 April 2012

Dear Sirs,

VOLUNTARY CONDITIONAL OFFER BY

CITIGROUP GLOBAL MARKETS ASIA LIMITED ON BEHALF OF

CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.,

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CATERPILLAR INC.,

TO ACQUIRE ALL THE ISSUED SHARES IN THE SHARE CAPITAL OF

ERA MINING MACHINERY LIMITED

AND

FOR THE CANCELLATION OF ALL THE OUTSTANDING

SHARE OPTIONS OF ERA MINING MACHINERY LIMITED

We refer to the Offers being made by the Offeror, an indirect wholly-owned subsidiary of Caterpillar. Capitalised terms used in this letter shall, unless otherwise stated, have the same meanings given to them in the document dated 30 April 2012 issued by the Offeror, Caterpillar and ERA in connection with the Offers, of which this letter forms part.

Pursuant to the requirements of the Takeovers Code, Caterpillar has engaged RHL Appraisal Limited (the “Valuer”) to provide an estimate of value of the Loan Notes (“Estimate of Value”). This letter has been provided to the Caterpillar Directors solely for the purposes of Rule 11.1(b) of the Takeovers Code and provided for the information of the board of directors of Caterpillar in its evaluation of the Offers and shall not be used or relied upon for any other purpose whatsoever. It is not addressed to and may not be relied upon by any third party for any purpose whatsoever and we expressly disclaim any duty or liability to any third party with respect to the contents of this letter. This letter is not intended to be, and does not constitute, a recommendation to any ERA Shareholder as to how such ERA Shareholder should act on any matters relating to the Share Offer.

We have reviewed and discussed with Caterpillar and the Valuer the qualifications, bases and assumptions adopted by the Valuer in the context of its Estimate of Value contained in the letter dated 30 April 2012 addressed to Caterpillar from the Valuer as set out in this Appendix IV. We are satisfied that the Estimate of Value by the Valuer and the qualification, bases and assumptions contained therein have been made with due care and consideration.

Yours faithfully,
For and on behalf of
Citigroup Global Markets Asia Limited
Colin Banfield
Managing Director

APPENDIX V	EXCERPTS OF FINANCIAL INFORMATION OF THE CATERPILLAR GROUP

The following is a summary of the financial results of the Caterpillar Group, in conformity with US GAAP, for each of the three years in the period ended 31 December 2011 as extracted from the annual report of Caterpillar for the year ended 31 December 2011. The Caterpillar Directors and the Offeror Directors confirm that the notes and additional information from the annual report of Caterpillar for the year ended 31 December 2011 not included in this Appendix V are not of major importance to an appreciation of the financial results set out below.

The auditors of Caterpillar for each of the three years in the period ended 31 December 2011, PricewaterhouseCoopers LLP, did not issue any qualified opinion on the consolidated financial statements of the Caterpillar Group for each of the three years in the period ended 31 December 2011. The consolidated financial statements of the Caterpillar Group were audited in accordance with the standards of the Public Company Accounting Oversight Board (United States).

There has been no material change in the Caterpillar Group’s financial or trading position or outlook since 31 December 2011, being the date of the last published audited financial statements of Caterpillar.

The Caterpillar Group had no extraordinary or exceptional items because of size, nature or incidence for each of the three years in the period ended 31 December 2011.

The dividends paid by Caterpillar for the three years ended 31 December 2009, 2010 and 2011 were US$1,029 million, US$1,084 million and US$1,159 million, respectively.

STATEMENT 1

Consolidated Results of Operations for the Years Ended 31 December

(US$ in millions except per share data)

	2011		2010		2009

Sales and revenues:
Sales of Machinery and Power Systems	US$	57,392	US$	39,867	US$	29,540
Revenues of Financial Products	2,746		2,721		2,856

Total sales and revenues	60,138		42,588		32,396

Operating costs:
Cost of goods sold	43,578		30,367		23,886
Selling, general and administrative expenses	5,203		4,248		3,645
Research and development expenses	2,297		1,905		1,421
Interest expense of Financial Products	826		914		1,045
Other operating (income) expenses	1,081		1,191		1,822

Total operating costs	52,985		38,625		31,819

	2011		2010		2009

Operating profit	7,153		3,963		577
Interest expense excluding Financial Products	396		343		389
Other income (expense)	(32)		130		381

Consolidated profit before taxes	6,725		3,750		569
Provision (benefit) for income taxes	1,720		968		(270)

Profit of consolidated companies	5,005		2,782		839
Equity in profit (loss) of unconsolidated affiliated companies	(24)		(24)		(12)

Profit of consolidated and affiliated companies	4,981		2,758		827
Less: Profit (loss) attributable to noncontrolling interests	53		58		(68)

Profit (1)	US$	4,928	US$	2,700	US$	895

Profit per common share	US$	7.64	US$	4.28	US$	1.45

Profit per common share – diluted (2)	US$	7.40	US$	4.15	US$	1.43

Weighted-average common shares outstanding (millions)
– Basic	645.0		631.5		615.2
– Diluted (2)	666.1		650.4		626.0

Cash dividends declared per common share	US$	1.82	US$	1.74	US$	1.68

(1)       Profit attributable to common stockholders.

(2)       Diluted by assumed exercise of stock-based compensation awards, using the treasury stock method.

STATEMENT 2

Consolidated Financial Position at 31 December

(US$ in millions)

		2011		2010		2009

Assets
Current assets:
Cash and short-term investments	US$	3,057	US$	3,592	US$	4,867
Receivables – trade and other		10,285		8,494		5,611
Receivables – finance		7,668		8,298		8,301
Deferred and refundable income taxes		1,580		931		1,216
Prepaid expenses and other current assets		994		908		862
Inventories		14,544		9,587		6,360

Total current assets		38,128		31,810		27,217

Property, plant and equipment – net		14,395		12,539		12,386
Long-term receivables – trade and other		1,130		793		971
Long-term receivables – finance		11,948		11,264		12,279
Investments in unconsolidated affiliated companies		133		164		105
Noncurrent deferred and refundable income taxes		2,157		2,493		2,714
Intangible assets		4,368		805		465
Goodwill		7,080		2,614		2,269
Other assets		2,107		1,538		1,632

Total assets	US$	81,446	US$	64,020	US$	60,038

Liabilities
Current liabilities:
Short-term borrowings:
Machinery and Power Systems		$93		$204		$433
Financial Products		3,895		3,852		3,650
Accounts payable		8,161		5,856		2,993
Accrued expenses		3,386		2,880		2,641
Accrued wages, salaries and employee benefits		2,410		1,670		797
Customer advances		2,691		1,831		1,217
Dividends payable		298		281		262
Other current liabilities		1,967		1,521		1,281
Long-term debt due within one year:
Machinery and Power Systems		558		495		302
Financial Products		5,102		3,430		5,399

	2011		2010		2009

Total current liabilities	28,561		22,020		18,975
Long-term debt due after one year:
Machinery and Power Systems	8,415		4,505		5,652
Financial Products	16,529		15,932		16,195
Liability for postemployment benefits	10,956		7,584		7,420
Other liabilities	3,583		2,654		2,496

Total liabilities	68,044		52,695		50,738

Commitments and contingencies
Redeemable noncontrolling interest	473		461		477
Stockholders’ equity
Common stock of US$1.00 par:
Authorized shares: 2,000,000,000 Issued shares: (2011, 2010 and 2009 – 814,894,624) at paid-in amount	4,273		3,888		3,439
Treasury stock: (2011 – 167,361,280 shares;
2010 – 176,071,910 shares; and 2009 – 190,171,905 shares) at cost	(10,281)		(10,397)		(10,646)
Profit employed in the business	25,219		21,384		19,711
Accumulated other comprehensive income (loss)	(6,328)		(4,051)		(3,764)
Noncontrolling interests	46		40		83

Total stockholders’ equity	12,929		10,864		8,823

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	US$	81,446	US$	64,020	US$	60,038

STATEMENT 3

Changes in Consolidated Stockholders’ Equity for the Years Ended 31 December

(US$ in millions)

Profit	Accumulated
employed	other
Common	Treasury	in the	comprehensive	Noncontrolling	Comprehensive
stock	stock	business	income (loss)	interests	Total	income (loss)
Balance at 1 January, 2009	US$	3,057	US$	(11,217)	US$	19,826	US$	(5,579)	US$	103	US$	6,190

Profit of consolidated and affiliated companies	—	—	895	—	(68)	827	US$	827
Foreign currency translation, net of tax of US$37	—	—	—	342	21	363	363
Pension and other postretirement benefits Current year actuarial gain (loss), net of tax of US$401	—	—	—	924	1	925	925
Amortization of actuarial (gain) loss, net of tax of US$113	—	—	—	187	—	187	187
Current year prior service credit (cost), net of tax of US$249	—	—	—	300	—	300	300
Amortization of prior service (credit) cost, net of tax of US$8	—	—	—	(2)	—	(2)	(2)
Amortization of transition (asset) obligation, net of tax of US$1	—	—	—	1	—	1	1
Derivative financial instruments Gains (losses) deferred, net of tax of US$16	—	—	—	19	—	19	19
(Gains) losses reclassified to earnings, net of tax of US$36	—	—	—	(54)	(2)	(56)	(56)
Retained interests Gains (losses) deferred, net of tax of US$91	—	—	—	(16)	—	(16)	(16)
(Gains) losses reclassified to earnings, net of tax of US$11	—	—	—	20	—	20	20
Available-for-sale securities Gains (losses) deferred, net of tax of US$47	—	—	—	86	—	86	86
(Gains) losses reclassified to earnings, net of tax of US$5	—	—	—	8	—	8	8
Dividends declared	—	—	(1,038)	—	—	(1,038)	—
Distributions to noncontrolling interests	—	—	—	—	(10)	(10)	—
Change in ownership for noncontrolling interests	(3)	—	—	—	(15)	(18)	—
Common shares issued from treasury stock for stock-based compensation: 3,571,268	(14)	103	—	—	—	89	—
Common shares issued from treasury stock for benefit plans:19,624,810	250	468	—	—	—	718	—
Stock-based compensation expense	132	—	—	—	—	132	—
Net excess tax benefits from stock-based compensation	17	—	—	—	—	17	—
Cat Japan share redemption	—	—	28	—	53	81	—

Balance at 31 December 2009	US$	3,439	US$	(10,646)	US$	19,711	US$	(3,764)	US$	83	US$	8,823	US$	2,662

Adjustment to adopt consolidation of variable interest entities	—	—	(6)	3	—	(3)

Profit	Accumulated
employed	other
Common	Treasury	in the	comprehensive	Noncontrolling	Comprehensive
stock	stock	business	income (loss)	interests	Total	income (loss)
Balance at 1 January, 2010	US$	3,439	US$	(10,646)	US$	19,705	US$	(3,761)	US$	83	US$	8,820

Profit of consolidated and affiliated companies	—	—	2,700	—	58	2,758	US$	2,758
Foreign currency translation, net of tax of US$73	—	—	—	(52)	18	(34)	(34)
Pension and other postretirement benefits
Current year actuarial gain (loss), net of tax of US$214	—	—	—	(539)	(1)	(540)	(540)
Amortization of actuarial (gain) loss, net of tax of US$173	—	—	—	307	3	310	310
Current year prior service credit (cost), net of tax of US$3	—	—	—	(8)	—	(8)	(8)
Amortization of prior service (credit) cost, net of tax of US$12	—	—	—	(17)	—	(17)	(17)
Amortization of transition (asset) obligation, net of tax of US$1	—	—	—	1	—	1	1
Derivative financial instruments Gains (losses) deferred, net of tax of US$29	—	—	—	(50)	—	(50)	(50)
(Gains) losses reclassified to earnings, net of tax of US$18	—	—	—	35	—	35	35
Available-for-sale securities Gains (losses) deferred, net of tax of US$25	—	—	—	37	—	37	37
(Gains) losses reclassified to earnings, net of tax of US$2	—	—	—	(4)	—	(4)	(4)
Dividends declared	—	—	(1,103)	—	—	(1,103)	—
Change in ownership for noncontrolling interests	(69)	—	—	—	(66)	(135)	—
Common shares issued from treasury stock for stock-based compensation: 12,612,514	74	222	—	—	—	296	—
Common shares issued from treasury stock for benefit plans: 1,487,481	67	27	—	—	—	94	—
Stock-based compensation expense	226	—	—	—	—	226	—
Net excess tax benefits from stock-based compensation	151	—	—	—	—	151	—
Cat Japan share redemption	—	—	82	—	(55)	27	—

Balance at 31 December 2010	US$	3,888	US$	(10,397)	US$	21,384	US$	(4,051)	US$	40	US$	10,864	US$	2,488

(continued)

Profit	Accumulated
employed	other
Common	Treasury	in the	comprehensive	Noncontrolling	Comprehensive
stock	stock	business	income (loss)	interests	Total	income (loss)
Balance at 31 December, 2010	US$	3,888	US$	(10,397)	US$	21,384	US$	(4,051)	US$	40	US$	10,864

Profit (loss) of consolidated and affiliated companies	—	—	4,928	—	53	4,981	US$	4,981
Foreign currency translation, net of tax of US$3	—	—	—	(345)	33	(312)	(312)
Pension and other postretirement benefits
Current year actuarial gain (loss), net of tax of US$1,276	—	—	—	(2,358)	(6)	(2,364)	(2,364)
Amortization of actuarial (gain) loss, net of tax of US$221	—	—	—	410	2	412	412
Current year prior service credit (cost), net of tax of US$51	—	—	—	95	—	95	95
Amortization of prior service (credit) cost, net of tax of US$11	—	—	—	(21)	—	(21)	(21)
Amortization of transition (asset) obligation, net of tax of US$1	—	—	—	1	—	1	1
Derivative financial instruments
Gains (losses) deferred, net of tax of US$12	—	—	—	(21)	—	(21)	(21)
(Gains) losses reclassified to earnings, net of tax of US$21	—	—	—	(34)	—	(34)	(34)
Available-for-sale securities Gains (losses) deferred, net of tax of US$2	—	—	—	(5)	—	(5)	(5)
(Gains) losses reclassified to earnings, net of tax of US$1	—	—	—	1	—	1	1
Change in ownership from noncontrolling interests	(1)	—	—	—	(7)	(8)	—
Dividends declared	—	—	(1,176)	—	—	(1,176)	—
Distribution to noncontrolling interests	—	—	—	—	(3)	(3)	—
Common shares issued from treasury stock for stock-based compensation: 8,710,630	7	116	—	—	—	123	—
Stock-based compensation expense	193	—	—	—	—	193	—
Net excess tax benefits from stock-based compensation	186	—	—	—	—	186	—
Cat Japan share redemption	—	—	83	—	(66)	17	—

Balance at 31 December, 2011	US$	4,273	US$	(10,281)	US$	25,219	US$	(6,328)	US$	46	US$	12,929	US$	2,733

(1)  Includes noncredit component of other-than-temporary impairment losses on retained interests of US$(8) million, net of tax of US$4 million, for the twelve months ended 31 December 2009.

STATEMENT 4

Consolidated Statement of Cash Flow for the Years Ended 31 December

(US$ in millions)

	2011		2010		2009

Cash flow from operating activities:
Profit of consolidated and affiliated companies	US$	4,981	US$	2,758	US$	827
Adjustments for non-cash items:
Depreciation and amortization	2,527		2,296		2,336
Other	457		469		137
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	(1,345)		(2,320)		4,014
Inventories	(2,927)		(2,667)		2,501
Accounts payable	1,555		2,570		(1,878)
Accrued expenses	308		117		(505)
Accrued wages, salaries and employee benefits	619		847		(534)
Customer advances	173		604		(646)
Other assets — net	(91)		358		235
Other liabilities — net	753		(23)		12

Net cash provided by (used for) operating activities	7,010		5,009		6,499

Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(2,515)		(1,575)		(1,504)
Expenditures for equipment leased to others	(1,409)		(1,011)		(968)
Proceeds from disposals of leased assets and property, plant and equipment	1,354		1,469		1,242
Additions to finance receivables	(10,001)		(8,498)		(7,107)
Collections of finance receivables	8,874		8,987		9,288
Proceeds from sale of finance receivables	207		16		100
Investments and acquisitions (net of cash acquired)	(8,184)		(1,126)		(19)
Proceeds from sale of businesses and investments (net of cash sold)	376		—		—
Proceeds from sale of available-for-sale securities	247		228		291
Investments in available-for-sale securities	(336)		(217)		(349)
Other — net	(40)		132		(128)

Net cash provided by (used for) investing activities	(11,427)		(1,595)		846

	2011		2010		2009

Cash flow from financing activities:
Dividends paid	(1,159)		(1,084)		(1,029)
Distribution to noncontrolling interests	(3)		—		(10)
Common stock issued, including treasury shares reissued	123		296		89
Excess tax benefit from stock-based compensation	189		153		21
Acquisitions of noncontrolling interests	(8)		(132)		(6)
Proceeds from debt issued (original maturities greater than three months):
— Machinery and Power Systems	4,587		216		458
— Financial Products	10,873		8,108		11,833
Payments on debt (original maturities greater than three months):
— Machinery and Power Systems	(2,269)		(1,298)		(918)
— Financial Products	(8,324)		(11,163)		(11,769)
Short-term borrowings – net (original maturities three months or less)	(43)		291		(3,884)

Net cash provided by (used for) financing activities	3,966		(4,613)		(5,215)

Effect of exchange rate changes on cash	(84)		(76)		1

Increase (decrease) in cash and short-term investments	(535)		(1,275)		2,131
Cash and short-term investments at beginning of period	3,592		4,867		2,736

Cash and short-term investments at end of period	US$	3,057	US$	3,592	US$	4,867

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Non-cash activities:

During 2010 and 2009, Caterpillar contributed 1.5 million and 19.6 million shares of company stock with a fair value of US$94 million and US$718 million, respectively, to its US benefit plans.

The following is an excerpt from the notes accompanying the foregoing financial information published in Caterpillar’s annual report for the financial year ended 31 December 2011. Any defined terms in the following should be read by reference to the definitions contained therein rather than by reference to the section headed “Definitions” in this Composite Document.

OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.            Nature of operations

Information in our financial statements and related commentary are presented in the following categories:

Machinery and Power Systems – Represents the aggregate total of Construction Industries, Resource Industries, Power Systems, and All Other segments and related corporate items and eliminations.

Financial Products – Primarily includes the company’s Financial Products Segment. This category includes Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings Inc. (Cat Insurance) and their respective subsidiaries.

During the first quarter of 2011, we revised our reportable segments in line with the changes to our organizational structure that were announced during 2010. The 2009 and 2010 financial information has been retrospectively revised to reflect the changes in reportable segments.

Our products are sold primarily under the brands “Caterpillar,” “CAT,” design versions of “CAT” and “Caterpillar,” “Electro-Motive,” “FG Wilson,” “MaK,” “MWM,” “Olympian,” “Perkins,” “Progress Rail,” “SEM” and “Solar Turbines”.

We conduct operations in our Machinery and Power Systems lines of business under highly competitive conditions, including intense price competition. We place great emphasis on the high quality and performance of our products and our dealers’ service support. Although no one competitor is believed to produce all of the same types of machines and engines that we do, there are numerous companies, large and small, which compete with us in the sale of each of our products.

Machines are distributed principally through a worldwide organization of dealers (dealer network), 50 located in the United States and 141 located outside the United States. Worldwide, these dealers serve 182 countries and operate 3,504 places of business, including 1,332 dealer rental outlets. Reciprocating engines are sold principally through the dealer network and to other manufacturers for use in products manufactured by them. Some of the reciprocating engines manufactured by Perkins are also sold through a worldwide network of 118 distributors located in 183 countries. The FG Wilson branded electric power generation systems are sold through a worldwide network of 168 distributors located in 179 countries. Some of the large, medium speed reciprocating engines are also sold under the MaK brand through a worldwide network of 19 distributors located in 130 countries. Our dealers do not deal exclusively with our products; however, in most cases sales and servicing of our products are the dealers’ principal business. Turbines, locomotives and certain global mining products are sold through sales forces employed by the company. At times, these employees are assisted by independent sales representatives.

The Financial Products line of business also conducts operations under highly competitive conditions. Financing for users of Caterpillar products is available through a variety of competitive sources, principally commercial banks and finance and leasing companies. We emphasize prompt and responsive service to meet customer requirements and offer various financing plans designed to increase the opportunity for sales of our products and generate financing income for our company. Financial Products activity is conducted primarily in North America, with additional offices in Asia Pacific, Europe and Latin America.

B.            Basis of presentation

The consolidated financial statements include the accounts of Caterpillar Inc. and its subsidiaries where we have a controlling financial interest.

We consolidate all variable interest entities (VIEs) where Caterpillar Inc. is the primary beneficiary. For VIEs, we assess whether we are the primary beneficiary as prescribed by the accounting guidance on the consolidation of VIEs. The primary beneficiary of a VIE is the party that has both the power to direct the activities that most significantly impact the entity’s economic performance, and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. We adopted the consolidation of variable interest entities guidance issued in June 2009 effective 1 January 2010.

Investments in companies that are owned 20% to 50% or are less than 20% owned and for which we have significant influence are accounted for by the equity method.

Certain amounts for prior years have been reclassified to conform with the current-year financial statement presentation.

Shipping and handling costs are included in Cost of goods sold in Statement 1. Other operating (income) expenses primarily include Cat Financial’s depreciation of equipment leased to others, Cat Insurance’s underwriting expenses, gains (losses) on disposal of long-lived assets and business divestitures, long-lived asset impairment charges, employee separation charges and benefit plan curtailment, settlement and special termination benefits.

Prepaid expenses and other current assets in Statement 2 include core to be returned for remanufacturing, prepaid rent, prepaid insurance, assets held for sale and other prepaid items.

C.        Sales and revenue recognition

Sales of Machinery and Power Systems are recognized and earned when all the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed and determinable; (c) collectability is reasonably assured; and (d) delivery has occurred. Persuasive evidence of an arrangement and a fixed or determinable price exist once we receive an order or contract from a customer or independently owned and operated dealer. We assess collectability at the time of the sale and if collectability is not reasonably assured, the sale is deferred and not recognized until collectability is probable or payment is received. Typically, where product is produced and sold in the same country, title and risk of ownership transfer when the product is shipped. Products that are exported from a country for sale typically pass title and risk of ownership at the border of the destination country.

Sales of certain turbine machinery units, draglines, large shovels and long wall roof supports are recognized under accounting for construction-type contracts, primarily using the percentage-of-completion method. Revenue is recognized based upon progress towards completion, which is estimated and continually updated over the course of construction. We provide for any loss that we expect to incur on these contracts when that loss is probable.

Our remanufacturing operations are primarily focused on the remanufacture of Cat engines and components and rail related products. In this business, used engines and related components (core) are inspected, cleaned and remanufactured. In connection with the sale of most of our remanufactured products, we collect a deposit from the dealer that is repaid if the dealer returns an acceptable core within a specified time period. Caterpillar owns and has title to the cores when they are returned from dealers. The rebuilt engine or component (the core plus any new content) is then sold as a remanufactured product to dealers and customers. Revenue is recognized pursuant to the same criteria as machinery and engine sales noted above (title to the entire remanufactured product passes to the dealer upon sale). At the time of sale, the deposit is recognized in Other current liabilities in Statement 2. In addition, the core to be returned is recognized as an asset in Prepaid expenses and other current assets in Statement 2 at the estimated replacement cost (based on historical experience with useable cores). Upon receipt of an acceptable core, we repay the deposit and relieve the liability. The returned core is then included in inventory. In the event that the deposit is forfeited (i.e. upon failure by the dealer to return an acceptable core in the specified time period), we recognize the core deposit and the cost of the core in revenue and expense, respectively.

No right of return exists on sales of equipment. Replacement part returns are estimable and accrued at the time a sale is recognized.

We provide discounts to dealers through merchandising programs. We have numerous programs that are designed to promote the sale of our products. The most common dealer programs provide a discount when the dealer sells a product to a targeted end user. The cost of these discounts is estimated based on historical experience and known changes in merchandising programs and is reported as a reduction to sales when the product sale is recognized.

Our standard invoice terms are established by marketing region. When a sale is made to a dealer, the dealer is responsible for payment even if the product is not sold to an end customer and must make payment within the standard terms to avoid interest costs. Interest at or above prevailing market rates is charged on any past due balance. Our policy is to not forgive this interest. In 2011, terms were extended to not more than one year for US$341 million of receivables, which represents less than 1% of consolidated sales. In 2010, terms were extended to not more than one year for US$221 million of receivables, which represents less than 1% of consolidated sales. In 2009, terms were extended to not more than one year for US$312 million of receivables which represents approximately 1% of consolidated sales.

We establish a bad debt allowance for Machinery and Power Systems receivables when it becomes probable that the receivable will not be collected. Our allowance for bad debts is not significant.

Revenues of Financial Products primarily represent the following Cat Financial revenues:

•                  Retail finance revenue on finance leases and installment sale contracts is recognized over the term of the contract at a constant rate of return on the scheduled outstanding principal balance. Revenue on retail notes is recognized based on the daily balance of retail receivables outstanding and the applicable effective interest rate.

•                  Operating lease revenue is recorded on a straight-line basis in the period earned over the life of the contract.

•      Wholesale finance revenue on installment sale contracts and finance leases is recognized over the term of the contract at a constant rate of return on the scheduled outstanding principal balance. Revenue on wholesale notes is recognized based on the daily balance of wholesale receivables outstanding and the applicable effective interest rate.

•      Loan origination and commitment fees are deferred and then amortized to revenue using the interest method over the life of the finance receivables.

Recognition of income is suspended when management determines that collection of future income is not probable. Accrual is resumed, and previously suspended income is recognized, when the receivable becomes contractually current and/or collection doubts are removed. Cat Financial provides wholesale inventory financing to dealers.

Sales and revenues are presented net of sales and other related taxes.

D.        Inventories

Inventories are stated at the lower of cost or market value. Cost is principally determined using the last-in, first-out (LIFO) method. The value of inventories on the LIFO basis represented about 65% of total inventories at 31 December 2011, and about 70% of total inventories at 31 December 2010 and 2009.

If the FIFO (first-in, first-out) method had been in use, inventories would have been US$2,422 million, US$2,575 million and US$3,022 million higher than reported at 31 December 2011, 2010 and 2009, respectively.

E.         Securitized receivables

Cat Financial periodically transfers certain finance receivables relating to retail installment sale contracts and finance leases to special purpose entities (SPEs) as part of their asset-backed securitization program. When finance receivables are securitized, Cat Financial retains interests in the receivables in the form of subordinated certificates, an interest in future cash flows (excess), reserve accounts and servicing rights. In accordance with the consolidation accounting guidance adopted 1 January 2010, these SPEs were concluded to be VIEs. Cat Financial determined that it was the primary beneficiary based on its power to direct activities through its role as servicer and its obligation to absorb losses and right to receive benefits and therefore consolidated the entities using the carrying amounts of the SPEs’ assets and liabilities. Prior to 1 January, 2010, the retained interests were recorded in Other assets at fair value. Cat Financial estimated fair value and cash flows using a valuation model and key assumptions for credit losses, prepayment rates and discount rates.

F.         Depreciation and amortization

Depreciation of plant and equipment is computed principally using accelerated methods. Depreciation on equipment leased to others, primarily for Financial Products, is computed using the straight-line method over the term of the lease. The depreciable basis is the original cost of the equipment less the estimated residual value of the equipment at the end of the lease term. In 2011, 2010 and 2009, Cat Financial depreciation on equipment leased to others was US$690 million, US$690 million and US$713 million, respectively, and was included in Other operating (income) expenses in Statement 1. In 2011, 2010 and 2009, consolidated depreciation expense was US$2,211 million, US$2,202 million and US$2,254 million, respectively. Amortization of purchased finite-lived intangibles is computed principally using the straight-line method, generally not to exceed a period of 20 years.

G.        Foreign currency translation

The functional currency for most of our Machinery and Power Systems consolidated companies is the US dollar. The functional currency for most of our Financial Products and affiliates accounted for under the equity method is the respective local currency. Gains and losses resulting from the remeasurement of foreign currency amounts to the functional currency are included in Other income (expense) in Statement 1. Gains and losses resulting from translating assets and liabilities from the functional currency to US dollars are included in Accumulated other comprehensive income (loss) in Statement 2.

H.        Derivative financial instruments

Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates, interest rates and commodity prices. Our Risk Management Policy (policy) allows for the use of derivative financial instruments to prudently manage foreign currency exchange rate, interest rate, commodity price and Caterpillar stock price exposures and not for the purpose of creating speculative positions. Derivatives that we use are primarily foreign currency forward and option contracts, interest rate swaps, commodity forward and option contracts and stock repurchase contracts. All derivatives are recorded at fair value.

I.          Income taxes

The provision for income taxes is determined using the asset and liability approach. Tax laws require items to be included in tax filings at different times than the items are reflected in the financial statements. A current liability is recognized for the estimated taxes payable for the current year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes are adjusted for enacted changes in tax rates and tax laws. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

J.         Estimates in financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include: residual values for leased assets, fair values for goodwill impairment tests, impairment of available-for-sale securities, warranty liability, stock-based compensation and reserves for product liability and insurance losses, postretirement benefits, post-sale discounts, credit losses and income taxes.

K.        New accounting guidance

Fair value measurements – In January 2010, the Financial Accounting Standards Board (FASB) issued accounting guidance that requires the gross presentation of activity within the Level 3 fair value measurement roll forward and details of transfers in and out of Level 1 and 2 fair value measurements. It also clarifies existing disclosure requirements regarding the level of disaggregation of fair value measurements and disclosures on inputs. We adopted this new accounting guidance for the quarterly period ended 31 March 2010. The adoption of this guidance did not have a material impact on our financial statements.

Accounting for transfers of financial assets – In June 2009, the FASB issued accounting guidance on accounting for transfers of financial assets. This guidance amends previous guidance by including: the elimination of the qualifying special-purpose entity (QSPE) concept; a new participating interest definition that must be met for transfers of portions of financial assets to be eligible for sale accounting; clarifications and changes to the derecognition criteria for a transfer to be accounted for as a sale; and a change to the amount of recognized gain or loss on a transfer of financial assets accounted for as a sale when beneficial interests are received by the transferor. Additionally, the guidance requires extensive new disclosures regarding an entity’s involvement in a transfer of financial assets. Finally, existing QSPEs (prior to the effective date of this guidance) must be evaluated for consolidation by reporting entities in accordance with the applicable consolidation guidance upon the elimination of this concept. We adopted this new guidance on 1 January 2010. The adoption of this guidance did not have a material impact on our financial statements.

Consolidation of variable-interest entities – In June 2009, the FASB issued accounting guidance on the consolidation of VIEs. This new guidance revises previous guidance by eliminating the exemption for QSPEs, by establishing a new approach for determining who should consolidate a VIE and by changing when it is necessary to reassess who should consolidate a VIE. We adopted this new guidance on 1 January 2010. The adoption of this guidance resulted in the consolidation of QSPEs related to Cat Financial’s asset-backed securitization program that were previously not recorded on our consolidated financial statements. The restricted assets (Receivables-finance, Long-term receivables-finance, Prepaid expenses and other current assets, and Other assets) of the consolidated QSPEs totaled $324 million at 1 January 2010. The liabilities (Accrued expenses, Long-term debt due within one year-Financial Products and Long-term debt due after one year-Financial Products) of the consolidated QSPEs totaled $327 million at 1 January 2010.

Disclosures about the credit quality of financing receivables and the allowance for credit losses – In July 2010, the FASB issued accounting guidance on disclosures about the credit quality of financing receivables and the allowance for credit losses. The guidance expands disclosures for the allowance for credit losses and financing receivables by requiring entities to disclose information at disaggregated levels. It also requires disclosure of credit quality indicators, past due information and modifications of financing receivables. Also, in April 2011, the FASB issued guidance clarifying when a restructuring of a receivable should be considered a troubled debt restructuring by providing additional guidance for determining whether the creditor has granted a concession and whether the debtor is experiencing financial difficulties. For end of period balances, the new disclosures were effective 31 December 2010 and did not have a material impact on our financial statements. For activity during a reporting period, the disclosures were effective 1 January 2011 and did not have a material impact on our financial statements. The disclosures related to modifications of financing receivables, as well as the guidance clarifying when a restructured receivable should be considered a troubled debt restructuring were effective 1 July 2011 and did not have a material impact on our financial statements.

Presentation of comprehensive income – In June 2011, the FASB issued accounting guidance on the presentation of comprehensive income. The guidance provides two options for presenting net income and other comprehensive income. The total of comprehensive income, the components of net income, and the components of other comprehensive income may be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance will be effective 1 January 2012 and we do not expect the adoption to have a material impact on our financial statements.

Goodwill impairment testing – In September 2011, the FASB issued accounting guidance on the testing of goodwill for impairment. The guidance allows entities testing goodwill for impairment, the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform the two-step impairment test currently required. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after 15 December 2011. Early adoption is permitted. We have elected to early adopt this guidance for the year ended 31 December 2011 and the guidance did not have a material impact on our financial statements.

L.         Goodwill

Goodwill represents the excess of the cost of a business combination over the fair value of the net assets acquired. We are required to test goodwill for impairment, at the reporting unit level, annually and when events or circumstances indicate the fair value of a reporting unit may be below its carrying value. A reporting unit is an operating segment or one level below an operating segment (referred to as a component) to which goodwill is assigned when initially recorded. We assign goodwill to reporting units based on our integration plans and the expected synergies resulting from the business combination. Because Caterpillar is a highly integrated company, the businesses we acquire are sometimes combined with or integrated into existing reporting units. When changes occur in the composition of our operating segments or reporting units, goodwill is reassigned to the affected reporting units based on their relative fair values.

We test goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. We perform our annual goodwill impairment test as of October 1 and monitor for interim triggering events on an ongoing basis. Goodwill is reviewed for impairment utilizing a qualitative assessment or a two-step process. We have an option to make a qualitative assessment of a reporting unit’s goodwill for impairment. If we choose to perform a qualitative assessment and determine the fair value more likely than not exceeds the carrying value, no further evaluation is necessary. For reporting units where we perform the two-step process, the first step requires us to compare the fair value of each reporting unit, which we primarily determine using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill. If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, there is an indication that an impairment may exist and the second step is required. In step two, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss.

M.        Accumulated other comprehensive income (loss)

Comprehensive income (loss) and its components are presented in Statement 3. Accumulated other comprehensive income (loss), net of tax, consisted of the following at 31 December:

	31 December
(US$ in millions)	2011		2010		2009

Foreign currency translation	US$	206	US$	551	US$	603
Pension and other postretirement benefits	(6,568)		(4,695)		(4,439)
Derivative financial instruments	(10)		45		60
Retained interests	—		—		(3)
Available-for-sale securities	44		48		15

Total accumulated other comprehensive income (loss)	US$	(6,328)	US$	(4,051)	US$	(3,764)

N.        Assets held for sale

For those businesses where management has committed to a plan to divest, which is typically demonstrated by approval from the Board of Directors, each business is valued at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value, an impairment loss is recognized. The fair values are estimated using accepted valuation techniques such as a discounted cash flow model, valuations performed by third parties, or indicative bids, when available. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of markets and market share, sales volumes and prices, costs and expenses, and multiple other factors. Management considers historical experience and all available information at the time the estimates are made; however, the fair values that are ultimately realized upon the sale of the businesses to be divested may differ from the estimated fair values reflected in the Consolidated Financial Statements.

The following is a summary of the unaudited financial results of the Caterpillar Group, in conformity with US GAAP, for the three months ended 31 March 2012 as extracted from the Q1 2012 earnings release of Caterpillar published on 25 April 2012.

Condensed Consolidated Statement of Results of Operations (Unaudited)

(US$ in millions except per share data)

	Three Months Ended 31 March
	2012		2011

Sales and revenues:
Sales of Machinery and Power Systems	US$	15,288	US$	12,277
Revenues of Financial Products	693		672

Total sales and revenues	15,981		12,949

Operating costs:
Cost of goods sold	11,237		9,057
Selling, general and administrative expenses	1,340		1,099
Research and development expenses	587		525
Interest expense of Financial Products	204		203
Other operating (income) expenses	290		232

Total operating costs	13,658		11,116

Operating profit	2,323		1,833

Interest expense excluding Financial Products	113		87
Other income (expense)	88		17

Consolidated profit before taxes	2,298		1,763

Provision for income taxes	689		512

Profit of consolidated companies	1,609		1,251

Equity in profit (loss) of unconsolidated affiliated companies	2		(8)

Profit of consolidated and affiliated companies	1,611		1,243

Less: Profit attributable to noncontrolling interests	25		18

Profit(1)	US$	1,586	US$	1,225

	Three Months Ended 31 March
	2012		2011

Profit per common share	US$	2.44	US$	1.91

Profit per common share – diluted(2)	US$	2.37	US$	1.84

Weighted average common shares outstanding
(millions)
– Basic	650.0		641.4
– Diluted(2)	670.2		664.9

Cash dividends declared per common share	US$	—	US$	—

(1)       Profit attributable to common stockholders.

(2)       Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Condensed Consolidated Statement of Financial Position (Unaudited)

(US$ in millions)

	31 March		31 December
	2012		2011

Assets
Current assets:
Cash and short-term investments	US$	2,864	US$	3,057
Receivables – trade and other	10,370		10,285
Receivables – finance	7,931		7,668
Deferred and refundable income taxes	1,501		1,580
Prepaid expenses and other current assets	1,032		994
Inventories	16,511		14,544

Total current assets	40,209		38,128

Property, plant and equipment – net	14,571		14,395
Long-term receivables – trade and other	902		1,130
Long-term receivables – finance	12,429		11,948
Investments in unconsolidated affiliated companies	139		133
Noncurrent deferred and refundable income taxes	2,082		2,157
Intangible assets	4,287		4,368
Goodwill	7,081		7,080
Other assets	2,208		2,107

Total assets	US$	83,908	US$	81,446

Liabilities
Current liabilities:
Short-term borrowings:
– Machinery and Power Systems	US$	696	US$	93
– Financial Products	4,078		3,895
Accounts payable	8,360		8,161
Accrued expenses	3,427		3,386
Accrued wages, salaries and employee benefits	1,373		2,410
Customer advances	2,921		2,691
Dividends payable	—		298
Other current liabilities	2,006		1,967
Long-term debt due within one year:
– Machinery and Power Systems	555		558
– Financial Products	5,433		5,102

Total current liabilities	28,849		28,561

	31 March		31 December
	2012		2011

Long-term debt due after one year:
– Machinery and Power Systems	8,411		8,415
– Financial Products	16,780		16,529
Liability for postemployment benefits	10,815		10,956
Other liabilities	3,582		3,583

Total liabilities	68,437		68,044

Redeemable noncontrolling interest	455		473

Stockholders’ equity
Common stock	4,351		4,273
Treasury stock	(10,164)		(10,281)
Profit employed in the business	26,815		25,219
Accumulated other comprehensive income (loss)	(6,033)		(6,328)
Non controlling interests	47		46

Total stockholders’ equity	15,016		12,929

Total liabilities, redeemable non controlling interest and stockholders’ equity	US$	83,908	US$	81,446

Condensed Consolidated Statement of Cash Flow (Unaudited)

(US$ in millions)

	Three Months Ended
	31 March
	2012		2011

Cash flow from operating activities:	US$	1,611	US$	1,243
Profit of consolidated and affiliated companies
Adjustments for non-cash items:
Depreciation and amortization	661		575
Other	(18)		95
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	150		(17)
Inventories	(2,038)		(1,185)
Accounts payable	517		364
Accrued expenses	37		(57)
Accrued wages, salaries and employee benefits	(1,053)		(429)
Customer advances	224		(120)
Other assets – net	160		63
Other liabilities – net	79		233

Net cash provided by (used for) operating activities	330		765

Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(844)		(543)
Expenditures for equipment leased to others	(285)		(217)
Proceeds from disposals of leased assets and property, plant and equipment	245		302
Additions to finance receivables	(2,727)		(2,008)
Collections of finance receivables	2,072		1,962
Proceeds from sale of finance receivables	39		33
Investments and acquisitions (net of cash acquired)	(63)		(8)
Proceeds from sale of businesses and investments (net of cash sold)	—		21
Proceeds from sale of available-for-sale securities	112		66
Investments in available-for-sale securities	(123)		(72)
Other – net	38		30

Net cash provided by (used for) investing activities	(1,536)		(434)

	Three Months Ended
	31 March
	2012		2011
Cash flow from financing activities:
Dividends paid	(298)		(281)
Distribution to noncontrolling interests	(4)		—
Common stock issued, including treasury shares reissued	7		58
Excess tax benefit from stock-based compensation	141		123
Proceeds from debt issued (original maturities greater than three months)	2,502		1,305
Payments on debt (original maturities greater than three months)	(2,227)		(1,775)
Short-term borrowings – net (original maturities three months or less)	855		1,460

Net cash provided by (used for) financing activities	976		890

Effect of exchange rate changes on cash	37		56

Increase (decrease) in cash and short-term investments	(193)		1,277
Cash and short-term investments at beginning of period	3,057		3,592

Cash and short-term investments at end of period	US$	2,864	US$	4,869

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

The dividends paid by Caterpillar during the three months ended 31 March 2012 were US$298 million.

The Caterpillar Group had no extraordinary or exceptional items because of size, nature or incidence during the three months ended 31 March 2012.

APPENDIX VI	GENERAL INFORMATION OF THE OFFEROR AND ERA GROUP

1.                            FINANCIAL INFORMATION ON THE OFFEROR

The Offeror is a Société Anonyme incorporated and registered in Luxembourg on 9 November 2011 and is registered with the Luxembourg Register of Commerce. Its principal business activity is investment holding, although the Offeror held no investments as at the Latest Practicable Date.

As the Offeror has nominal assets and liabilities and has not conducted any business to date, and as such has not received or expended money, sold or purchased goods and only has nominal assets and liabilities, it has not kept any books of accounts. For this reason and pursuant to the requirements of the Takeovers Code, financial information of its ultimate parent company, Caterpillar, for the last three financial years and for the three months ended 31 March 2012 is set out in Appendix V.

2.                            RESPONSIBILITY STATEMENTS

This document includes particulars given in compliance with the Takeovers Code for the purpose of giving information with regard to the Share Offer and the Option Offer, the Offeror and the ERA Group.

The information contained in this Composite Document relating to the Offeror has been supplied by the Offeror. The issue of this Composite Document has been approved by the directors of the Offeror, who jointly and severally accept full responsibility for the accuracy of the information contained in this Composite Document (other than that relating to the ERA Group, the Controlling Shareholders and the Independent Financial Adviser), and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Composite Document (other than those expressed by the ERA Group, the Independent Board Committee and the Independent Financial Adviser) have been arrived at after due and careful consideration and there are no other facts not contained in the Composite Document, the omission of which would make any statement in the Composite Document misleading.

The information contained in this Composite Document relating to the Caterpillar Group has been supplied by Caterpillar. The issue of this Composite Document has been approved by the directors of Caterpillar, who jointly and severally accept full responsibility for the accuracy of the information contained in this Composite Document (other than that relating to the ERA Group, the Controlling Shareholders and the Independent Financial Adviser), and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Composite Document (other than those expressed by the ERA Group, the Independent Board Committee and the Independent Financial Adviser) have been arrived at after due and careful consideration and there are no other facts not contained in the Composite Document, the omission of which would make any statement in the Composite Document misleading.

The information contained in this Composite Document relating to the ERA Group has been supplied by ERA. The issue of this Composite Document has been approved by the ERA Directors, who jointly and severally accept full responsibility for the accuracy of the information contained in this Composite Document (other than that relating to the Caterpillar Group, the Offeror, its Concert Parties and Citigroup), and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Composite Document (other than those expressed by the Offeror and Citigroup) have been arrived at after due and careful consideration and there are no other facts not contained in the Composite Document, the omission of which would make any statement in the Composite Document misleading.

3.                            SHARE CAPITAL OF ERA

As at the Latest Practicable Date, the authorised and issued share capital of ERA were as follows:

	Number	Amount
	of Shares	HK$

Shares of HK$0.01 each

Authorised:

Balance as at the Latest Practicable Date	10,000,000,000	100,000,000.00

Issued and fully paid:

Balance as at 31 December 2011	5,688,274,395	56,882,743.95
Shares issued since 31 December 2011 and up to the Latest Practicable Date	—	—

Balance as at the Latest Practicable Date	5,688,274,395	56,882,743.95

All of the Shares currently in issue rank pari passu in all respects with each other, including, in particular, as to dividends, voting rights and capital.

The Shares are listed on GEM and none of the securities of ERA are listed or dealt in on any other stock exchange and no such listing or permission to deal is being or is proposed to be sought.

As at the Latest Practicable Date, there were 298,798,719 Options outstanding, details of which are set out below. If all of such Options were exercised, a total of 298,798,719 new Shares would be issued. The number of Options outstanding at the Latest Practicable Date was less than the number outstanding at the date of the Announcement, as 4,300,000 Shares were issued to certain ERA Optionholders on 2 December 2011 upon the exercise of their Options at HK$0.40 per Share. Such issuance of Shares was announced by ERA on 2 December 2011 pursuant to Rule 3.8 of the Takeovers Code.

				Number of
			Period during which	Shares subject
	Subscription		Options outstanding	to the Options
Date of grant	price per Share		are exercisable	outstanding

10 July 2008	HK$	0.40	10 July 2009 to 9 July 2013	14,600,000

12 August 2011 (Note)	HK$	0.50	12 August 2012 to 11 August 2018	284,198,719

Note:

These Options shall vest in 3 tranches in accordance with the following vesting schedule:

30%:	12 August 2012 to 11 August 2017
30%:	12 August 2012 to 11 August 2018
40%:	12 August 2012 to 11 August 2016

As at the Latest Practicable Date, apart from the Options, there were no outstanding options, warrants, derivatives or convertible securities in respect of Shares.

As at the Latest Practicable Date, there were no outstanding derivatives in respect of Shares entered into by the Offeror or any Concert Parties of the Offeror.

4.                            MARKET PRICES OF SHARES

(a)                        During the period commencing six months preceding the commencement of the Offer Period and ending on the Latest Practicable Date, the highest closing price of the Shares as quoted on the Stock Exchange was HK$0.88 on 20, 23 and 24 April 2012 and the lowest closing price of the Shares as quoted on the Stock Exchange was HK$0.255 on 11 and 12 August 2012.

(b)                       The table below sets out the closing prices of the Shares as quoted by the Stock Exchange on the last business day of each of the six calendar months immediately preceding the commencement of the Offer Period and ending on the Latest Practicable Date:

Closing price
Date	HK$

31 May 2011	0.770
30 June 2011	0.550
29 July 2011	0.455
31 August 2011	0.475
30 September 2011	0.530
31 October 2011	0.670
Last Trading Day	0.660
30 November 2011	0.810
30 December 2011	0.850
31 January 2012	0.860
29 February 2012	0.850
30 March 2012	0.850
Latest Practicable Date	0.870

The Offeror Shares are not listed on any stock exchange and, as such, no market price information is available relating to them.

No dealings with respect to Offeror Shares have taken place since 9 November 2011, being the date of incorporation of the Offeror.

5.                            DISCLOSURE OF INTERESTS IN SHARES OF ERA

(a)                        Directors’ interests and short positions in Shares and shares in ERA’s associated corporations

As at the Latest Practicable Date, the following ERA Directors had, or were deemed to have, interests and short positions in Shares, underlying Shares and debentures of ERA or shares, underlying shares and debentures of any of ERA’s associated corporations (within the meaning of Part XV of the SFO) which were required to be notified to ERA and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which they are taken or deemed to have under such provisions of the SFO), or which are required, pursuant to Section 352 of the SFO, to be entered in the register referred to therein, or which are required, pursuant to Rules 5.48 to 5.67 of the Listing Rules, to be notified to ERA and the Stock Exchange.

(i)                          Shares

			Interests in	Total number
Name of ERA	Personal	Family	controlled	of Shares	% of total
Directors	interest	interest	corporation	owned	issued share

Emory Williams (Note 1)	14,188,000	15,402,284	2,638,007,028	2,667,597,312	46.90%
Lee Jong Dae (Note 2)	—	—	20,000,000	20,000,000	0.35%
Christopher John Parker (Note 3)	—	—	56,028,000	56,028,000	0.98%
David Marc Boulanger	900,000	—	—	900,000	0.02%

Notes:

(1)                       2,617,507,028 Shares (representing approximately 46.02% of the issued share capital of ERA) ultimately beneficially owned by the Controlling Shareholders are held through MML, which in turn is owned by Emory Williams as to 32.66% and James Edward Thompson III as to 67.34%. 20,500,000 Shares (representing approximately 0.36% of the issued share capital of ERA) ultimately beneficially owned by Emory Williams are owned by and registered in the name of Power Castle Development Limited, which in turn is wholly owned by Emory Williams. 10,988,000 Shares (representing approximately 0.19% of the issued share capital of ERA) ultimately beneficially owned by Emory Williams are held through a third party broker, Julius Baer. Emory Williams directly beneficially owns 3,200,000 Shares (representing approximately 0.06% of the issued share capital of ERA). 15,402,284 Shares (representing approximately 0.27% of the issued share capital of ERA) is beneficially held by Madam Liu Jie who is the spouse, and therefore a deemed Concert Party, of Emory Williams.

(2)                       The 20,000,000 Shares ultimately beneficially owned by Lee Jong Dae are held through Wah Hong Investment Limited, which in turn is indirectly wholly owned by Lee Jong Dae.

(3)                       The 56,028,000 Shares ultimately beneficially owned by Christopher John Parker are held through Clydesdale International Ltd. which in turn is wholly owned by Christopher John Parker.

(ii)                      Options

					Number of Shares
				Period during which	subject to
Name of ERA		Subscription		Options outstanding	the Options
Directors	Date of grant	price per Share		are exercisable	outstanding

Li Rubo	10 July 2008	HK$	0.40	10 July 2009 to 9 July 2013	3,200,000

Phil Qiu Jin	12 August 2011	HK$	0.50	12 August 2012 to 11 August 2018	51,839,743

Lee Jong Dae	10 July 2008	HK$	0.40	10 July 2009 to 9 July 2013	3,800,000

	12 August 2011	HK$	0.50	12 August 2012 to 11 August 2018	51,839,743

David Marc Boulanger	12 August 2011	HK$	0.50	12 August 2012 to 11 August 2018	1,000,000

Christopher John Parker	12 August 2011	HK$	0.50	12 August 2012 to 11 August 2018	1,000,000

Chan Sze Hon	10 July 2008	HK$	0.40	10 July 2009 to 9 July 2013	300,000

	12 August 2011	HK$	0.50	12 August 2012 to 11 August 2018	300,000

As at the Latest Practicable Date, save as disclosed above in this section 5(a), none of the ERA Directors had any interests in any Shares, Options or any convertible securities, warrants, options or derivatives in respect of Shares.

Pursuant to the Irrevocable Undertakings, the Controlling Shareholders and the Director Shareholders have undertaken to, among other things, accept, or procure the acceptance of, the Share Offer in respect of their Shares. As at the Latest Practicable Date, David Marc Boulanger had also indicated that he would accept the Share Offer and all of the ERA Directors who are also ERA Optionholders had indicated that they would accept the Option Offer. Save as disclosed, none of the remaining ERA Directors had any beneficial shareholdings in ERA and thus they were not entitled to participate in the Offers.

(b)          Interests and short positions of substantial shareholders in ERA

(i)    Interests in ERA

As at the Latest Practicable Date, the following substantial shareholders (other than ERA Directors) had, or were deemed to have, interests in Shares and underlying Shares:

			% of total issued
			share capital
			(rounded up to
		Number of	the nearest two
Name	Capacity	Shares owned	decimal places)

Thompson III James Edward (Note 1)	Interests in controlled corporation	2,617,507,028	46.02

MML (Note 1)	Beneficial owner	2,617,507,028	46.02

Offeror	Interest in pledged shares	1,538,464,000	27.05

Caterpillar (HK) Limited (Note 2)	Deemed interest in pledged shares	1,538,464,000	27.05

Caterpillar (Note 3)	Deemed interest in pledged shares	1,538,464,000	27.05

Notes:

(1)          As at the Latest Practicable Date, these Shares (representing approximately 46.02% of the issued share capital of ERA) were ultimately beneficially owned by the Controlling Shareholders through MML, which in turn is owned by Emory Williams as to 32.66% and James Edward Thompson III as to 67.34%.

(2)          The Offeror is wholly owned by Caterpillar (HK) Limited. Caterpillar (HK) Limited is therefore deemed to be interested in 1,538,464,000 Shares.

(3)          Caterpillar (HK) Limited is wholly owned by Caterpillar. Caterpillar is therefore deemed to be interested in 1,538,464,000 Shares.

(ii)   Short positions in Shares and underlying Shares

As at the Latest Practicable Date, save that the Controlling Shareholders had a short position in the 1,538,464,000 Shares, which were pledged to the Offeror, there was no other substantial shareholder who had short positions in Shares and underlying Shares.

As at the Latest Practicable Date, save as disclosed in this section 5, none of the members of the Caterpillar Group, the Offeror or any Concert Parties of the Offeror, or the Caterpillar Directors or the Offeror Directors had any interests in any Shares, Options or any convertible securities, warrants, options or derivatives in respect of Shares.

(c)          Other interests

As at the Latest Practicable Date, save as disclosed in section 5(b):

(i)             none of the Caterpillar Group companies, the Offeror or any Concert Parties of the Offeror owned or controlled or had any interest or short positions which they had taken or are deemed to have taken pursuant to Divisions 2 and 3 of Part XV of the SFO in any Shares or any convertible securities, warrants, options or derivatives in respect of Shares;

(ii)          none of the subsidiaries of ERA, nor any of the pension funds of the ERA Group and any adviser to ERA as specified in class (2) of the definition of “associate” under the Takeovers Code, owned or controlled any Shares, Options or any other convertible securities, warrants, options or derivatives in respect of Shares;

(iii)       no person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with ERA or with any person who is an associate of ERA by virtue of classes (1), (2), (3) or (4) of the definition of associate under the Takeovers Code or any member of the Caterpillar Group, the Offeror or any Concert Parties of the Offeror had any Shares, Options or any other convertible securities, warrants, options or derivatives in respect of Shares;

(iv)      no fund managers connected with ERA who managed funds on a discretionary basis owned or controlled any Shares, Options or any convertible securities, warrants, options or derivatives in respect of Shares; and

(v)         none of ERA, the ERA Directors, the Offeror or any Concert Parties of the Offeror had borrowed or lent any Shares, Options or any convertible securities, warrants, options or derivatives in respect of Shares.

6.         SHARE CAPITAL OF THE OFFEROR AND CAPITAL, DIVIDENDS & VOTING RIGHTS OF OFFEROR SHARES

As at the Latest Practicable Date, the authorised and issued share capital of the Offeror was as follows:

Authorised:	US$

50,000 Offeror Shares	50,000

Issued and fully paid up:

50,000 Offeror Shares	50,000

Since 9 November 2011 (being the date of incorporation of the Offeror) and up to and including the Latest Practicable Date, the Offeror had not undertaken any repurchase of Offeror Shares or undergone any reorganisation of capital.

As at the Latest Practicable Date, there were no options, warrants or conversion rights affecting any Offeror Shares.

Description of Offeror Shares

Rights in respect of capital

The Offeror Shares rank pari passu in all respects, including with respect to voting rights, income and capital entitlement.

Rights in respect of dividends

There is no dividend policy in respect of the Offeror Shares; there is no guarantee that dividends will be paid and nor is there any dividend payment schedule. Payment of dividends in respect of the Offeror Shares (if any) is dependent solely on whether such payment is lawful under the laws of Luxembourg and whether such payment is recommended or declared by the Offeror’s board of directors.

Rights in respect of voting

Holders of Offeror Shares are entitled to receive notice of general meetings of the Offeror and have the right to one vote per Offeror Share at such meetings.

Transfer of Shares

The Offeror Shares are freely transferrable.

7.         DISCLOSURE OF INTERESTS IN OFFEROR SHARES

As at the Latest Practicable Date, save as disclosed below, none of the Offeror Directors, Caterpillar Directors or any Concert Parties of the Offeror owned or controlled or were interested in any Offeror Shares or any convertible securities, warrants, options or derivatives in respect of Offeror Shares:

Percentage of
			Number of	Offeror’s
			issued	issued share
Name of		Long/short	Offeror	capital
Offeror shareholder	Capacity	position	Shares held	(%)

Caterpillar (HK) Limited	Beneficial interest	Long	50,000	100

As at the Latest Practicable Date:

(a)          none of ERA or the ERA Directors had any interests in any Offeror Shares or any convertible securities, warrants, options or derivatives in respect of any Offeror Shares;

(b)         none of the subsidiaries of ERA, nor any of the pension funds of the ERA Group and any adviser to ERA as specified in class (2) of the definition of “associate” under the Takeovers Code owned or controlled any Offeror Shares or any convertible securities, warrants, options or derivatives in respect of any Offeror Shares;

(c)          no person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with ERA or with any person who is an associate of ERA by virtue of classes (1), (2), (3) or (4) of the definition of associate under the Takeovers Code or with any member of the Caterpillar Group, the Offeror or any Concert Parties of the Offeror had any Offeror Shares or any convertible securities, warrants, options or derivatives in respect of any Offeror Shares;

(d)         no fund managers connected with ERA who managed funds on a discretionary basis owned or controlled any Offeror Shares or any convertible securities, warrants, options or derivatives in respect of any Offeror Shares; and

(e)          none of ERA, the ERA Directors, the Offeror or any Concert Parties of the Offeror had borrowed or lent any Offeror Shares or any convertible securities, warrants, options or derivatives in respect of any Offeror Shares.

8.              DEALINGS IN SHARES OF ERA

(a)          During the period commencing six months before the Offer Period and up to the Latest Practicable Date, none of any member of the Caterpillar Group, the Offeror or any Concert Parties of the Offeror and none of the Caterpillar Directors or the Offeror Directors had dealt for value in any Shares, Options or any other convertible securities, warrants, options or derivatives in respect of Shares.

(b)         During the period commencing six months before the Offer Period and up to the Latest Practicable Date, none of ERA nor any subsidiary of ERA, nor any pension fund of ERA or any of its subsidiaries had dealt for value in Shares, Options or any other convertible securities, warrants, options or derivatives in respect of Shares.

(c)          During the period commencing six months before the Offer Period and up to the Latest Practicable Date, no advisers to ERA as specified in class (2) of the definition of “associate” under the Takeovers Code had dealt for value in Shares, Options or any other convertible securities, warrants, options or derivatives in respect of Shares.

(d)         During the period commencing six months before the Offer Period and up to the Latest Practicable Date, no person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with ERA or with any person who is an associate of ERA by virtue of classes (1), (2), (3) or (4) of the definition of associate under the Takeovers Code or with any member of the Caterpillar Group, the Offeror or any Concert Parties of the Offeror had dealt for value in Shares, Options or any other convertible securities, warrants, options or derivatives in respect of Shares.

(e)          During the period commencing six months before the Offer Period and up to the Latest Practicable Date, no fund managers who managed funds on a discretionary basis or who were connected to ERA had dealt for value in any Shares, Options or any other convertible securities, warrants, options or derivatives in respect of Shares.

(f)            During the period commencing six months before the Offer Period and up to the Latest Practicable Date, save as disclosed in this section 8(f), none of the Offeror Directors or ERA Directors had dealt for value in any Shares, Options or any other convertible securities, warrants, options or derivatives in respect of Shares:

				Price per
			Number	Share
Name	Date	Type of transaction	of Shares	(HK$)

Emory Williams	6 July 2011	Acquisition of Shares by spouse	5,592,000	0.507
	7 July 2011	Acquisition of Shares by spouse	660,000	0.510
	8 July 2011	Acquisition of Shares by spouse	660,000	0.510
	11 July 2011	Acquisition of Shares by spouse	300,000	0.499
	12 July 2011	Acquisition of Shares by spouse	448,000	0.495
	12 July 2011	Disposal of Shares by	1,382,492,972	0.740
		controlled corporation

Phil Qiu Jin	12 August 2011	Grant of Options	51,839,743	—

Lee Jong Dae	28 June 2011	Acquisition of Shares by	1,000,000	0.540
		controlled corporation
	12 August 2011	Grant of Options	51,839,743	—

David Marc Boulanger	12 August 2011	Grant of Share Options	1,000,000	—
	2 December 2011	Exercise of Options	900,000	0.400

Christopher John Parker	14 June 2011	Acquisition of Shares by	4,600,000	0.650
		controlled corporation
	12 July 2011	Acquisition of Shares by	4,800,000	0.480
		controlled corporation
	11 August 2011	Acquisition of Shares by	4,980,000	0.348
		controlled corporation
	12 August 2011	Grant of Options	1,000,000	—
	15 August 2011	Acquisition of Shares by	30,000,000	0.287
		controlled corporation
	2 December 2011	Exercise of Options	900,000	0.400

Chan Sze Hon	12 August 2011	Grant of Options	300,000	—

9.         DEALINGS IN OFFEROR SHARES

During the period commencing six months before the Offer Period and up to the Latest Practicable Date, no person had dealt for value in any Offeror Shares or any convertible securities, warrants, options or derivatives in respect of any Offeror Shares.

10.       ERA DIRECTORS’ SERVICE CONTRACTS

ERA has entered into service agreements or letter of appointment with the following ERA Directors either (i) within the Offer Period or (ii) for a fixed term of more than 12 months irrespective of notice period (in which case, the appointment shall be subject to the provision for retirement by rotation in the articles of association of ERA). Details of such service agreements and letter of appointment are set out below:

Commencement
	date of service	Expiry date of service
Name of	agreement/letter	agreement/letter
ERA Directors	of appointment	of appointment	Fee per annum

Emory Williams	1 December 2011	30 November 2012 or upon the completion of closing and any follow up matters relating to the Offers, whichever is earlier

RMB600,000. The Board may further at its sole discretion, grant a bonus (by way of cash, share options or otherwise) to the ERA Director taking into account a totality of factors, including but not limited to the performance of the ERA Director and that of the ERA Group.

Li Rubo	1 December 2011	30 November 2012 or upon the completion of closing and any follow up matters relating to the Offers, whichever is earlier	-ditto-

Commencement
	date of service	Expiry date of service
Name of	agreement/letter	agreement/letter
ERA Directors	of appointment	of appointment	Fee per annum

Wang Fu	1 December 2011	30 November 2012 or upon the completion of closing and any follow up matters relating to the Offers, whichever is earlier

RMB600,000. The Board may further at its sole discretion, grant a bonus (by way of cash, share options or otherwise) to the ERA Director taking into account a totality of factors, including but not limited to the performance of the ERA Director and that of the ERA Group.

Lee Jong Dae	1 December 2011	30 November 2012 or upon the completion of closing and any follow up matters relating to the Offers, whichever is earlier

HK$1,800,000. The Board may further at its sole discretion, grant a bonus (by way of cash, share options or otherwise) to the ERA Director taking into account a totality of factors, including but not limited to the performance of the ERA Director and that of the ERA Group.

Dong Xiangge	12 November 2010	12 November 2013

RMB240,000. The Board may further at its sole discretion, grant a bonus (by way of cash, share options or otherwise) to the ERA Director taking into account a totality of factors, including but not limited to the performance of the ERA Director and that of the ERA Group.

Phil Qiu Jin	3 January 2012	2 January 2013 or upon the first Closing Date, whichever is earlier	RMB1,500,000, without variable remuneration payable under the agreement

Christopher John Parker	3 January 2012	2 January 2013	The letter of appointment does not provide for any specific amount or percentage of variable remuneration

As at the Latest Practicable Date, save as disclosed above, none of the ERA Directors had entered into any service contract with ERA or any of its subsidiaries or associated companies for a fixed term contract with more than 12 months to run irrespective of notice period, or which has been entered into and amended within six months before the commencement of the Offer Period, or which are continuous contracts with a notice period of 12 months or more.

11.       LITIGATION

As at the Latest Practicable Date, none of the members of the ERA Group were engaged in any litigation or arbitration or claim of material importance and no litigation, arbitration or claim of material importance is known to the ERA Directors to be pending or threatened by or against any member of the ERA Group.

As at the Latest Practicable Date, the Offeror was not engaged in any litigation or arbitration or claim of material importance and no litigation, arbitration or claim of material importance is known to the Offeror Directors to be pending or threatened by or against the Offeror.

12.       INDEBTEDNESS OF OFFEROR

The Offeror had no indebtedness as at the Latest Practicable Date.

13.       MATERIAL CONTRACTS

The following contracts (being contracts not entered into in the ordinary course of business of the ERA Group) have been entered into by members of the ERA Group during the period commencing two years prior to 10 November 2011 (being the date of the commencement of the Offer Period) and up to and including the Latest Practicable Date, and which are or may be material:

(a)          a second amending agreement dated 31 December 2009 to the share purchase agreement dated 16 April 2009 (the “Vasky Agreement”) entered into between American Investors in China, LLC, G.F. Transnational, Inc., (“GFT”) and Vasky to supplement the Vasky Agreement whereby the date for fulfilling the conditions of the Vasky Agreement was extended to no later than 30 June 2010 or such later date as may be agreed by the parties to the Vasky Agreement at nil consideration;

(b)         a second amendment to a letter of acknowledgement and agreement dated 1 December 2009 between G.F.T. (Fareast) Holdings Limited (“GFT FE”) and ERA concerning certain deposit arrangements in relation to ERA’s purchase from GFT FE of 100% equity interest in Adventio Investments Limited (“Letter”) dated 31 December 2009 entered into between ERA and GFT FE to supersede the amendment to the Letter dated 19 March 2009 whereby the date of closing of the possible acquisition of the GFT FE group companies was extended to 30 June 2010 or such later date as may be agreed by the parties to the Letter;

(c)          a supplemental deed dated 31 March 2010 entered into between MML and Vasky whereby certain terms of a conditional sale and purchase agreement dated 9 October 2009 entered into between MML and Vasky relating to the sale and purchase of International Mining Machinery Siwei Holdings Limited have been amended at nil consideration;

(d)         a deed of indemnity dated 28 June 2010 given by MML and each of its beneficial owners and Li Rubo in favour of Vasky for itself and as trustee for its current and future affiliates, the respective officers, directors, employees, agents, attorneys, accountants, advisers and representatives of such entities and the respective successors and assigns of such entities;

(e)          a deed of non-competition dated 28 June 2010 entered into by MML and each of its beneficial owners and Li Rubo in favour of ERA (for itself and as trustee of its current and future subsidiaries from time to time); and

(f)            a placing agreement dated 20 September 2010 entered into between ERA, CCB International Capital Limited (“CCBI”) and BOCOM International Securities Limited (“BOCOMI”) whereby CCBI and BOCOMI agreed to severally place up to 1.2 billion new Shares at a price of HK$0.364 per Share and the placing was completed on 30 September 2010.

Save as disclosed below, the Offeror has not entered into any material contracts, other than contracts entered into in the ordinary course of business carried on or intended to be carried on by the Offeror since 9 November 2011 (being the date of the Offeror’s incorporation) and up to and including the Latest Practicable Date:

(1)          the Loan Note Instrument;

(2)          the Irrevocable Undertakings; and

(3)          the Working Capital Loan.

Save for items (1) and (2) above, the Offeror has not entered into any material contract in which any ERA Director has a material interest.

14.       EXPERTS

The following are the qualifications of each of the experts who have been named in this Composite Document or who have given their opinion or advice, which is contained in this Composite Document:

Name	Qualification

Citigroup

a registered institution under the SFO, licensed to conduct Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts) and Type 6 (advising on corporate finance) regulated activities under the SFO, and a licensed bank under the Banking Ordinance (Cap. 155 of the Laws of Hong Kong)

Independent Financial Adviser	a corporation licensed to conduct Type 6 (advising on corporate finance) regulated activity under the SFO

RHL Appraisal Limited	independent professional valuers

15.       CONSENTS

Citigroup, the Independent Financial Adviser and RHL Appraisal Limited have given and have not withdrawn their respective consents to the issue of this Composite Document with the inclusion in this Composite Document of the text of their respective letters and references to their names in the form and context in which they are included.

16.       DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents are available for inspection (i) from 10:00 a.m. to 4:00 p.m., Monday to Friday at the office of ERA at Unit 9B, 9th Floor, Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong, (ii) at the website of ERA at http://www.eraholdings.com.hk and (iii) at the website of the SFC at http://www.sfc.hk from the date of this Composite Document until the Closing Date or the date on which the Offers are withdrawn or lapse, whichever is the earliest:

(a)           the memorandum and articles of association of the Offeror;

(b)           the memorandum and articles of association of ERA;

(c)          the annual reports of ERA for the two financial years ended 31 December 2011;

(d)         the annual reports of Caterpillar for the two financial years ended 31 December 2011;

(e)          the earnings release of Caterpillar for the three months ended 31 March 2012;

(f)            the letter from Citigroup, the text of which is set out on pages 14 to 35 of this Composite Document;

(g)         the letter from the Board of ERA, the text of which is set out on pages 36 to 44 of this Composite Document;

(h)         the letter of recommendation from the Independent Board Committee, the text of which is set out on pages 45 to 46 of this Composite Document;

(i)             the letter of advice from the Independent Financial Adviser, the text of which is set out on pages 47 to 88 of this Composite Document;

(j)             the valuation report prepared by RHL Appraisal Limited setting out the estimates of values of the Loan Notes, the text of which is set out in Appendix IV to this Composite Document;

(k)          the report from Citigroup on the valuation of the Loan Notes, the text of which is set out in Appendix IV to this Composite Document;

(l)             the service contracts of ERA Directors as referred to in the section headed “ERA Directors’ Service Contracts” in this Appendix;

(m)       the material contracts as referred to in the section headed “Material Contracts” in this Appendix;

(n)         the written consents as referred to in the section headed “Consents” in this Appendix; and

(o)         the Loan Note Instrument.

17.       MISCELLANEOUS

(a)          None of the existing ERA Directors will be given any benefit as compensation for loss of office or otherwise in connection with the Offers.

(b)         The emoluments of the Offeror Directors will not be affected by the Offers or by any other associated transaction.

(c)          Other than the Irrevocable Undertakings, there is no agreement or arrangement between any of the ERA Directors and any other person which is conditional on or dependent upon the outcome of the Offers or otherwise connected with the Offers.

(d)         There is no agreement or arrangement (including any compensation arrangement) between any member of the Caterpillar Group, the Offeror or the Concert Parties of the Offeror (on the one part) and any of the ERA Directors, recent ERA Directors, ERA Shareholders or recent ERA Shareholders (on the other part) having any connection with or dependence upon the Offers.

(e)          The registered office of ERA is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands, British West Indies.

(f)            The head office and principal place of business of ERA is at Unit 9B, 9th Floor, Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong.

(g)         The Hong Kong branch share registrar and transfer office of ERA is Boardroom Share Registrars (HK) Limited of 12th Floor, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong.

(h)         The registered office of the Offeror is at 4A rue Henri M. Schnadt, L-2530 Luxembourg and its address in Hong Kong is C/O Caterpillar (HK) Limited, Suites 3601-3605, Two Exchange Square, 8 Connaught Place, Central, Hong Kong.

(i)             The Offeror Directors have stated that the Offeror intends to transfer all of the Shares acquired pursuant to the Share Offer to another entity within the Caterpillar Group as part of an internal reorganisation of investment holdings. Save for the aforementioned transfer, the Offeror does not have any intention to transfer, charge or pledge any Shares acquired pursuant to the Share Offer to any other person.

(l)             The principal place of business of Citigroup is at 50th Floor, Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong.

(k)          The principal place of business of the Independent Financial Adviser is situated at 32/F, Gloucester Tower, The Landmark, 11 Peddar Street, Central, Hong Kong.

(l)             As at the Latest Practicable Date, there was no arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code between any member of the Caterpillar Group, the Offeror or any Concert Parties of the Offeror, and any other person.

(m)       The English language text of this Composite Document shall prevail over the Chinese language text.